Exhibit 99.1

FINANCIAL STATEMENTS OF HANDY & HARMAN LTD.

Consolidated Financial Statements and Supplementary Data as of and for the two years ended December 31, 2010

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2010 and 2009
Consolidated Statements of Operations for the years ended December 31, 2010 and 2009
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2010 and 2009
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2010 and 2009
Notes to Consolidated Financial Statements

Consolidated Financial Statements and Supplementary Data as of and for the two years ended December 31, 2009

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2009 and 2008
Consolidated Statements of Operations for the years ended December 31, 2009 and 2008
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2009 and 2008
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2009 and 2008
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Handy & Harman Ltd.

We have audited the accompanying consolidated balance sheets of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit and comprehensive income (loss) for each of the two years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Edison, New Jersey
March 11, 2011 (except for Note 21, as to which the date is November 15, 2011)

1

HANDY & HARMAN Ltd.
Consolidated Balance Sheets

(Dollars and shares in thousands except per share data)	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$8,762	$8,796
Trade and other receivables-net of allowance for doubtful
accounts of $2,198 and $2,172 in 2010 and 2009, respectively	68,197	60,294
Inventories	48,675	45,007
Deferred income taxes	1,238	1,023
Other current assets	9,064	8,032
Current assets of discontinued operations	27,044	29,512
Total current assets	162,980	152,664
Property, plant and equipment at cost, less accumulated depreciation and amortization	78,142	83,110
Goodwill	63,917	63,946
Other intangibles, net	31,538	33,931
Other non-current assets	14,712	11,571
Non-current assets of discontinued operations	2,259	8,618
	$353,548	$353,840
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$36,954	$30,212
Accrued liabilities	32,245	20,219
Accrued environmental liability	6,113	6,692
Accrued interest - related party	411	1,600
Short-term debt	42,890	18,949
Current portion of long-term debt	4,452	5,944
Deferred income taxes	355	300
Current portion of pension liability	14,900	9,700
Current liabilities of discontinued operations	9,341	9,686
Total current liabilities	147,661	103,302

Long-term debt	91,403	95,082
Long-term debt - related party	32,547	54,098
Long-term interest accrual - related party	-	11,797
Accrued pension liability	98,084	92,309
Other employee benefit liabilities	4,429	4,840
Deferred income taxes	3,988	4,258
Other liabilities	4,942	5,255
Long term liabilities of discontinued operations	655	696
	383,709	371,637
Commitments and Contingencies

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000
shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares;
issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(135,865)	(118,402)
Additional paid-in capital	552,844	552,834
Accumulated deficit	(447,262)	(452,351)
Total stockholders' deficit	(30,161)	(17,797)
	$353,548	$353,840

The accompanying notes are an integral part of these consolidated financial statements.

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HANDY & HARMAN Ltd.
Consolidated Statements of Operations

	Year ended December 31,
	2010	2009

	(in thousands except per share data)

Net sales	$568,212	$460,702
Cost of goods sold	416,705	345,668
Gross profit	151,507	115,034

Selling, general and administrative expenses	106,006	89,915
Pension expense	4,349	14,097
Asset impairment charges	1,643	3,016
Goodwill impairment charge	-	1,140
Income from proceeds of insurance claims, net	(1,292)	(4,035)
Restructuring charges	507	1,082
Other operating expenses	44	132
Income from continuing operations	40,250	9,687
Other:
Interest expense	26,310	25,741
Realized and unrealized loss on derivatives	5,983	777
Other expense (income)	180	(110)
Income (loss) from continuing operations before tax	7,777	(16,721)
Tax provision (benefit)	3,276	(497)
Income (loss) from continuing operations, net of tax	4,501	(16,224)

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	499	(6,849)
Gain on disposal of assets, net of tax	90	1,832
Net income (loss) from discontinued operations	589	(5,017)

Net income (loss)	$5,090	$(21,241)

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax	$0.37	$(1.33)
Discontinued operations, net of tax	0.05	(0.41)
Net income (loss)	$0.42	$(1.74)

Weighted average number of common shares outstanding	12,179	12,179

The accompanying notes are an integral part of these consolidated financial statements.

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HANDY & HARMAN Ltd.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,090	$(21,241)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	16,379	17,080
Non-cash stock based compensation	221	186
Amortization of debt related costs	1,606	1,429
Loss on extinguishment of debt	1,210	-
Long-term interest on related party debt	11,045	9,560
Deferred income taxes	(392)	(955)
Loss on asset dispositions	44	132
Asset impairment charges	1,643	3,017
Goodwill impairment charge	-	1,140
Unrealized loss (gain) on derivatives	(14)	409
Reclassification of net cash settlements on derivative instruments	5,585	368
Net cash provided by operating activities of discontinued operations	4,042	10,284
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(8,139)	3,410
Inventories	(3,753)	9,153
Other current assets	(1,390)	2,141
Other current liabilities	11,207	830
Other items-net	414	2,565
Net cash provided by operating activities	44,798	39,508
Cash flows from investing activities:
Plant additions and improvements	(10,605)	(7,204)
Net cash settlements on derivative instruments	(5,585)	(368)
Proceeds from sales of assets	384	110
Proceeds from sale of investment	-	3,113
Net cash provided by investing activities of discontinued operations	1,410	2,405
Net cash used in investing activities	(14,396)	(1,944)
Cash flows from financing activities:
Proceeds of term loans	46,000	9,577
Net revolver borrowing (repayments)	24,002	(14,164)
Repayments of term loans - domestic	(89,690)	(26,623)
Repayments of term loans - foreign	(2,049)	-
Repayments of term loans - related party	(6,000)	-
Deferred finance charges	(3,842)	(1,191)
Net change in overdrafts	1,494	(231)
Net cash used to repay debt of discontinued operations	(135)	(4,704)
Other	(92)	(274)
Net cash used in financing activities	(30,312)	(37,610)
Net change for the period	90	(46)
Effect of exchange rate changes on net cash	(124)	186
Cash and cash equivalents at beginning of period	8,796	8,656
Cash and cash equivalents at end of period	$8,762	$8,796

Non-cash investing activities:
Sale of property for mortgage note receivable	$630	$-

The accompanying notes are an integral part of these consolidated financial statements.

4

HANDY & HARMAN Ltd.
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Income (Loss)

(Dollars and shares in thousands)
	Common Stock		Accumulated Other Comprehensive	Accumulated	Capital in Excess of	Total Stockholders'
	Shares	Amount	Income (Loss)	Deficit	Par Value	Deficit

Balance, January 1, 2009	12,179	$122	$(163,502)	$(431,110)	$552,583	$(41,907)

Current period change	-	-	45,100	-	-	45,100
Net loss	-	-	-	(21,241)	-	(21,241)
Total comprehensive income						23,859
Amortization of stock options	-	-	-	-	251	251

Balance, December 31, 2009	12,179	$122	$(118,402)	$(452,351)	$552,834	$(17,797)

Current period change	-	-	(17,463)	-	-	(17,463)
Net income	-	-	-	5,090	-	5,090
Total comprehensive loss						(12,373)
Amortization of stock options	-	-	-	-	10	10

Balance, December 31, 2010	12,179	$122	$(135,865)	$(447,261)	$552,844	$(30,160)

	Year Ended December 31,
Comprehensive Income (Loss)	2010	2009

Net income (loss)	$5,090	$(21,241)

Changes in pension plan assets and other benefit obligations:
Curtailment/settlement gain/(loss)	(64)	169
Current year actuarial gain/(loss)	(25,556)	29,940
Amortization of actuarial loss	8,908	13,215
Amortization prior service (credit)/cost	63	63

Foreign currency translation adjustment	(814)	1,549
Valuation of marketable equity securities	-	164
Comprehensive income (loss)	$(12,373)	$23,859

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of the Business

Organization

Handy & Harman Ltd. (formerly named WHX Corporation prior to January 3, 2011) (“HNH”), the parent company, manages a group of businesses on a decentralized basis.  HNH owns Handy & Harman Group Ltd. (“H&H Group”) which owns Handy & Harman (“H&H”) and Bairnco Corporation (“Bairnco”). HNH is a diversified holding company whose strategic business units encompass the following segments: Precious Metal, Tubing, Engineered Materials, Arlon Electronic Materials (“Arlon EM”), Arlon Coated Materials (“Arlon CM”), and Kasco Blades and Route Repair Services (“Kasco”).  The business units of HNH principally operate in North America.  All references herein to “we,” “our” or the “Company” shall refer to HNH, together with all of its subsidiaries.

Note 1a – Management’s Plans and Liquidity

Liquidity

The Company recorded net income of $5.1 million in 2010, and generated $44.8 million of positive cash flow from operating activities.  This compares with a net loss of $21.2 million and $39.5 million provided by cash flows from operating activities in 2009.  As of December 31, 2010, the Company had an accumulated deficit of $447.3 million.

On March 7, 2005, the Company filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  The Company continued to operate its business and own and manage its assets as a debtor in possession until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

As of December 31, 2010, the Company’s current assets totaled $163.0 million and its current liabilities totaled $147.7 million, resulting in working capital of $15.3 million, as compared to working capital of $49.4 million as of December 31, 2009.

HNH the parent company

On October 15, 2010, the Company refinanced substantially all of its indebtedness principally with its existing lenders or their affiliates.  The refinancing was effected through a newly formed, wholly-owned subsidiary of the Company, H&H Group, which is the direct parent of H&H and Bairnco.

HNH, the parent company’s, sources of cash flow consist of its cash on-hand, distributions from its principal subsidiary, H&H Group, and other discrete transactions.  H&H Group’s credit facilities effectively do not permit it to transfer any cash or other assets to HNH with the exception of (i) an unsecured loan for required payments to the WHX Pension Plan, and (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $3.5 million in any fiscal year.  H&H Group’s credit facilities are collateralized by priority liens on all of the assets of its subsidiaries.

HNH’s ongoing operating cash flow requirements consist of arranging for the funding of the minimum requirements of the defined benefit pension plan sponsored by the Company (the “WHX Pension Plan”) and paying HNH’s administrative costs.  The significant decline in market value of stocks and other investments starting in 2008 across a cross-section of financial markets contributed to an unfunded pension liability of the WHX Pension Plan which totaled $112.1 million as of December 31, 2010 and $101.1 million as of December 31, 2009.  The Company expects to have required minimum contributions to the WHX Pension Plan for 2011 and 2012 of $14.9 million and $15.6 million, respectively.  Such required future contributions are determined based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

As of December 31, 2010, HNH and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to HNH had cash of approximately $3.0 million and current liabilities of approximately $18.0 million.  Such current liabilities include $14.9 million of estimated required contributions to the WHX Pension Plan, which HNH is permitted to borrow from H&H Group pursuant to its credit agreements, in addition to an unsecured loan of up to $3.5 million in any fiscal year for other purposes.

Management expects that HNH will be able to fund its operations in the ordinary course of business over at least the next twelve months.

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Handy & Harman Group Ltd.

The ability of H&H Group to draw on its revolving line of credit is limited by its borrowing base of accounts receivable and inventory.  As of December 31, 2010, H&H Group’s availability under its U.S. revolving credit facilities was $24.2 million, and as of January 31, 2011, availability was $18.3 million.

There can be no assurances that H&H Group will continue to have access to its lines of credit if financial performance of its subsidiaries do not satisfy the relevant borrowing base criteria and financial covenants set forth in the applicable financing agreements.  If H&H Group does not meet certain of its financial covenants or satisfy its borrowing base criteria, and if it is unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, its ability to access available lines of credit could be limited, its debt obligations could be accelerated by the respective lenders, and liquidity could be adversely affected.

The Company believes that recent amendments to its financing arrangements, continuing improvements in its core operations, and stabilization of the global economy as it effects the markets that the Company serves, will permit the Company to generate sufficient working capital to meet its obligations for at least the next twelve months.  However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

The Company has taken the following actions, which it believes has and in certain instances, will continue to improve liquidity over time and help provide for adequate liquidity to fund the Company’s capital needs:

•	On October 15, 2010, the Company refinanced its debt, and expects that its effective interest rate will be reduced on a prospective basis. (See Note 13-“Debt” for additional information).

•
The Company continues to apply the HNH Business System at all of its business units which utilizes lean tools and philosophies to reduce and eliminate waste, coupled with the Six Sigma tools targeted at variation reduction.

•
The Company is supporting profitable sales growth both internally and potentially through acquisitions. The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value.

•
In 2010 and 2009, the Company engaged in various restructuring activities that management believes will result in a more efficient infrastructure that can be leveraged in the future. These activities included consolidation of the Bairnco corporate office into the HNH corporate office, the closure of facilities in Atlanta in 2010 and New Hampshire and Dallas in 2009 and relocation of the functions to other existing facilities.  In connection with these activities, restructuring charges totaled $0.5 million in 2010 and $1.6 million in 2009.

•
The Company decided to exit various businesses, including that of the Arlon CM segment in 2010.  In 2008 and 2009, the Company exited the welded specialty tubing market in Europe by closing its Indiana Tube Denmark (“ITD”) subsidiary and the precious metal electroplating business of its Sumco Inc. (“Sumco”) subsidiary.

•
The Company filed a shelf registration statement on Form S-3 with the SEC which was declared effective on June 29, 2009.  Pursuant to this statement, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement would be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  However, management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement could be used for general corporate purposes, which may include working capital and/or capital expenditures.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its cash requirements on a continuing basis for at least the next twelve months.  However, if the Company’s planned cash flow projections are not met and/or credit is not available in sufficient amounts, management could consider the additional reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and/or the Company’s credit facilities are not adequate, the Company’s ability to operate could be materially adversely affected and could raise substantial doubt that the Company will be able to continue to operate.

7

Note 2 – Summary of Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of HNH and its subsidiaries.  All material intercompany transactions and balances have been eliminated.  Discontinued operating entities are reflected as discontinued operations in the Company’s results of operations and statements of financial position.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation.  Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.  As of December 31, 2010 and 2009, the Company had cash held in foreign banks of $4.8 million and $4.9 million, respectively.  The Company’s credit risk arising from cash deposits held in U.S. banks in excess of insured amounts is not significant given that as a condition of its revolving credit agreements (See Note-13 “Debt”), cash balances in U.S. banks are generally swept on a nightly basis to pay down the Company’s revolving credit loans.  At December 31, 2010, HNH, the parent company, held cash and cash equivalents which exceeded federally-insured limits by approximately $2.9 million, all of which was invested in a money market account that invests solely in US government securities.

Revenue Recognition

Revenues are recognized when the title and risk of loss has passed to the customer. This condition is normally met when product has been shipped or the service performed. An allowance is provided for estimated returns and discounts based on experience.  Cash received by the Company from customers prior to shipment of goods, or otherwise not yet earned, is recorded as deferred revenue. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period-usually 3 to 6 month periods.  For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract.  Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants.

The Company experiences a certain degree of sales returns that varies over time, but is able to make a reasonable estimation of expected sales returns based upon history. The Company records all shipping and handling fees billed to customers as revenue, and related costs are charged principally to cost of sales, when incurred.  In limited circumstances, the Company is required to collect and remit sales tax on certain of its sales.  The Company accounts for sales taxes on a net basis and such sales taxes are not included in net sales on the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers based on its evaluation of the customer’s financial condition.  The Company does not require that any collateral be provided by its customers.  The Company has established an allowance for accounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of the financial condition of the customer and historical experience. The Company monitors its accounts receivable and charges to expense an amount equal to its estimate of potential credit losses. Accounts that are outstanding longer than contractual payment terms are considered past due.  The Company considers a number of factors in determining its estimates, including the length of time its trade accounts receivable are past due, the Company’s previous loss history and the customer’s current ability to pay its obligation. Accounts receivable balances are charged off against the allowance when it is determined that the receivable will not be recovered, and payments subsequently received on such receivables are credited to recovery of accounts written off.  The Company does not charge interest on past due receivables.

The Company believes that the credit risk with respect to Trade Accounts Receivable is limited due to the Company’s credit evaluation process, the allowance for doubtful accounts that has been established, and the diversified nature of its customer base.  There were no customers which accounted for more than 5% of consolidated net sales in 2010 or 2009.  In both 2010 and 2009, the 15 largest customers accounted for approximately 28% of consolidated net sales.

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Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (“LIFO”) method for precious metal inventories. Non precious metal inventories are stated at the lower of cost (determined by the first-in, first-out “FIFO” method or average cost method) or market. For precious metal inventories, no segregation among raw materials, work in process and finished goods is practicable.

Non-precious metal inventory is evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and is adjusted accordingly.  If actual market conditions are less favorable than those projected, write-downs may be required.

Derivatives and Risks

Precious Metal Risk

H&H enters into commodity futures and forwards contracts on precious metals that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.

As of December 31, 2010 and 2009, the Company had contracted for $10.5 million and $7.2 million, respectively, of forward contracts with a counter party rated A by Standard & Poors, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss).  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

Foreign Currency Exchange Rate Risk

H&H and Bairnco are subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars.  H&H and Bairnco have not generally used derivative instruments to manage this risk.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost.  Depreciation of property, plant and equipment is provided principally on the straight line method over the estimated useful lives of the assets, which range as follows: machinery & equipment 3 –15 years and buildings and improvements 10 – 30 years. Interest cost is capitalized for qualifying assets during the assets’ acquisition period.   Maintenance and repairs are charged to expense and renewals and betterments are capitalized. Profit or loss on dispositions is credited or charged to operating income.

Goodwill, Intangibles and Long-Lived Assets

Goodwill represents the difference between the purchase price and the fair value of net assets acquired in business combinations.  Goodwill is reviewed annually for impairment in accordance with GAAP. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests.  Circumstances that could trigger an interim impairment test include but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on actual goodwill valued in connection with each business combination consummated within each reporting unit.   Six reporting units of the Company have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process.  Step 1 of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill.  In performing the first step of the impairment test, the Company also reconciles the aggregate estimated fair value of its reporting units to its enterprise value (which includes a control premium).

9

To estimate the fair value of our reporting units, we considered an income approach and a market approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe the assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant.  Such estimates are derived from our analysis of peer companies and considered the industry weighted average return on debt and equity from a market participant perspective.  The Company believes the assumptions used to determine the fair value of our respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows or WACCs, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.  The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.

A market approach values a business by considering the prices at which shares of capital stock of reasonably comparable companies are trading in the public market, or the transaction price at which similar companies have been acquired.  If comparable companies are not available, the market approach is not used.

Relative weights are then given to the results of each of these approaches, based on the facts and circumstances of the business being valued.  The use of multiple approaches (e.g. income and market approaches) is considered preferable to a single method.  In our case, full weight was given to the income approach because it generally provides a reliable estimate of value for an ongoing business which has a reliable forecast of operations, and suitable comparable public companies were not available to be used under the market approach.  The income approach closely parallels investors’ consideration of the future benefits derived from ownership of an asset.

Intangible assets with finite lives are amortized over their estimated useful lives. We also estimate the depreciable lives of property, plant and equipment.  Property, plant and equipment, as well as intangible assets with finite lives are reviewed for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset.  Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an asset impairment charge in the consolidated statement of operations.

Equity Investments

Investments are accounted for using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. The Company accounted for its investment in CoSine Communications, Inc. (“CoSine”) using the equity method of accounting. The CoSine investment was sold in 2009.

Stock Based Compensation

The Company accounts for stock options granted to employees as compensation expense which is recognized in exchange for the services received.  The compensation expense is based on the fair value of the equity instruments on the grant-date.

Environmental Liabilities

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

10

Income Taxes

Income taxes currently payable or tax refunds receivable are recorded on a net basis and included in accrued liabilities on the consolidated balance sheets.    Deferred income taxes reflect the tax effect of net operating loss carryforwards (“NOLs”), capital loss or tax credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting (GAAP) and income tax purposes, as determined under enacted tax laws and rates.  Valuation allowances are established if, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.  The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Earnings per Share

Basic earnings per share are based on the weighted average number of shares of Common Stock outstanding during each year.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments are recorded as a separate component of accumulated other comprehensive income.

Fair Value Measurements

The Company adopted Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurements” effective January 1, 2009.  Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e, the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches.  The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.  The valuation under this approach does not entail a significant degree of judgment.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures.

Level 3 inputs are unobservable inputs for the asset or liability.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable, and accounts payable approximate carrying value due to the short-term maturities of these assets and liabilities.  Carrying cost fair value approximates for long-term debt which has variable interest rates.

 The Company's non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written down to fair value. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows, a market approach, and/or appraisals (Level 3 inputs).

The derivative instruments that the Company purchases, specifically commodity futures and forwards contracts on precious metal, are valued at fair value on a recurring basis.  The futures contracts are Level 1 measurements since they are traded on a commodity exchange.  The forward contracts are entered into with a counterparty, and are considered Level 2 measurements. The embedded derivative features of the Company’s Subordinated Notes and related warrants are valued at fair value on a recurring abasis and are considered Level 3 measurements.

11

Legal Contingencies

 The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which a change in estimate occurs.

Advertising Costs

Advertising costs consist of sales promotion literature, samples, cost of trade shows, and general advertising costs, and are included in selling, general and administrative expenses on the consolidated statements of operations.  Advertising, promotion and trade show costs totaled approximately $2.6 million in 2010 and $2.4 million in 2009.

Reclassification

Certain amounts for prior years have been reclassified to conform to the current year presentation.  In particular, the assets, liabilities and income or loss of discontinued operations (see Note 4) have been reclassified into separate lines on the financial statements to segregate them from continuing operations.

Note 3 – Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued new disclosure requirements related to Fair Value Measurements and Disclosures—ASC 820-10, in order to provide a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements, as well as additional information about transfers between levels and activity during the reporting period. It also includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets (ASC 715-20); so as to refer to ASC 820-10 to determine the appropriate classes to present fair value disclosures about such plan assets.  Most of the new disclosures and clarifications of existing disclosures are effective for the Company’s interim and annual reporting periods of 2010, and the Company adopted them in the first quarter of 2010. Because the new requirements affect disclosures but do not change the accounting for any assets or liabilities, their adoption did not have an effect on the Company’s consolidated financial position and results of operations.

Note 4 – Discontinued Operations

Arlon CM

In 2010, the Company decided to exit the business of manufacturing adhesive films, specialty graphic films and engineered coated products, and in February 2011, the Company entered into two separate asset sale transactions (see Note 21-“Subsequent Events”).  These businesses comprised the Arlon CM segment.  The Company recorded an asset impairment charge of $1.3 million in 2010 in connection with certain of these assets.

Kasco-France

During the third quarter of 2011, the Company sold the stock of Eurokasco S.A.S. (“Kasco-France”), a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pre-tax earnings over the next three years.  Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco. Kasco-France has been included as a discontinued operation on a retroactive basis for the twelve months ending December 31, 2010 and 2009 (see Note 21-“Subsequent Events”).

Indiana Tube Denmark

In 2008, the Company decided to exit the welded specialty tubing market in Europe and close H&H’s Indiana Tube Denmark subsidiary (“ITD”), sell its assets, pay off its debt, and repatriate the remaining cash. The decision to exit this market was made after evaluating economic conditions and ITD’s capabilities, served markets, and competitors.  ITD had been part of the Company’s Tubing segment.  During 2009, ITD ceased operations and sold or disposed of its inventory and most of its equipment.  A gain on the sale of equipment of $1.7 million was recognized. ITD repaid all of its $4.6 million of long-term debt during 2009.  ITD’s principal remaining asset is the ITD facility, which has been offered for sale.  The facility is included in “Other non-current assets” on the consolidated balance sheet as of December 31, 2010.

Sumco, Inc.

The Company also evaluated its Sumco subsidiary in light of ongoing operating losses and future prospects.  Sumco provided electroplating services primarily to the automotive market, and relied on the automotive market for over 90% of its sales.  Sumco had been part of the Precious Metal segment.  The Company decided to exit this business. In 2009, Sumco entered into a lease of its former manufacturing facility in Indianapolis, Indiana and granted the tenant an option to purchase the facility. On October 13, 2010, Sumco completed the sale of the facility and in addition, sold the rights to the Sumco name.  The net proceeds of $1.7 million approximated the carrying value of the Sumco long-term assets and accordingly, no significant gain or loss was recorded on the sale.

12

The following assets and liabilities of the discontinued operations, ITD, Sumco, Kasco-France, and Arlon CM, have been segregated in the accompanying consolidated balance sheets as of December 31, 2010 and 2009.

(in thousands)
	December 31, 2010	December 31, 2009
Current Assets:
Trade accounts receivable	$12,351	$12,943
Inventory	13,624	15,233
Other current assets	1,069	1,336
	$27,044	$29,512

Long-term Assets:
Property, plant & equipment, net	$1,946	$8,284
Intangibles, net	79	$104
Other non-current assets	234	230
	$2,259	$8,618

Current Liabilities:
Other current liabilities	$9,341	$9,686
	$9,341	$9,686

Non-current Liabilities:
Deferred income taxes	$229	$171
Pension liability	341	346
Other non-current liabilities	85	179
	$655	$696

13

The income (loss) from Discontinued Operations consists of the following:

	Years ended December 31,
(in thousands)	2010	2009

Net sales	$88,163	$93,503

Asset impairment charges	(1,347)	(1,149)

Restructuring charges	-	(1,270)

Operating income (loss)	629	(6,251)

Interest/other income (expense)	9	(702)

Income tax benefit (expense)	(139)	104

Income (loss) from discontinued operations, net	499	(6,849)

Note 5 –Restructuring Charges

In 2010 and 2009, the Company engaged in various cost improvement initiatives in order to positively impact productivity and profitability, including certain activities that management believes will result in a more efficient infrastructure that can be leveraged in the future.

 During 2010, the Company commenced a restructuring plan to move Kasco’s Atlanta, Georgia operation to an existing facility in Mexico.  In connection with this restructuring project, costs of $0.5 million were incurred in the twelve months ended December 31, 2010, principally for employee compensation and moving costs.  This restructuring project was completed in the fourth quarter of 2010.

For the twelve months ended December 31, 2009, restructuring charges totaled $1.1 million.  Restructuring costs of $0.6 million were recorded in 2009 relating to the consolidation of the former Bairnco Corporate office into the HNH Corporate office.  In addition, in April 2009, the Company announced the closure of a facility in New Hampshire which was part of the Precious Metal segment and the relocation of the functions to its facility in Milwaukee.  Restructuring costs of approximately $0.4 million were recorded in connection with this relocation, including an estimate of future net lease costs for the facility.

As of December 31, 2010, approximately $0.1 million of future lease costs for the New Hampshire facility of the Precious Metal segment was accrued and included in accrued liabilities on the balance sheet.  This lease terminates in 2014.

The restructuring costs and activity in the restructuring reserve for the year ended December 31, 2010 consisted of:

	December 31, 2009	Expense	Payments	December 31, 2010
(in thousands)
Termination benefits	$92	$201	$(256)	$37
Rent expense	166	-	(25)	141
Other facility closure costs	-	306	(306)	-
	$258	$507	$(587)	$178

Note 6 –Asset Impairment Charges

A non-cash asset impairment charge of $1.6 million was recorded in 2010 as part of income from continuing operations.  During the second quarter of 2010, Kasco commenced a restructuring plan to move its Atlanta, Georgia operation to an existing facility in Mexico.  As a result, the Company performed a valuation of its land, building and houses located in Atlanta.  The impairment charge represents the difference between the assets’ book value and fair market value as a result of the declining real estate market in the area where the properties are located. The Company owns certain real property that is not currently used in operations and is not being depreciated, principally former manufacturing plants.  Such real property is included in Other Non-Current Assets on the consolidated balance sheets.  In accordance with GAAP, the Company reviews such properties for impairment and in 2009, determined that certain properties should be written down to fair value.  In the fourth quarter of 2009, the Company recorded non-cash asset impairment charges of $1.0 million related to these properties.

14

In addition, in the second quarter of 2009, the Company recorded a $0.9 million non-cash impairment charge related to certain manufacturing equipment located at one of its Tubing facilities.  The equipment had been utilized exclusively in connection with a discontinued product line, had no other viable use to the Company, and limited scrap value.

In 2009, the Company also recorded a $1.1 million impairment charge related to an investment accounted for under the equity method.  The equity investment was sold by the Company during the third quarter of 2009 for cash proceeds of $3.1 million, and the amount of the impairment represented the difference between the carrying value of the investment and the selling price.

Note 7 – Pensions and Other Postretirement Benefits

The Company maintains several qualified and non-qualified pension plans and other postretirement benefit plans. The Company’s significant pension, health care benefit and defined contribution plans are discussed below.  The Company’s other defined contribution plans are not significant individually or in the aggregate.

Qualified Pension Plans

HNH sponsors a defined benefit pension plan, the WHX Pension Plan, covering many of H&H employees and certain employees of H&H’s former subsidiary, Wheeling-Pittsburgh Corporation, or (“WPC”).  The WHX Pension Plan was established in May 1998 as a result of the merger of the former H&H plans, which covered substantially all H&H employees, and the WPC plan.  The WPC plan, covering most USWA-represented employees of WPC, was created pursuant to a collective bargaining agreement ratified on August 12, 1997.  Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan (“RSP Plan”).  The assets of the RSP Plan were merged into the WPC plan as of December 1, 1997.  Under the terms of the WHX Pension Plan, the benefit formula and provisions for the WPC and H&H participants continued as they were designed under each of the respective plans prior to the merger.

The qualified pension benefits under the WHX Pension Plan were frozen as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single operating unit.

WPC employees ceased to be active participants in the WHX Pension Plan effective July 31, 2003 and as a result such employees no longer accrue benefits under the WHX Pension Plan.

Bairnco Corporation had several pension plans (“Bairnco Plans”), which covered substantially all of its employees.  In 2006, Bairnco froze the Bairnco Corporation Retirement Plan and initiated employer contributions to its 401(k) plan.  On June 2, 2008, two Bairnco plans (Salaried and Kasco) were merged into the WHX Pension Plan. The remaining plan that has not been merged with the WHX Pension Plan covers certain employees at a facility located in Bear, Delaware (the “Bear Plan”), and the pension benefits under the Bear Plan have been frozen.

Bairnco’s Canadian subsidiary provides retirement benefits for its employees through a defined contribution plan.  In addition, the Company’s European subsidiaries provide retirement benefits for employees consistent with local practices.  The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

Pension benefits are based on years of service and the amount of compensation earned during the participants’ employment.  However, as noted above, the qualified pension benefits were frozen for most participants.

Pension benefits for the WPC bargained participants include both defined benefit and defined contribution features, since the plan includes the account balances from the RSP.  The gross benefit, before offsets, is calculated based on years of service and the benefit multiplier under the plan.  The net defined benefit pension plan benefit is the gross amount offset for the benefits payable from the RSP and benefits payable by the Pension Benefit Guaranty Corporation (“PBGC”) from previously terminated plans.  Individual employee accounts established under the RSP are maintained until retirement.  Upon retirement, participants who are eligible for the WHX Pension Plan and maintain RSP account balances will normally receive benefits from the WHX Pension Plan.  When these participants become eligible for benefits under the WHX Pension Plan, their vested balances in the RSP Plan becomes assets of the WHX Pension Plan.  Aggregate account balances held in trust in individual RSP Plan participants’ accounts totaled $23.0 million at December 31, 2010.  These assets cannot be used to fund any of the net benefit that is the basis for determining the defined benefit plan’s net benefit obligation at December 31, 2010.

15

In 2010, certain current and retired employees of H&H are covered by postretirement medical benefit plans which provide benefits for medical expenses and prescription drugs.  Contributions from a majority of the participants are required, and for those retirees and spouses, the Company’s payments are capped.  The measurement date for plan obligations is December 31. In 2010, benefits were discontinued under one of these postretirement medical plans.  In 2009, the Company also had a postretirement Executive Life Insurance program that provided for life insurance benefits, as defined, for certain Company executives upon their retirement.  During 2009, this plan was terminated and all policies were either terminated for cash value or transferred to the participants.  In 2010 and 2009, as a result of the discontinuance of these benefits, the Company reduced its postretirement benefits expense by $0.7 million and $1.1 million, respectively.

The components of pension expense and components of other postretirement benefit expense (income) for the Company’s benefit plans included the following:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
	(in thousands)
Service cost	$190	$379	$-	$41
Interest cost	24,117	25,709	191	248
Expected return on plan assets	(28,877)	(25,196)	-	-
Amortization of prior service cost	63	63	-	-
Actuarial loss amortization	8,878	13,215	42	-
Curtailment/Settlement	-	-	(712)	(1,114)
Total	$4,371	$14,170	$(479)	$(825)

Actuarial assumptions used to develop the components of defined benefit pension expense and other postretirement benefit expense were as follows:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Discount rates:
WHX Pension Plan	5.55%	6.00%	N/A	N/A
Other postretirement benefit plans	N/A	N/A	5.55%	6.00%
Bear Plan	6.05%	6.15%	N/A	N/A
Expected return on assets	8.50%	8.50%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	8.00%	8.00%
Health care cost trend rate - ultimate	N/A	N/A	5.00%	5.00%
Year ultimate reached	N/A	N/A	2016	2015

The measurement date for plan obligations is December 31.  The discount rate is the rate at which the plans’ obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

16

Summarized below is a reconciliation of the funded status for the Company’s qualified defined benefit pension plans and postretirement benefit plans:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$454,469	$447,271	$3,714	$4,233
Service cost	190	379	-	41
Interest cost	24,116	25,709	191	248
Settlement	-	-	(648)	(1,282)
Actuarial loss	24,754	15,388	380	769
Participant Contributions	-	-	17	52
Benefits paid	(37,744)	(35,505)	(200)	(347)
Transfers from RSP	6,741	1,227	-	-
Benefit obligation at December 31	$472,526	$454,469	$3,454	$3,714

Change in plan assets:
Fair value of plan assets at January 1	$352,460	$313,522	$-	$-
Business Combinations	-	-	-	-
Actual returns on plan assets	25,406	71,265	-	-
Participant Contributions	-	-	17	52
Benefits paid	(37,744)	(35,505)	(200)	(347)
Company contributions	9,633	1,951	183	295
Transfers from RSP	9,788	1,227	-	-
Fair value of plan assets at December 31	$359,543	$352,460	$-	$-

Funded status	$(112,983)	$(102,009)	$(3,454)	$(3,714)

Accumulated benefit obligation (ABO) for qualified
defined benefit pension plans :
ABO at January 1	$454,469	$447,271	$3,714	$4,233
ABO at December 31	472,526	454,469	$3,454	$3,714

Amounts Recognized in the Statement of
Financial Position
Noncurrent Asset	$-	$-	$-	$-
Current liability	(14,900)	(9,700)	(215)	(215)
Noncurrent liability	(98,083)	(92,309)	(3,239)	(3,499)
Total	$(112,983)	$(102,009)	$(3,454)	$(3,714)

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The weighted average assumptions used in the valuations at December 31 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Discount rates:
WHX Pension Plan	4.95%	5.55%	N/A	N/A
Bear Plan	5.50%	6.05%	N/A	N/A
Other postretirement benefit plans	N/A	N/A	5.10%	5.55%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	7.50%	8.00%
Health care cost trend rate - ultimate	N/A	N/A	5.00%	5.00%
Year ultimate reached	N/A	N/A	2016	2016

Pretax amounts included in “Accumulated other comprehensive loss” at December 31, 2010 and 2009 were as follows:

	Pension Benefits		Other Postretirement Benefits
(in thousands)	2010	2009	2010	2009
Prior service cost	$138	$200	$-	$-
Net actuarial loss	143,060	126,763	1,180	777
Accumulated other comprehensive loss	$143,198	$126,963	$1,180	$777

The pretax amount of actuarial losses and prior service cost included in “Accumulated other comprehensive loss” at December 31, 2010 that is expected to be recognized in net periodic benefit cost in 2011 is $9.5 million and -0-, respectively, for defined benefit pension plans and -0- and  -0-, respectively, for other postretirement benefit plans.

Other changes in plan assets and benefit obligations recognized in “Comprehensive income” are as follows:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
	(in thousands)
Curtailment/Settlement gain (loss)	$-	$169	$(64)	$-
Current year actuarial gain (loss)	(25,176)	30,539	(380)	(599)
Amortization of actuarial loss	8,866	13,215	42	-
Amortization of prior service cost	63	63	-	-
Total recognized in comprehensive income	$(16,247)	$43,986	$(402)	$(599)

Benefit obligations were in excess of plan assets for all pension plans and other postretirement benefit plans at both December 31, 2010 and 2009. The accumulated benefit obligation for all defined benefit pension plans was $472.5 million and $454.5 million at December 31, 2010 and 2009, respectively. Additional information for plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
	(in thousands)
Projected benefit obligation	$472,526	$454,469	$3,454	$3,714
Accumulated benefit obligation	472,526	454,469	3,454	3,714
Fair value of plan assets	359,543	352,460	-	-

In determining the expected long-term rate of return on assets, the Company evaluated input from various investment professionals.  In addition, the Company considered its historical compound returns as well as the Company’s forward-looking expectations for the plan.  The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high-quality bonds as of December 31 of each year.

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The Company’s investment policy is to maximize the total rate of return with a view to long-term funding objectives of the pension plan to ensure that funds are available to meet benefit obligations when due.  The three to five year objective of the WHX Pension Plan is to achieve a rate of return that exceeds the Company’s expected earnings rate by 150 basis points at prudent levels of risk.  Therefore the pension plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return.  There are no target allocations.  The WHX Pension Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, and private investment funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

The fair value of pension investments is defined by reference to one of the three following categories:  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.  The valuation under this approach does not entail a significant degree of judgment (“Level 1”).

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures (“Level 2”).

Level 3 inputs are unobservable inputs for the asset or liability.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date (“Level 3”).

19

The WHX/Bear Pension Plan’s assets at December 31, 2010 and 2009, by asset category, are as follows:

WHX/Bear Pension Assets
(in thousands)

Fair Value Measurements as of December 31, 2010:
	Assets (Liabilities) at Fair Value as of December 31, 2010
Asset Class	Level 1	Level 2	Level 3	Total
Equity securities:
U.S. large cap	$20,475	$257	$-	$20,732
U.S. mid-cap growth	37,493	902	-	38,395
U.S. small-cap value	5,657	-	317	5,974
International large cap value	17,602	-	-	17,602
Emerging markets growth	3,831	-	-	3,831
Equity contracts	608	-	-	608
Fixed income securities:
Corporate bonds	7,831	24,927	595	33,353
Bank debt	-	1,464	-	1,464
Other types of investments:
Common trust funds (1)	-	97,258	-	97,258
Fund of funds (2)	-	32,416	31,658	64,074
Insurance contracts (3)	-	753	9,268	10,021
	93,497	157,977	41,838	293,312
Futures contracts, net	(62,655)	(158)	-	(62,813)
Total	$30,842	$157,819	$41,838	$230,499
Cash & cash equivalents				131,248
Net payables				(2,204)
Total pension assets				$359,543

Fair Value Measurements as of December 31, 2009:
	Assets (Liabilities) at Fair Value as of December 31, 2009
Asset Class	Level 1	Level 2	Level 3	Total
Equities	$27,607	$950	$-	$28,557
Fixed income securities	8,664	26,320	124	35,108
Common trust funds (1)	-	106,616	-	106,616
Fund of funds (2)	-	32,953	27,594	60,547
Insurance contracts (3)		723	9,361	10,084
	36,271	167,562	37,079	240,912
Derivative contracts, net	(836)	(199)	-	(1,035)
Total	$35,435	$167,363	$37,079	$239,877
Cash & cash equivalents				115,508
Net payables				(2,925)
Total pension assets				$352,460

(1)  Common Trust Funds- Common trust funds are comprised of shares or units in commingled funds that are not publicly traded.  The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities, and commodity-related securities and are valued at their Net Asset Values (“NAVs”) that are calculated by the investment manager or sponsor of the fund and have daily or monthly liquidity.

(2)  Fund of funds consist of fund-of-fund LLC or commingled fund structures. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities, and commodity-related securities. The LLCs are valued based on NAVs calculated by the fund and are not publicly available.  In most cases, the liquidity for the LLCs is quarterly with advance notice and is subject to liquidity of the underlying funds.  In some cases, there may be extended lock-up periods greater than 90 days or side-pockets for non-liquid assets.

(3)  Insurance contracts contain general investments and money market securities. The fair value of insurance contracts is determined based on the cash surrender value which is determined based on such factors as the fair value of the underlying assets and discounted cash flow. These contracts are with a highly-rated insurance company. Insurance contracts are classified within level 3 and the money market component is classified within level 2 of the valuation hierarchy. In 2009, insurance contracts had been classified wholly within level 2 assets, but have been presented above in a manner consistent with 2010 for comparability purposes.

20

The Company’s policy is to recognize transfers in and transfers out of Level 3 as of the date of the event or change in circumstances that caused the transfer.

The fair value measurements of the WHX/Bear Pension Plan assets using significant unobservable inputs (Level 3) changed during 2010 due to the following:

2010 Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Fixed income securities	Fund of funds	Insurance contracts (c)	U.S. Small Cap Value
Beginning balance as of January 1, 2010	$124	$27,594	$9,361	$-
Transfers into Level 3 (a)	-	-	-	317
Transfers out of Level 3 (b)	-	(229)	-	-
Gains or losses included in changes in net assets	471	4,293	1,115	-
Purchases, issuances, sales and settlements
Purchases	-	-	9,008	-
Issuances	-	-	-	-
Sales	-	-	-	-
Settlements	-	-	(10,216)	-
Ending balance as of December 31, 2010	$595	$31,658	$9,268	$317

Net unrealized gains (losses) included in the changes in net assets, attributable to investments still held at the reporting date	$471	$4,293	$1,115	$-

a)	Transferred from Level 2 to Level 3 because of lack of observable market data due to decreases in market activity for these securities.

b)	Transfers from Level 3 to Level 2 upon expiration of the restrictions.

c)	Insurance contracts cannot be redeemed or transferred as these investments secure the insurance contracts that retirees of the WHX Pension Plan are due as part of their benefit payments.

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2009 Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Fixed income securities	Fund of funds
Beginning balance as of January 1, 2009	$-	$1,383
Transfers into Level 3	-	-
Transfers out of Level 3	-	(333)
Gains or losses included in changes in net assets	(306)	8,185
Purchases, issuances, sales and settlements	430	18,359
Ending balance as of December 31, 2009	$124	$27,594

In accordance with the guidance for fair value measurements in certain entities that calculate NAV per share (or its equivalents), the WHX Pension Plan expanded its disclosures to include the category, fair value, redemption frequency, and redemption notice period for those assets whose fair value is estimated using the NAV per share (or its equivalents) as of December 31, 2010.

2010 Fair Value Estimated using NAV per Share (or its equivalent)

Class Name	Description	Fair Value (in thousands)	Redemption frequency	Redemption Notice Period
Fund of funds	Long Short Equity Fund	$4,488	Quarterly	45 day notice
Fund of funds	Credit Long short hedge fund	31,087	2 year lock	90 day notice
Fund of funds	Multi-strategy hedge funds	362	Quarterly	45 day notice
Fund of funds	Fund of fund composites-side pocket	571	None	Not determinable
Fund of funds	Fund of fund composites	27,566	Quarterly	45 day notice
Common trust funds	Event driven hedge funds	97,258	Quarterly	45 day notice

The Company’s Pension Plans’ asset allocations at December 31, 2010 and 2009, by asset category, are as follows:

	WHX/Bear Plans
	2010	2009
Asset Category
Cash and cash equivalents	35%	32%
Equity securities	7%	8%
Fixed income securities	10%	10%
Insurance contracts	3%	3%
Common trust funds	27%	30%
Fund of funds	18%	17%
Total	100%	100%

Contributions

Employer contributions consist of funds paid from employer assets into a qualified pension trust account. The Company’s funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.

The Company expects to have required minimum contributions for the WHX Pension Plan for 2011 and 2012 of $14.9 million and $15.6 million, respectively.   Required future contributions are based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

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Benefit Payments

Estimated future benefit payments for the benefit plans over the next ten years are as follows (in thousands):

	Pension	Other Postretirement
Years	Benefits	Benefits
2011	$35,680	$198
2012	35,622	211
2013	35,462	218
2014	35,252	228
2015	34,987	242
2016-2020	168,804	1,217

Non-Qualified Pension Plans

In addition to the aforementioned benefit plans, H&H had a non-qualified pension plan for certain current and retired employees.  Such plan adopted an amendment effective January 1, 2006, to freeze benefits under the plan.  In 2009, H&H decided to cash out any remaining participants in the plan in 2010, and the final payout of participant balances was made in December 2010.

The components of pension (income) expense for the Company’s non-qualified pension plans included the following:

	2010	2009
	(in thousands)
Interest cost	$11	$11
Settlement credit	(13)	-
Total	$(2)	$11

Assumptions used to determine net periodic benefit expense (income) for the period are as follows:

	2010	2009

Discount rate	5.55%	6.00%
Rate of compensation increase	N/A	N/A

The measurement date for plan obligations is December 31. The discount rate is the rate at which the plan’s obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

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Summarized below is a reconciliation of the funded status for the Company’s non-qualified pension plan:

	2010	2009
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$220	$242
Service cost	-	-
Interest cost	11	11
Actuarial gain	-	(27)
Benefits paid	(231)	(6)
Benefit obligation at December 31	$-	$220

Plan assets	$-	$-
Funded status	$-	$(220)

The pre tax amounts recognized in
accumulated other comprehensive income:
Net actuarial gain	$-	$(13)

Accumulated benefit obligation for
defined benefit pension plans :
Accumulated benefit obligation at January 1	$220	$242
Accumulated benefit obligation at December 31	-	220

Assumptions used to determine benefit obligations at December 31 are as follows:

	2010	2009

Discount rate	N/A	5.55%
Rate of compensation increase	N/A	N/A

Contributions

The non-qualified plan is not funded.  Employer contributions are equal to annual benefit payments.

Benefit Payments

The Company does not expect that there will be any future benefit payments for the H&H non-qualified plan.

401(k) Plans

Certain employees participate in a Company sponsored savings plan which qualifies under Section 401(k) of the Internal Revenue Code.  This savings plan allows eligible employees to contribute from 1% to 75% of their income on a pretax basis.  In January 2009, the Company suspended its employer contributions to the 401(k) savings plan for all employees not covered by a collective bargaining agreement. In January 2010, the matching contribution was reinstated, with a match of 50% of the first 6% of the employee’s contribution, provided that employees had made an election to participate in the 401(k) savings plan on or before January 31, 2010.  The charge to expense for the Company’s matching contribution amounted to $1.3 million in 2010 and $-0- in 2009.

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Note 8 – Income Taxes

	2010	2009
	(in thousands)
Income (loss) before income taxes:
Domestic	$890	$(19,157)
Foreign	6,884	2,436
Total income (loss) before income taxes	$7,774	$(16,721)

The provision for (benefit from) income taxes for the two years ended December 31 is as follows:

	2010	2009
	(in thousands)
Income Taxes
Current
Domestic	$2,271	$190
Foreign	1,379	31
Total income taxes, current	$3,650	$221
Deferred
Domestic	$(279)	$(744)
Foreign	(95)	26
Total income taxes, deferred	$(374)	$(718)
Income tax provision (benefit)	$3,276	$(497)

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The amounts shown on the following table represent the tax effect of temporary differences between the Company’s consolidated tax return basis of assets and liabilities and the corresponding basis for financial reporting, as well as tax credit and operating loss carryforwards.

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Deferred Income Tax Sources	2010	2009
	(in thousands)
Current Deferred Tax Items:
Inventory	$3,805	$1,954
Environmental Costs	2,301	2,509
Accrued Expenses	3,605	2,306
Miscellaneous Other	868	828
Current deferred income tax asset before valuation allowance	10,579	7,597
Valuation allowance	(9,341)	(6,574)
Current deferred tax asset	$1,238	$1,023

Foreign	$(355)	$(300)
Current deferred tax liability	$(355)	$(300)

Non-Current Deferred Tax Items:
Postretirement and postemployment employee benefits	$999	$1,243
Net operating loss carryforwards	69,890	77,530
Capital loss carryforward	2,148	-
Additional minimum pension liability	42,903	39,394
Impairment of long-lived assets	3,092	4,029
California tax credits	344	411
Foreign tax credits	443	443
Minimum tax credit carryforwards	2,163	1,950
Miscellaneous other	327	161
Non current deferred tax asset before valuation allowance	122,309	125,161
Valuation allowance	(107,348)	(106,719)
Non current deferred tax asset	14,961	18,442

Property plant and equipment	(10,318)	(12,177)
Intangible assets	(6,203)	(7,908)
Undistributed foreign earnings	(1,272)	(1,489)
Other-net	(1,156)	(1,126)
Non current deferred tax liability	(18,949)	(22,700)
Net non current deferred tax liability	$(3,988)	$(4,258)

GAAP requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. Due to the Company’s recurring tax losses and only recent history of generating limited amounts of taxable income, a valuation allowance of $116.7 million has been established.  Included in deferred tax assets at December 31, 2010 are U.S. federal NOLs of $187.0 million ($65.4 million tax-effected), as well as certain foreign and state NOLs.  The U.S. federal NOLs expire between 2017 and 2029.  Management performs a periodic evaluation of deferred tax assets and will adjust the valuation allowance as circumstances warrant. Also, included in deferred income tax assets are tax credit carryforwards of $3.0 million. The net current deferred tax asset is expected to be realizable from the reversal of offsetting temporary differences.

Net income taxes payable totaled $3.0 million and $1.4 million as of December 31, 2010 and 2009, respectively.

Upon its emergence from bankruptcy on July 29, 2005, the Company experienced an ownership change as defined by Section 382 of the Internal Revenue Code, which imposes annual limitations on the utilization of net operating carryforwards post-ownership change. The Company believes it qualifies for the bankruptcy exception to the general Section 382 limitations.  Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply; instead the NOLs must be reduced by certain interest expense paid to creditors who became stockholders as a result of the bankruptcy reorganization. Thus, the Company’s U.S. federal NOLs of $187.0 million as of December 31, 2010 include a reduction of $31.0 million ($10.8 million tax-effect).

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As of December 31, 2010, the Company has a deferred income tax liability relating to $3.5 million of undistributed earnings of foreign subsidiaries.  In addition, there were approximately $10.4 million of undistributed earnings of foreign subsidiaries that are deemed to be permanently reinvested, and thus, no deferred income taxes have been provided on these earnings.

Total federal, state and foreign income taxes paid in 2010 and 2009 were $2.7 million and $2.5 million, respectively.

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) as follows:

	Years Ended December 31,
	2010	2009
(in thousands)
Income (loss) from continuing operations before income tax	$7,774	$(16,721)
Tax provision (benefit) at statutory rate	$2,664	$(5,852)
Increase (decrease) in tax due to:
Foreign dividend income	381	454
Incentive stock options granted	2	74
State income tax, net of federal effect	1,185	192
Increase (decrease) in valuation allowance	(234)	4,410
Increase in liability for uncertain tax positions	233	409
Change in estimated deferred state tax rate	-	(455)
Expiration of net operating loss carryforward	-	1,110
Net effect of foreign tax rate and tax holidays	(794)	(2,591)
Other, net	(161)	1,752
Tax provision (benefit)	$3,276	$(497)

GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position.  At December 31, 2010 and 2009, the Company had $2.3 million and $2.1 million of unrecognized tax benefits, respectively, all of which would affect the Company’s effective tax rate if recognized.  The change in the amount of unrecognized tax benefits in 2010 and 2009 was as follows:

	Years Ended December 31,
(in thousands)	2010	2009

Beginning balance	$2,111	$2,127
Additions for tax positions related to current year	233	263
Additions due to interest accrued	101	91
Tax positions of prior years:
Increase in liabilities, net	160	539
Payments	(72)	(425)
Due to lapsed statutes of limitations	(267)	(484)
Ending balance	$2,266	$2,111

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of both December 31, 2010 and 2009, approximately $0.3 million of interest related to uncertain tax positions was accrued. No penalties were accrued.  It is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $0.4 million during the next twelve months as a result of the lapse of the applicable statutes of limitations in certain taxing jurisdictions.  For federal income tax purposes, the statute of limitations for audit by the IRS is open for years 2007 through 2010. In addition, NOLs generated in prior years are subject to examination and potential adjustment by the IRS upon their utilization in future years’ tax returns.

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Note 9 – Inventories

	December 31,	December 31,
	2010	2009
	(in thousands)
Finished products	$18,718	$18,669
In - process	8,110	7,002
Raw materials	16,389	14,486
Fine and fabricated precious metal in various stages of completion	12,151	6,482
	55,368	46,639
LIFO reserve	(6,693)	(1,632)
	$48,675	$45,007

Fine and Fabricated Precious Metal Inventory

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H records its precious metal inventory at LIFO cost, subject to lower of cost or market with any adjustments recorded through cost of goods sold.  The market value of the precious metal inventory exceeded LIFO cost by $6.7 million and $1.6 million as of December 31, 2010 and December 31, 2009, respectively.  The Company recorded a favorable non-cash LIFO liquidation gain of $0.2 million in the twelve months ended December 31, 2010 compared to a gain of $0.6 during the same period of 2009.

Certain customers and suppliers of H&H choose to do business on a “toll” basis, and furnish precious metal to H&H for return in fabricated form (“customer metal”) or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included in the Company’s balance sheet.  As of December 31, 2010, H&H’s customer metal consisted of 166,637 ounces of silver, 557 ounces of gold, and 1,396 ounces of palladium.

	December 31,	December 31,
Supplemental inventory information:	2010	2009
(in thousands)
Precious metals stated at LIFO cost	$5,458	$4,850

Market value per ounce:
Silver	$30.92	$16.83
Gold	$1,421.07	$1,095.78
Palladium	$797.00	$402.00

Note 10 – Derivative Instruments

H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As of December 31, 2010 the Company had entered into forward and future contracts for gold with a total value of $1.1 million and for silver with a total value of $7.4 million.

The Company also economically hedges its exposure on variable interest rate debt denominated in foreign currencies at certain of its foreign subsidiaries.

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As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities” (“ASC 815”), they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on a separate line of the statement of operations in the case of the precious metal contracts and in interest expense with respect to the interest rate derivative. The Company’s hedging strategy is designed to protect it against normal volatility.  However, abnormal price increases in these commodity or foreign exchange markets could negatively impact H&H’s costs.  The twelve month periods ended December 2010 and December 2009 include a net loss of $5.6 million and $0.8 million, respectively, on precious metal contracts.

As of December 31, 2010, the Company had the following outstanding forward or future contracts with settlement dates ranging from February 2011 to March 2011.

Commodity	Amount
Silver	240,000 ounces
Gold	800 ounces

In addition, as described in Note 13-“Debt”, the Company’s Subordinated Notes have embedded call premiums and warrants associated with them. The Company has treated the fair value of these features together as both a discount and a derivative liability at inception of the loan agreement, valued at $4.7 million. The discount is being amortized over the life of the notes as an adjustment to interest expense, and the derivative liability is marked to market at each balance sheet date. As of December 31, 2010, a mark to market adjustment of $0.4 million was charged to unrealized losses on derivatives, increasing the fair value of the derivative liability to $5.1 million.

GAAP requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet.

Effect of Derivative Instruments on the Consolidated Statements of Operations
(in thousands)		Years Ended December 31,
		2010	2009
Derivative	Statement of Operations Line	Gain (Loss)

Commodity contracts	Realized and Unrealized Loss on Derivatives	$(5,571)	$(777)
Derivative features of Subordinated Notes	Realized and Unrealized Loss on Derivatives	$(412)	$-
Interest rate swap	Interest expense	-	(317)
Total derivatives not designated as hedging instruments		$(5,983)	$(1,094)

Total derivatives		$(5,983)	$(1,094)

Fair Value of Derivative Instruments in the Consolidated Balance Sheets
(in thousands)
		December 31,	December 31,
Derivative	Balance Sheet Location	2010	2009

Commodity contracts	Other current liabilities	$(40)	$(54)
Derivative features of Subordinated Notes	Long-term debt & Long term debt-related party	$(5,096)	-
Total derivatives not designated as hedging instruments		(5,136)	(54)

Total derivatives		$(5,136)	$(54)

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Note 11 – Property, Plant & Equipment

	December 31,
	2010	2009
	(in thousands)
Land	$8,053	$8,949
Buildings, machinery and equipment	159,738	156,608
Construction in progress	3,419	1,721
	171,210	167,278
Accumulated depreciation and amortization	93,068	84,168
	$78,142	$83,110

Depreciation expense for the years 2010 and 2009 was $13.5 million and $14.1 million, respectively.

Note 12 – Goodwill and Other Intangibles

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2009 and 2010 were as follows:

(in thousands)
Segment	Balance at January 1, 2009	Acquisitions/Adjustments	Impairment	Balance at December 31, 2009	Accumulated Impairment Losses

Precious Metal	$1,506	$15	$-	$1,521	$-
Tubing	1,895	-	-	1,895	-
Engineered Materials	51,232	-	-	51,232	-
Arlon Electronic Materials	10,438	-	(1,140)	9,298	(1,140)
Total	$65,071	$15	$(1,140)	$63,946	$(1,140)

Segment	Balance at January 1, 2010	Acquisitions/Adjustments	Impairment	Balance at December 31, 2010	Accumulated Impairment Losses
Precious Metal	$1,521	$(29)	$-	$1,492	$-
Tubing	1,895	-	-	1,895	-
Engineered Materials	51,232	-	-	51,232	-
Arlon Electronic Materials	9,298	-	-	9,298	(1,140)
Total	$63,946	$(29)	$-	$63,917	$(1,140)

The Company conducted the required annual goodwill impairment reviews in 2010 and 2009, and computed updated valuations for each reporting unit using a discounted cash flow approach, as described in Note 2 “Summary of Accounting Policies”.  As of June 30, 2009, the Company had conducted an interim goodwill impairment review of its Silicone Technology Division (“STD”) reporting unit principally because  of continuing adverse business conditions for STD, which resulted in a decline in the estimated future cash flows of STD.  Based on the results of these reviews, the Company recorded a goodwill impairment charge of $1.1, million in the third quarter of 2009.  The Silicone Technology Division is part of the Arlon EM segment.

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Other intangible assets as of December 31, 2010 and 2009 consisted of:

(in thousands)
	December 31, 2010			December 31, 2009			Weighted Average Amortization Life
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
							(in years)
Products and customer relationships	$34,035	$(8,204)	$25,831	$34,035	$(6,032)	$28,003	16.3
Trademark/Brand name	3,928	(1,043)	2,885	3,928	(755)	3,173	16.5
Patents and patent applications	3,153	(893)	2,260	2,387	(674)	1,713	14.9
Non-compete agreements	756	(656)	100	756	(361)	395	4.4
Other	1,409	(947)	462	1,542	(895)	647	8.0
Total	$43,281	$(11,743)	$31,538	$42,648	$(8,717)	$33,931

Amortization expense in both 2010 and 2009 totaled $3.0 million. The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

	Products and		Patents and
	Customer		Patent	Non-Compete
	Relationships	Trademarks	Applications	Agreements	Other	Total
(in thousands)
2011	$2,168	$288	$205	$100	$187	$2,948
2012	2,168	288	216	-	73	2,745
2013	2,168	288	205	-	47	2,708
2014	2,168	288	205	-	48	2,709
2015	2,168	288	222	-	48	2,726
Thereafter	14,991	1,445	1,207	-	59	17,702
	$25,831	$2,885	$2,260	$100	$462	$31,538

As of December 31, 2010, approximately $2.8 million of goodwill related to prior acquisitions made by Bairnco is expected to be amortizable for income tax purposes.

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Note 13 – Debt

Debt at December 31, 2010 and 2009 was as follows:

	Years Ended December 31,
(in thousands)	2010	2009

Short term debt
First Lien Revolver	$42,635	$18,654
Foreign	255	295
Total short-term debt	42,890	18,949

Long-term debt - non related party:
First Lien Term Loans	20,300	13,875
Second Lien Term Loans	25,000	74,965
10% Subordinated Notes, net of unamortized discount	40,519	-
Other H&H debt-domestic	7,286	7,436
Foreign loan facilities	2,750	4,750
Total debt to non related party	95,855	101,026
Less portion due within one year	4,452	5,944
Long-term debt to non related party	91,403	95,082

Long-term debt - related party:
10% Subordinated Notes, net of unamortized discount	32,547	-
H&H Term B Loan	-	44,098
Bairnco Subordinated Debt Credit Agreement	-	10,000
Long-term debt - related party	32,547	54,098

Total long-term debt	123,950	149,180

Paid in kind interest transferred to 10% subordinated notes in 2010	-	13,397

Total long-term debt including paid in kind ("PIK") interest	123,950	162,577

Total debt and PIK interest	$171,292	$187,470

Long term debt as of December 31, 2010 matures in each of the next five years as follows:

Long-term Debt Maturity
(in thousands)	Total	2011	2012	2013	2014	2015	Thereafter
Long-term debt - non-related parties	$95,855	$4,452	$41,352	$3,002	$252	$252	$46,545
Long term debt - related party	32,547	-	-	-	-	-	32,547
	$128,402	$4,452	$41,352	$3,002	$252	$252	$79,092

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Credit Facilities

On October 15, 2010, HNH refinanced substantially all of its indebtedness principally with its existing lenders or their affiliates.  The refinancing was effected through a newly formed, wholly-owned subsidiary of the Company, H&H Group, which is the direct parent of H&H and Bairnco.

Wells Fargo Facility

On October 15, 2010, H&H Group, together with certain of its subsidiaries, entered into an Amended and Restated Loan and Security Agreement (the “Wells Fargo Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders thereunder.  The Wells Fargo Facility provides for a $21 million senior term loan to H&H Group and certain of its Subsidiaries (the “First Lien Term Loan”) and established a revolving credit facility with borrowing availability of up to a maximum aggregate principal amount equal to $110 million less the outstanding aggregate principal amount of the First Lien Term Loan (such amount, initially $89 million), dependent on the levels of and collateralized by eligible accounts receivable and inventory  (the “First Lien Revolver”).

The First Lien Revolver requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility. This arrangement, combined with the existence of a subjective acceleration clause in the revolving credit facility, necessitates the revolving credit facility be classified as a current liability on the balance sheet. The acceleration clause allows the Company’s lenders to forgo additional advances should they determine there has been a material adverse change in the Company’s financial position or prospects reasonably likely to result in a material adverse effect on its business, condition, operations, performance, or properties. Management believes that no such material adverse change has occurred. In addition, at December 31, 2010, the Company’s lenders had not informed the Company that any such event had occurred. The revolving credit facility expires on June 30, 2012. As of December 31, 2010, the revolver balance was $42.6 million.

The amounts outstanding under the Wells Fargo Facility bear interest at LIBOR plus applicable margins of between 2.50% and 3.50% (3.25% for the term loan and 2.75% for the revolver at December 31, 2010), or at the U.S. base rate (the prime rate) plus 0.50% to 1.50% (1.25% for the term loan and 0.75% for the revolver at December 31, 2010).  The applicable margins for the First Lien Revolver and the First Lien Term Loan are dependent on H&H Group’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement.  As of December 31, 2010, the First Lien Term Loan bore interest at a weighted average interest rate of 3.56% and the First Lien Revolver bore interest at a weighted average interest rate of 3.25%.  Principal payments of the First Lien Term Loan are due in equal monthly installments of approximately $0.35 million, commencing November 1, 2010.  All amounts outstanding under the Wells Fargo Facility are due and payable in full on June 30, 2012.

Obligations under the Wells Fargo Facility are collateralized of first priority security interests in and liens upon all present and future assets of H&H Group and substantially all of its subsidiaries.

New Ableco Facility

On October 15, 2010, H&H Group, together with certain its subsidiaries, also entered into a Loan and Security Agreement with Ableco, L.L.C. (“Ableco”), as administrative agent for the lenders thereunder (the “New Ableco Facility”).  The New Ableco Facility provides for a $25 million subordinated term loan to H&H Group and certain of its subsidiaries (the “Second Lien Term Loan”).  The Second Lien Term Loan bears interest on the principal amount thereof at the U.S. base rate (the prime rate) plus 7.50% or LIBOR (or, if greater, 1.75%) plus 9.00%.  As of December 31, 2010, the Second Lien Term Loan bore interest at a rate of 10.75% per annum.  All amounts outstanding under the New Ableco Facility are due and payable in full on June 30, 2012.

Obligations under the New Ableco Facility are collateralized by second priority security interests in and liens upon all present and future assets of H&H Group and substantially all of its subsidiaries.

Covenants

The Wells Fargo Facility and the New Ableco Facility each has a cross-default provision.  If H&H Group is deemed in default of one agreement, then it is in default of the other.

The Wells Fargo Facility and the New Ableco Facility contain covenants requiring minimum Trailing Twelve Months (“TTM”) Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $40 million and $45 million, respectively.  H&H Group is required to maintain TTM EBITDA of $45 million until such time as the New Ableco Facility is paid in full.  The covenant will then adjust to $40 million.

The Wells Fargo Facility and the New Ableco Facility each contain a minimum TTM Fixed Charge Coverage Ratio of 1:1 which requires that Fixed Charges, as defined in the agreements, are at least equal to TTM EBITDA at the measurement date.

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The New Ableco Facility contains a maximum TTM Senior Leverage Ratio covenant which represents the ratio of senior debt to TTM EBITDA.  The ratio declines by 5/100ths each quarter: December 2010, 2.95; March 2011, 2.90; June 2011, 2.85; September 2011, 2.80; December 2011, 2.75 and March 2012, 2.70.  H&H Group is required to maintain a maximum TTM Senior Leverage Ratio covenant following the New Ableco Facility schedule until such time as the New Ableco Facility is paid in full.

The Wells Fargo Facility and the New Ableco Facility each contain a maximum amount for capital expenditures over the preceding four quarter period.  The December 2010 covenant is $21 million; increasing to $22 million in March 2011 and increasing to $23 million in June 2011.  The covenant remains $23 million thereafter.

The Company is in compliance with all of the debt covenants at December 31, 2010.

Subordinated Notes and Warrants

In addition, on October 15, 2010, H&H Group refinanced the prior indebtedness of H&H and Bairnco to the SPII Liquidating Series Trusts (Series A and Series E) (the “Steel Trusts”), each constituting a separate series of the SPII Liquidating Trust as successor-in-interest to SPII.  In accordance with the terms of an Exchange Agreement entered into on October 15, 2010 by and among H&H Group, certain of its subsidiaries and the Steel Trusts (the “Exchange Agreement”), H&H Group made an approximately $6 million cash payment in partial satisfaction of prior indebtedness to the Steel Trusts and exchanged the remainder of such prior obligations for units consisting of (a) $72,925,500 aggregate principal amount of 10% subordinated secured notes due 2017 (the “Subordinated Notes”) issued by H&H Group pursuant to an Indenture, dated as of October 15, 2010 (the “Indenture”), by and among H&H Group, the Guarantors party thereto and Wells Fargo, as trustee,  and (b) warrants, exercisable beginning October 14, 2013, to purchase an aggregate of 1,500,806 shares of the Company’s common stock, with an exercise price of $11.00 per share (the “Warrants”).  The Subordinated Notes and Warrants may not be transferred separately until October 14, 2013.

All obligations outstanding under the Subordinated Notes bear interest at a rate of 10% per annum, 6% of which is payable in cash and 4% of which is payable in-kind. The Subordinated Notes, together with any accrued and unpaid interest thereon, mature on October 15, 2017.  All amounts owed under the Subordinated Notes are guaranteed by substantially all of H&H Group’s subsidiaries and are secured by substantially all of their assets.  The Subordinated Notes are contractually subordinated in right of payment to the Wells Fargo Facility and the New Ableco Facility. The Subordinated Notes are redeemable until October 14, 2013, at H&H Group’s option, upon payment of 100% of the principal amount of the Notes, plus all accrued and unpaid interest thereon and the applicable premium set forth in the Indenture (the “Applicable Redemption Price”).  If H&H Group or its subsidiary guarantors undergo certain types of fundamental changes prior to the maturity date of the Subordinated Notes, holders thereof will, subject to certain exceptions, have the right, at their option, to require H&H Group to purchase for cash any or all of their Subordinated Notes at the Applicable Redemption Price.

The Subordinated Notes have embedded call premiums and warrants associated with them, as described above. The Company has treated the fair value of these features together as both a discount and a derivative liability at inception of the loan agreement, valued at $4.7 million. The discount is being amortized over the life of the notes as an adjustment to interest expense, and the derivative liability is marked to market at each balance sheet date. As of December 31, 2010, a mark to market adjustment of $0.4 million was charged to unrealized losses on derivatives, increasing the fair value of the derivative liability to $5.1 million.

The Subordinated Notes contain customary affirmative and negative covenants, certain of which only apply the event that the Wells Fargo Facility and the New Ableco Facility and any refinancing indebtednesses with respect thereto are repaid in full, and events of default.  The Company is in compliance with all of the debt covenants at December 31, 2010.

In connection with the issuance of the Subordinated Notes and Warrants, the Company and H&H Group also entered into a Registration Rights Agreement dated as of October 15, 2010 (the “Registration Rights Agreement”) with the Steel Trusts.  Pursuant to the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission (the “SEC”) and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the resale of the Warrants and the shares of common stock of the Company issuable upon exercise of the Warrants.  H&H Group also agreed, upon receipt of a request by holders of a majority in aggregate principal amount of the Subordinated Notes, to file with the SEC and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act with respect to the resale of the Subordinated Notes.

A loss on debt extinguishment of $1.2 million was recognized in the fourth quarter of 2010 in connection with the October 15, 2010 refinancing of the Company’s credit agreements. The loss on debt extinguishment consists of financing fees paid by the Company in connection with amendments to the extinguished debt.

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A subsidiary of H&H has a mortgage agreement on its facility which is collateralized by the real property.  The mortgage balance was $7.3 million as of December 31, 2010.  The mortgage bore interest at LIBOR plus a margin of 2.7%, or 2.97% at December 31, 2010.  The maturity date is October 8, 2015.

The foreign loans reflect borrowings by two of the Company’s Chinese subsidiaries totaling $3.0 million as of December 31, 2010. Such borrowings are collateralized by US dollar denominated letters of credit totaling $2.1 million, and $1.9 million by a mortgage on one facility.  Interest rates on amounts borrowed under the foreign loan facilities averaged 4.12% at December 31, 2010.

The Company has approximately $5.9 million of irrevocable standby letters of credit outstanding as of December 31, 2010 which are not reflected in the accompanying consolidated financial statements. $2.9 million of the letters of credit guarantee various insurance activities, $2.1 million serve as collateral for borrowings of two Chinese subsidiaries, and the remaining $0.9 million are for environmental and other matters. These letters of credit mature at various dates and some have automatic renewal provisions subject to prior notice of cancellation.

In 2009 and in 2010 prior to the refinancing of the Company’s debt, H&H and Bairnco had the following credit arrangements:

Handy & Harman

H&H’s financing agreements included its Loan and Security Agreement with Wachovia Bank, National Association (“Wachovia”), as agent (the “Wachovia Facilities”), which provided for revolving credit and term loan facilities, and its Loan and Security Agreement with SPII Liquidating Series Trust (Series E), (the “SP II Series E Trust”), as successor-in-interest to SP II (the “Term B Loan”).

The Wachovia Facilities provided for maximum borrowings of $115 million, consisting of a revolving credit facility of up to $75 million of borrowings dependent on the levels of and collateralized by eligible accounts receivable and inventory. In addition, the Wachovia Facilities also included term loans funded by Ableco. The term loans were collateralized by eligible machinery and equipment and real estate. The revolving credit facility and the term and supplemental loans payable under the Wachovia Facilities bore interest at LIBOR, which shall at no time be less than 1.00%, plus applicable margins of between 2.75% and 3.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 3.00%) plus 1.00% to 2.00%. The applicable margin for the revolving credit facility and the term loans payable under the Wachovia Facilities was dependent on H&H’s Quarterly Average Excess Availability for the prior quarter, as that term was defined in the agreement. The term loans payable to Ableco bore interest at LIBOR, which shall at no time be less than 3.25%, plus an applicable margin of 11.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 5.00%) plus 10.00%.   The Wachovia Facilities were scheduled to mature on June 30, 2011.

The Term B Loan also was scheduled to mature on June 30, 2011.  H&H was indebted to SP II under the Term B Loan until July 15, 2009, when SP II assigned its interest in the Term B Loan to SP II Series E Trust.  The Term B Loan provided for annual payments based on 40% of excess cash flow as defined in the agreement (no principal payments were currently payable).  Interest accrued monthly at the Prime Rate plus 14%, and at no time shall the Prime Rate (as that term is defined in the agreement) be below 4.0%. The Term B Loan had a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities and H&H’s $17 million guaranty and security interest for the benefit of Ableco as agent of the Bairnco indebtedness.

Bairnco

Bairnco’s financing agreements included its Credit Agreement with Wells Fargo Foothill, Inc. (“Wells Fargo”), as arranger and administrative agent thereunder ( the “Wells Fargo Facility”), which provided for revolving credit and term loan facilities, its Loan and Security Agreement with Ableco (the “Ableco Facility”) and its Loan and Security Agreement with SPII Liquidating Series Trust (Series A), (the “SP II Series A Trust”), as successor-in-interest to SP II (the “Subordinated Debt Credit Agreement”), both of which were also term loan facilities.

The Wells Fargo Facility provided for a revolving credit facility in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million.  Borrowings under the Wells Fargo Facility bore interest, (A) in the case of base rate advances at 0.75% above the Wells Fargo Prime rate and base rate term loans at 1.25% above the Wells Fargo Prime rate, and (B) in the case of LIBOR rate loans, at rates of 3.00% for advances or 3.50% for term loans, as applicable, above the LIBOR rate.  Obligations under the Wells Fargo Facility were guaranteed by certain of Bairnco’s subsidiaries, and secured by a first priority lien on all assets of Bairnco and such subsidiaries. The scheduled maturity date of the indebtedness under the Wells Fargo Facility was July 17, 2012.

The Ableco Facility provided for a term loan facility of $48.0 million.  Borrowings under the Ableco Facility bore interest, in the case of base rate loans, at 6.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 9.00 % above the LIBOR rate. Obligations under the Ableco Facility were guaranteed by Bairnco and certain of its subsidiaries, and secured by a second priority lien on all of their assets. The Ableco Facility was also collateralized by a limited guaranty by H&H of up to $17 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  The scheduled maturity date of the Ableco Facility was July 17, 2012.

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The Subordinated Debt Credit Agreement provided for a term loan facility.  Bairnco was indebted to SP II under the Subordinated Debt Credit Agreement until July 15, 2009, when SP II assigned its interest in the Subordinated Debt Credit Agreement to SP II Series A Trust.  All borrowings under the Subordinated Debt Credit Agreement bore interest at 9.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate. Principal, interest and all fees payable under the Subordinated Debt Credit Agreement were due and payable on the scheduled maturity date, January 17, 2013. Obligations under the Subordinated Debt Credit Agreement were guaranteed by Bairnco and certain of its subsidiaries, and collateralized by a subordinated priority lien on their assets.

Interest

Cash interest paid in 2010 was $10.1 million.  Cash interest paid in 2009 was $12.6. The Company has not capitalized any interest costs in 2010 or 2009.

As of December 31, 2010, the revolving and term loans under the Wells Fargo Facility bore interest at rates ranging from 3.04% to 4.50%; and the New Ableco Facility bore interest at 10.75%.  The Subordinated Notes bore interest at 10.00% as of December 31, 2010.  Weighted average interest rates for the years ended December 31, 2010 and 2009 were 11.58% and 10.85%, respectively.

Note 14 – Earnings per Share

The computation of basic earnings or loss per common share is based upon the weighted average number of shares of Common Stock outstanding.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.  The Company has potentially dilutive common share equivalents including stock options and other stock-based incentive compensation arrangements (See Note 16-“Stock-Based Compensation”).

No common share equivalents were dilutive in 2010 since the exercise price of the Company’s stock options and other stock-based incentive compensation arrangements was in excess of the average market price of the Company’s common stock. No common share equivalents were dilutive in 2009 because the Company reported a net loss and therefore, any outstanding stock options would have had an anti-dilutive effect.  As of December 31, 2010, stock options for an aggregate of 57,500 shares of common stock are excluded from the calculation of net income per share.

A reconciliation of the income and shares used in the earnings (loss) per share computations follows:

	Years Ended December 31,
	2010	2009
	(in thousands, except per share)
Basic and Diluted calculations:

Income (loss) from continuing operations, net of tax	$4,501	$(16,224)
Weighted average number of common shares outstanding	12,179	12,179

Income (loss) from continuing operations, net of tax, per common share	$0.37	$(1.33)

Discontinued operations	$589	$(5,017)
Weighted average number of comon shares outstanding	12,179	12,179

Discontinued operations per common share	$0.05	$(0.41)

Net income (loss)	$5,090	$(21,241)
Weighted average number of common shares outstanding	12,179	12,179

Net income (loss) per common share	$0.42	$(1.74)

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Note 15 – Stockholders’ (Deficit) Equity

Authorized and Outstanding Shares

On January 31, 2008, HNH’s stockholders approved a proposal to set the Company’s authorized capital stock at a total of 100,000,000 shares, consisting of 95,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  On September 16, 2008, HNH’s stockholders approved a proposal to further increase the Company’s authorized capital stock to a total of 185,000,000 shares, consisting of 180,000,000 shares of common stock and 5,000,000 shares of Preferred Stock.

Of the authorized shares, no shares of Preferred Stock have been issued, and 12,178,565 shares of Common Stock were issued and outstanding as of December 31, 2010 and 2009, respectively.

Although the Board of Directors of HNH is expressly authorized to fix the designations, preferences and rights, limitations or restrictions of the Preferred Stock by adoption of a Preferred Stock Designation resolution, the Board of Directors has not yet done so.  The Common Stock of HNH has voting power, is entitled to receive dividends when and if declared by the Board of Directors and subject to any preferential dividend rights of any then-outstanding Preferred Stock, and in liquidation, after distribution of the preferential amount, if any, due to the Preferred Stockholders, are entitled to receive all the remaining assets of the corporation.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) balances, net of tax, as of December 31, 2010 and 2009 were as follows:

	2010	2009
	(in thousands)
Net actuarial losses and prior service costs and credits	$(139,114)	$(122,465)
Foreign currency translation adjustment	3,249	4,063
	$(135,865)	$(118,402)

Note 16 – Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the employee’s requisite service (vesting) period.

At the Company’s Annual Meeting of Shareholders on December 9, 2010, the Company’s shareholders approved an amendment to the Company’s 2007 Incentive Stock Plan (the “2007 Plan”) to increase the number of shares of common stock reserved from 80,000 shares to 1,200,000 shares of common stock under the 2007 Plan. The 2007 Plan permits options to be granted up to a maximum contractual term of 10 years.  The Company’s policy is to use shares of unissued common stock upon exercise of stock options.

The Company estimated the fair value of the stock options granted in accordance with GAAP using a Black-Scholes option-pricing model.  The expected average risk-free rate is based on U.S. treasury yield curve. The expected average life represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatilities of HNH’s post-bankruptcy common stock. The expected dividend yield is based on historical information and management’s plan.

The Company has recorded respectively $-0- and $0.3 million of non-cash stock-based compensation expense related to its stock-based incentive arrangements in 2010 and 2009, respectively.

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Activity related to the Company’s 2007 Plan was as follows:

Options	Shares (000's)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000's)

Outstanding options at December 31, 2009	60	$90.00	6.30	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	(2)	90.00	-	-
Outstanding at December 31, 2010	58	$90.00	5.34	-

Exercisable at December 31, 2010	58	$90.00	5.34	-

Nonvested Options	Shares (000's)

Nonvested options at December 31, 2009	6
Granted	-
Vested	(4)
Forfeited	(2)
Nonvested options at December 31, 2010	-

As of December 31, 2010 there was no unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2007 Plan. The total fair value of options vested in 2010 and 2009 was $-0- and $0.5 million, respectively.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for two members of the Board of Directors who are related parties to the Company. These arrangements provide, among other things, for each to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company’s stock price and $90.00 per share.  The bonus is payable immediately upon the sending of a notice by either board member, respectively.  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under GAAP, the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $.2 million of non-cash expense in 2010 and $.1 million of non-cash income in 2009 related to these incentive arrangements.

Note 17 – Commitments and Contingencies

Operating Lease Commitments:

The Company leases certain facilities under non-cancelable operating lease arrangements.  Rent expense for the Company in 2010 and 2009 was $7.9 million and $8.0 million, respectively.  Future minimum operating lease and rental commitments under non-cancelable operating leases are as follows (in thousands):

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Year	Amount
2011	$6,144
2012	4,838
2013	2,098
2014	1,388
2015	1,187
2016 and thereafter	5,437
$21,092

On June 30, 2008, Arlon Inc., a wholly owned subsidiary of Bairnco and part of its Arlon Electronic Materials segment, (i) sold land and a building located in Rancho Cucamonga, California for $8.5 million and (ii) leased back such property under a 15 year operating lease with two 5-year renewal options.  The annual lease payments are $570,000, and are subject to a maximum increase of 5% per annum.  The lease expires in 2023. Such amounts are included in the operating lease commitment table above.  Bairnco has agreed to guarantee the payment and performance of Arlon Inc. under the lease. To account for the sale leaseback, the property was removed from the books, but the recognition of a $1.8 million gain on the sale of the property was deferred and will be recognized ratably over the 15 year lease term as a reduction of lease expense.  Approximately $1.5 million and $1.6 million of such deferred gain was included in Other Long-term Liabilities on the consolidated balance sheets as of December 31, 2010 and 2009, respectively.

Legal Matters:

Paul E. Dixon & Dennis C. Kelly v. Handy & Harman

Paul Dixon and Dennis Kelly, two former officers of H&H (the “Claimants”) filed a Statement of Claim with the American Arbitration Association (the “Arbitration”) on or about January 3, 2006.  The Claimants were employees of H&H until September 2005 when their employment was terminated by H&H.  Their arbitration claims included seeking payments allegedly due under employment contracts and allegedly arising from their terminations, and seeking recovery of benefits under what they allege was the H&H Supplemental Executive Retirement Plan (“H&H SERP”).  In the Arbitration, Claimants sought an award in excess of $4.0 million each, among other things.  On March 10, 2006, all of the parties filed a stipulation with the court, discontinuing the court proceeding and agreeing therein, among other things, that all claims asserted by the Claimants in the Arbitration (which was also discontinued at that time) would be asserted in Supreme Court, Westchester County.

In January 2008, Mr. Kelly filed a lawsuit against WHX, H&H and various benefit plans (the “Defendants”) in the United States District Court for the Southern District of New York.  Mr. Dixon did not join in this lawsuit, and his counsel has not indicated whether Mr. Dixon intends to file his own lawsuit.  Mr. Kelly’s claims in this lawsuit are essentially the same claims that he asserted in the above-described arbitration and request for benefits.  Mr. Kelly’s complaint sought approximately $4.0 million in money damages plus unspecified punitive damages.   In April 2009, the Defendants filed a motion for summary judgment seeking dismissal of the case.  In an Opinion filed in February 2010, the district court granted Defendants’ motion for summary judgment, dismissed with prejudice Mr. Kelly’s claims under the H&H SERP and dismissed without prejudice Mr. Kelly’s state law breach of contract claim.  The district court also denied Mr. Kelly’s cross motion for summary judgment.  Mr. Kelly subsequently appealed to the United States Circuit Court of Appeals for the Second Circuit (the “Second Circuit”) the dismissal of his claims related to the H&H SERP.  By Summary Order & Judgment filed on January 19. 2011, the Second Circuit affirmed the decision dismissing Mr. Kelly’s claims related to the H&H SERP.  Mr. Kelly retains the right to file a claim in state court on his breach of contract claim.  There can be no assurance that the Defendants will not have any liability on account of Mr. Kelly’s breach of contract claim.  Such liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Arista Development LLC V. Handy & Harman Electronic Materials Corporation (“HHEM”)

In 2004, HHEM, a subsidiary of H&H, entered into an agreement to sell a commercial/industrial property in Massachusetts (the “MA Property”).  Disputes between the parties resulted in the purchaser (plaintiff) initiating litigation in Bristol Superior Court in Massachusetts.  The plaintiff alleges that HHEM is liable for breach of contract relating to HHEM’s alleged breach of the agreement, unfair and deceptive acts and practices, and certain consequential and treble damages as a result of HHEM’s termination of the agreement in 2005, although HHEM subsequently revoked its notice of termination.  HHEM has denied liability and has been vigorously defending the case.  The court entered a preliminary injunction enjoining HHEM from conveying the property to anyone other than the plaintiff during the pendency of the case.  Discovery on liability and damages has been stayed while the parties are actively engaged in settlement discussions.  Since discovery is not completed, it cannot be known at this time whether it is foreseeable or probable that plaintiff would prevail in the litigation or whether HHEM would have any liability to the plaintiff.  Accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of HHEM.

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 Electroplating Technologies, Ltd. v. Sumco, Inc.

Electroplating Technologies, Ltd. (“ETL”) filed a lawsuit against Sumco, a subsidiary of H&H, in Lehigh, Pennsylvania County Court of Common Pleas.  ETL contended that Sumco misappropriated trade secrets and breached contractual obligations with respect to certain allegedly proprietary and confidential ETL information.  ETL sought damages in excess of $4.55 million.  In its pretrial filings, ETL also asserted a claim for $9.0 million in punitive damages.  In May 2009, after a ten day trial, the jury found that Sumco had not misappropriated ETL’s trade secrets.  However, the jury found that Sumco had breached a contractual obligation owed to ETL and as compensation for that breach of contract, awarded ETL the sum of $0.3 million.  Following the jury verdict, the court denied ETL’s equitable requests for an injunction and for an accounting.  In May 2009, Sumco filed a motion with the court for judgment notwithstanding the verdict to set aside the damage award.  Also in May 2009, ETL filed a motion with the court seeking (i) a new trial and (ii) a modified verdict in the amount of $2.3 million.  In an order docketed in September 2009, the court denied ETL’s motion for a new trial and to increase the jury’s verdict.  The court then granted Sumco’s motion for a judgment notwithstanding the verdict and overturned the jury’s May 2009 award of $0.3 million against Sumco for breach of contract.  ETL appealed to the Pennsylvania Superior Court.  In an opinion filed in September 2010, the Pennsylvania Superior Court reinstated the jury verdict against Sumco and denied plaintiff’s request for a new trial and additional damages.  On October 7, 2010, pursuant to a Settlement Agreement and Release entered into between Sumco and ETL, the parties agreed to forego any further appeal and bring the lawsuit to final resolution, with no admission of liability by either party.  The financial terms and conditions of the settlement agreement, did not have a material impact on the Company’s financial position, results of operations and cash flow.

 World Properties, Inc. et. al. v. Arlon, Inc.

In December 2008, World Properties, Inc. and Rogers Corporation (collectively, “Rogers”) filed a lawsuit against Arlon, Inc. (“Arlon”), a subsidiary of Bairnco, in the United States District Court for the District of Connecticut.  The lawsuit alleged that Rogers is the exclusive licensee under U.S. Patent No. 5,552,210 and that Arlon’s TC600 circuit board infringed that patent.  In the complaint, Rogers demanded that Arlon cease the manufacture, sale and distribution of its TC600 circuit board and that the district court award unspecified damages to compensate Rogers for the alleged infringement.   In June 2009, plaintiffs filed a motion to amend its complaint in order to assert that a second Arlon product (AD 1000) infringed a second Rogers patent, U.S. Patent No. 5,384,181.   Also in June 2009, Arlon filed a motion for summary judgment seeking to dismiss all of plaintiffs’ patent infringement claims based upon the parties’ January 30, 1996 Asset Purchase Agreement (the “APA”).  In an order issued in October 2009, the district court granted Arlon’s motion for summary judgment and dismissed all of Rogers’ affirmative patent infringement claims.  In granting Arlon’s motion for summary judgment, the district court agreed with Arlon that Rogers’ claims of patent infringement were barred by a covenant not to sue contained in the APA.  Left to be resolved following the district court’s opinion were various counterclaims brought by Arlon against Rogers.  Pursuant to a Settlement Agreement and Release entered into between Arlon and Rogers on April 30, 2010, the parties agreed to resolve the remaining counterclaims, forego any appeal, and bring the lawsuit to final resolution, with no admission of liability by either party.  The financial terms and conditions of the settlement agreement did not have a material impact on the Company’s financial position, results of operations and cash flow.

Severstal Wheeling, Inc. Retirement Committee et. al. v. WPN Corporation et. al.

On November 15, 2010, the Severstal Wheeling, Inc. Retirement Committee (“Severstal”) filed a second amended complaint that added WHX Corporation as a defendant to litigation that Severstal had commenced in February 2010 in the United States District Court for the Southern District of New York.  Severstal’s second amended complaint alleges that WHX breached fiduciary duties under ERISA in connection with (i) the transfer in November 2008 of the pension plan assets  of Severstal Wheeling, Inc (“SWI”) from the WHX Pension Plan Trust to SWI’s pension trust and (ii) the subsequent management of SWI’s pension plan assets after their transfer.  In its second amended complaint, Severstal sought damages in an amount to be proved at trial as well as declaratory relief.  The Company believes that Severstal’s allegations are without merit and intends to defend itself vigorously.  The Company filed a Motion to Dismiss on January 14, 2011, which was fully submitted to the District Court on February 14, 2011 and is now awaiting resolution by the District Court.  The Company’s liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Environmental Matters

H&H has been working with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 (“Sold Parcel”) and an adjacent parcel (“Adjacent Parcel”) that together with the Sold Parcel comprises the site of a former H&H manufacturing facility.  Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007, although H&H performed limited additional work on that site, solely in furtherance of now concluded settlement discussions between H&H and the purchaser of the Sold Parcel.  Although no groundwater remediation is required, there will be monitoring of the Sold Parcel site for several years.  On September 11, 2008, the CTDEP advised H&H that it had approved H&H’s Soil Action Remediation Action Report, dated December 28, 2007 as amended by an addendum letter dated July 15, 2008, thereby concluding the active remediation of the Sold Parcel. Approximately $29.0 million was expended through December 31, 2009, and the remaining remediation and monitoring costs for the Sold Parcel are expected to approximate $0.3 million.  H&H previously received reimbursement of $2.0 million from an insurance company under a cost-cap insurance policy and in January 2010, net of attorney’s fees, H&H received $1.034 million as the final settlement of H&H’s claim for additional insurance coverage relating to the Sold Parcel.  H&H also has been conducting an environmental investigation of the Adjacent Parcel, and is continuing the process of evaluating various options for its remediation of the Adjacent Parcel. Since the total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time, accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of H&H.

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HHEM entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey.  The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination.  HHEM and H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers.  HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO.  A remedial investigation report was filed with the NJDEP in December 2007.  By letter dated December 12, 2008, NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report.  HHEM anticipates entering into discussions with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time.    Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, “Costs”) are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million.  The $1.0 million was paid solely by the former owner/operator.  As of December 31, 2010, over and above the $1.0 million, total investigation and remediation costs of approximately $1.6 million and $0.5 million have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement.   Additionally, HHEM indirectly is currently being reimbursed through insurance coverage for a portion of the Costs for which HHEM is responsible.  HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a remediation plan is agreed upon with NJDEP, and there is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties.  The additional Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of HHEM.

H&H and Bairnco (and/or one or more of their respective subsidiaries) have also been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites and are parties to administrative consent orders in connection with certain other properties.  H&H and Bairnco (and/or one or more of their respective subsidiaries) may be subject to joint and several liabilities imposed by CERCLA on PRPs.  Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, H&H and Bairnco are unable to reasonably estimate the ultimate cost of compliance with such laws.

H&H received a notice letter from the United States Environmental Protection Agency (“EPA”) in August 2006 formally naming H&H as a PRP at a superfund site in Massachusetts (the “Superfund site”).  H&H is part of a group of thirteen (13) other PRPs (the “PRP Group”) to work cooperatively regarding remediation of the Superfund site.  H&H executed a participation agreement, consent decree and settlement trust on June 13, 2008 and all of the other PRP’s have signed as well.  In December 2008, the EPA lodged the consent decree with the United States District Court for the District of Massachusetts and the consent decree was entered, after no comments were received during the thirty-day comment period on January 27, 2009.  With the entry and filing of the consent decree, H&H was required to make two payments in 2009: one payment of $0.2 million relating to the “true-up” of monies previously expended for remediation and a payment of $0.3 million for H&H’s share of the early action items for the remediation project. In addition, on March 11, 2009, WHX executed a financial guaranty of H&H’s obligations in connection with the Superfund site. The PRP Group has both chemical and radiological PRPs.  H&H is a chemical PRP; not a radiological PRP.  The remediation of radiological contamination at the site, under the direction of the Department of Energy (“DOE”), has begun but is not expected to be completed until the Fall of 2011 at the earliest, and it may be delayed even further due to inadequate funding in the federal program financing the DOE work.  Additional financial contributions will be required by the PRP Group when it starts its work upon completion of the DOE’s radiological remediation work.   H&H has recorded a significant liability in connection with this matter.  There can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of H&H.

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at the MA Property that is the subject of the Arista Development litigation discussed above.  On January 20, 2009, HHEM filed with MADEP a partial Class A-3 Response Action Outcome Statement (“RAO-P”) and an Activity & Use Limitation (“AUL”) for the MA Property.  By letter dated March 24, 2009, MADEP advised HHEM that the RAO-P did not require a comprehensive audit.  By letter dated April 16, 2009, the MADEP advised HHEM that a MADEP AUL Audit Inspection conducted on March 18, 2009 did not identify any violations of the requirements applicable to the AUL.  Together, the March 24 and April 16 MADEP letters, combined with HHEM’s Licensed Site Professional’s partial RAO opinion constitute confirmation of the adequacy of HHEM’s investigation of the MA Property as well as its remediation and post closure monitoring plans.   The Massachusetts Attorney General, executed a covenant not to sue (“CNTS”) to cover the MA Property on March 31, 2010.  Following the execution of the CNTS, HHEM filed a Remedy Operation Status (“ROS”) on April 1, 2010.  On June 30, 2010, HHEM filed a Class A-3 RAO to close the site since HHEM’s Licensed Site Professional concluded that groundwater monitoring demonstrated that the remediation has stabilized the conditions at the site.  In addition, HHEM has concluded settlement discussions with abutters of the MA Property and entered into settlement agreements with each of them.  Therefore, HHEM does not expect that any claims from any additional abutters will be asserted, but there can be no such assurances.

41

            As discussed above, H&H and Bairnco and/or their subsidiaries have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation and potential fines and penalties relating to possible violations of national and state environmental laws.  H&H and Bairnco and/or their subsidiaries have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods.  The Company had approximately $6.1 million accrued related to estimated environmental remediation costs as of December 31, 2010.  In addition, the Company has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well.

Based upon information currently available, including prior capital expenditures, anticipated capital expenditures, and information available on pending judicial and administrative proceedings, H&H and Bairnco and/or their subsidiaries do not expect their respective environmental costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their respective facilities to have a material adverse effect on them, but there can be no such assurances that the resolution of these matters will not have a material adverse effect on the financial positions, results of operations and cash flows of H&H and Bairnco and/or their subsidiaries.  The Company anticipates that H&H and Bairnco and/or their subsidiaries will pay such amounts out of their respective working capital, although there is no assurance that H&H and Bairnco and/or their subsidiaries will have sufficient funds to pay such amounts.  In the event that H&H and Bairnco and/or their subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including HNH, for payment of such liabilities.

Other Litigation

Certain of the Company’s subsidiaries are defendants (“Subsidiary Defendants”) in numerous cases pending in a variety of jurisdictions relating to welding emissions.  Generally, the factual underpinning of the plaintiffs’ claims is that the use of welding products for their ordinary and intended purposes in the welding process causes emissions of fumes that contain manganese, which is toxic to the human central nervous system.  The plaintiffs assert that they were over-exposed to welding fumes emitted by welding products manufactured and supplied by the Subsidiary Defendants and other co-defendants.  The Subsidiary Defendants deny any liability and are defending these actions.  It is not possible to reasonably estimate the Subsidiary Defendants’ exposure or share, if any, of the liability at this time.

In addition to the foregoing cases, there are a number of other product liability, exposure, accident, casualty and other claims against HNH or certain of its subsidiaries in connection with a variety of products sold by such subsidiaries over several years, as well as litigation related to employment matters, contract matters, sales and purchase transactions and general liability claims, many of which arise in the ordinary course of business. It is not possible to reasonably estimate the Company’s exposure or share, if any, of the liability at this time in any of these matters.  On August 20, 2010, the company’s insurance company settled a previously disclosed state court lawsuit arising out of H&H’s sale of a used piece of equipment which allegedly caused a fire resulting in property damage and interruption of a third party’s business operations after the company had exhausted its self insured retention for the lawsuit.

There is insurance coverage available for many of the foregoing actions, which are being litigated in a variety of jurisdictions.  To date, HNH and its subsidiaries have not incurred and do not believe they will incur any significant liability with respect to these claims, which they are contesting vigorously in most cases.  However, it is possible that the ultimate resolution of such litigation and claims could have a material adverse effect on the Company’s results of operations, financial position and cash flows when they are resolved in future periods.

Pension Plan Contingency

In July 2003, the Company entered into a settlement agreement among the PBGC, HNH and several other parties (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Pension Plan.  Under the settlement, HNH agreed among other things that HNH will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future facility shutdown of a facility of HNH's former Wheeling-Pittsburgh Steel Corporation subsidiary, which subsidiary was wholly owned until August 1, 2003.  In the event that such a plan termination occurs, the PBGC has agreed to release HNH from any claims relating to any such shutdown. However, there may be PBGC claims related to unfunded liabilities that may exist as a result of any such termination of the WHX Pension Plan.

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Note 18 – Related Party Transactions

Steel Partners Holdings L.P. (“SPH”) is the sole limited partner of SP II, which is the direct owner of 6,325,269 shares of the Company’s common stock, representing approximately 51.94% of the outstanding shares.  Steel Partners Holdings GP Inc. (the “General Partner”) is SPH’s General Partner.  SPH is the sole stockholder of the General Partner.  Steel Partners LLC (“Steel Partners”) is the manager of SPH and SP II.  Warren G. Lichtenstein, our Chairman of the Board of Directors, is also the manager of Steel Partners and Chairman of the board of directors of the General Partner.

As more fully described in Note 13-“Debt”, on October 15, 2010, H&H Group refinanced the prior indebtedness of H&H and Bairnco to the Steel Trusts, each constituting a separate series of the SPII Liquidating Trust as successor-in-interest to SPII.  In accordance with the terms of an Exchange Agreement entered into on October 15, 2010, H&H Group made an approximately $6 million cash payment in partial satisfaction of prior indebtedness to the Steel Trusts and exchanged the remainder of such prior obligations for units consisting of (a) $72,925,500 aggregate principal amount of 10% subordinated secured notes due 2017 (the “Subordinated Notes”) issued by H&H Group and (b) warrants, exercisable beginning October 14, 2013, to purchase an aggregate of 1,500,806 shares of the Company’s common stock, with an exercise price of $11.00 per share (the “Warrants”).  Subordinated Notes approximating 55% of the total face amount issued by H&H Group were transferred to non-related parties by the Steel Trusts and approximately 45% of the total face amount issued are held by SPII. As of December 31, 2010, $0.4 million of accrued interest and $32.5 million of Subordinated Notes were owed to SPII.

 On January 24, 2011, a special committee of the Board of Directors of the Company, composed entirely of independent directors, approved a management and services fee to be paid to SP Corporate Services, LLC (“SP”) in the amount of $1,950,000 for services performed in 2010.  This fee was the only consideration paid for the services of Mr. Lichtenstein, as Chairman of the Board of Directors, Glen M. Kassan, as Vice Chairman and Chief Executive Officer of the Company, John J. Quicke, as Vice President and as a director through December 2010, and Jack L. Howard and John H. McNamara, Jr., as directors, as well as other assistance from SP and its affiliates.  The services provided included management and advisory services with respect to operations, strategic planning, finance and accounting, sale and acquisition activities and other aspects of the businesses of the Company.  The Company does not have a written agreement with SP relating to the services described above.  In 2009, the Company incurred a management and service fee of $950,000 which was paid to SP.

In 2010 and 2009, the Company provided certain accounting services to SPH, and continues to provide certain accounting services on an ongoing basis.  The Company billed SPH $550,000 and $91,000 on account of services provided in 2010 and 2009, respectively.

A subsidiary of HNH, WHX CS Corp. (“CS”) held an investment in CoSine which was accounted for under the equity method and was included in other non-current assets on the consolidated balance sheet.  Although CS owned 18.8% of the outstanding common stock of CoSine, the Company accounted for CoSine under the equity method because a related party (SP II) owned an additional percentage of the outstanding common stock and as a result of the combined ownership percentage, indirectly had the ability to exercise control.  In the second quarter of 2009, the Company recorded a $1.2 million non-cash impairment charge in connection with its equity investment in CoSine.  The amount of the impairment represented the difference between the carrying value of the investment and its fair value.  On July 31, 2009, CS sold its equity investment in CoSine to SP II for cash proceeds of $3.1 million.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for Mr. Kassan and Mr. Lichtenstein. These arrangements provide, among other things, for each to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company’s stock price and $90.00.  The bonus is payable immediately upon the sending of a notice by either Mr. Kassan or Mr. Lichtenstein, respectively  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under GAAP, the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $.2 million of non-cash expense in 2010 and $.1 million of non-cash income in 2009 related to these incentive arrangements.

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Note 19 – Other Income (Expense)

	Years Ended December 31,
	2010	2009
	(in thousands)
Equity loss from affiliated company	$-	$(46)
Foreign currency transaction gain (loss)	(201)	142
Other, net	21	14
	$(180)	$110

Note 20 –Segments

HNH, the parent company, manages a group of businesses on a decentralized basis.  HNH owns H&H Group which owns H&H and Bairnco.  HNH is a diversified holding company whose strategic business units encompass the following segments: Precious Metal, Tubing, Engineered Materials, Arlon Electronic Materials, and Kasco Blades and Route Repair Services. The Arlon Coated Materials segment is classified as a discontinued operation (see Note 4) and is not included in the segment information below.  The business units principally operate in North America.

(1)
Precious Metal segment activities include the fabrication of precious metal and their alloys into brazing alloys. H&H’s brazing alloys are used to join similar and dissimilar metals as well as specialty metals and some ceramics with strong, hermetic joints.  H&H offers these metal joining products in a wide variety of alloys including gold, silver, palladium, copper, nickel, aluminum, and tin.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, and general industrial, where dissimilar material and metal-joining applications are required.  H&H’s operating income from precious metal products is principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice, prices to customers are principally a composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value,” which includes the cost of base metals, labor, overhead, financing and profit.

(2)
Tubing segment manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow this Group to serve the petrochemical infrastructure and shipbuilding markets. The Stainless Steel Tubing Group also manufactures products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in coiled and straight lengths with a primary focus on products for the refrigeration, automotive, and heating, ventilation and air conditioning (HVAC) industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products and assemblies for these industries.

(3)
Engineered Materials segment manufactures and supplies products to the construction and building industries. Engineered Materials segment also manufactures fasteners and fastening systems for the U.S. commercial flat roofing industry.  Products are sold to building and roofing material wholesalers and are also private labeled to roofing system manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in the construction and remodeling of homes, decking and landscaping.  Engineered Materials segment also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, Engineered Materials segment manufactures electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries.

(4)
Arlon Electronic Materials (“Arlon EM”) segment designs, manufactures, markets and sells high performance laminate materials and silicone rubber products utilized in the military/aerospace, wireless communications, transportation, energy generation, oil drilling, general industrial, and semiconductor markets.  Among the products included in the Arlon EM segment are high technology laminates and bonding materials used in the manufacture of printed circuit boards and silicone rubber products such as electrically insulating tapes and thermally conductive materials.

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(5)
Kasco segment is a provider of meat-room blade products, repair services, and resale products for the meat and deli departments of supermarkets; for restaurants; for meat and fish processing plants; and for distributors of electrical saws and cutting equipment throughout North America, Europe, Asia and South America.  Kasco is also a provider of wood cutting blade products for the pallet manufacturing, pallet recycler, and portable saw mill industries in North America.  These products and services include band saw blades for cutting meat and fish, band saw blades for cutting wood and metal, grinder plates and knives for grinding and cutting meat, repair and maintenance services for food equipment in retail grocery and restaurant operations, electrical saws and cutting machines, seasoning products, and other related butcher supply products.

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics.  Management reviews sales, gross profit and operating income to evaluate segment performance. Operating income for the segments includes the costs of shared corporate headquarters functions such as finance, auditing, treasury, legal, benefits administration and certain executive functions, but excludes other unallocated general corporate expenses. Other income and expense, interest expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

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The following table presents information about segments for the years ended December 31, 2010 and 2009.

Statement of operations data:	Twelve Months Ended
	December 31,
	2010	2009
	(in thousands)
Net Sales:
Precious Metal	$128,360	$85,972
Tubing	94,558	75,198
Engineered Materials	221,075	191,709
Arlon Electronic Materials	75,398	60,145
Kasco	48,821	47,678
Total net sales	$568,212	$460,702

Segment operating income:
Precious Metal (a)	14,455	5,490
Tubing (b)	13,361	4,746
Engineered Materials	20,911	16,903
Arlon Electronic Materials ( c)	8,808	4,338
Kasco (d)	1,349	3,661
Total	$58,884	$35,138

Unallocated corporate expenses & non operating units	(14,241)	(13,547)
Income from proceeds of insurance claims, net	-	4,035
Unallocated pension expense	(4,349)	(14,013)
Corporate restructuring costs	-	(636)
Asset impairment charge	-	(1,158)
Loss on disposal of assets	(44)	(132)
Income from continuing operations	$40,250	$9,687

Interest expense	(26,310)	(25,741)
Realized and unrealized loss on derivatives	(5,983)	(777)
Other income (expense)	(180)	110
Income (loss) from continuing operations before income taxes	$7,777	$(16,721)

(a)  Segment operating income for the Precious Metal segment for 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire. The results for the Precious Metal segment for 2010 and 2009 include gains of $0.2 million and $0.6 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.
(b)  Segment operating income for the Tubing segment for 2010 includes a gain of $1.3 million related to insurance proceeds from a fire claim settlement.  2009 includes a non-cash asset impairment charge of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.
(c)  Segment operating results for the Arlon EM segment for 2009 includes a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.
(d)  Segment operating income for the Kasco segment for both 2010 and 2009 includes $1.6 million and $0.2 million, respectively, of asset impairment charges associated with certain real property located in Atlanta, Georgia.  Also, $0.5 million of costs related to restructuring activities was recorded in 2010.

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	2010	2009
Capital Expenditures	(in thousands)
Precious Metal	$687	$629
Tubing	3,686	2,525
Engineered Materials	2,215	2,083
Arlon Electronic Materials	2,552	819
Kasco	1,336	937
Corporate and other	129	211
	$10,605	$7,204

	2010	2009
Depreciation and amortization expense	(in thousands)
Precious Metal	$1,472	$1,635
Tubing	2,977	3,056
Engineered Materials	4,808	4,858
Arlon Electronic Materials	4,150	3,971
Kasco	2,588	2,690
Corporate and other	384	870
	$16,379	$17,080

	December 31,
	2010	2009
Total Assets	(in thousands)
Precious Metal	$44,459	$40,582
Tubing	39,141	36,291
Engineered Materials	126,926	127,105
Arlon Electronic Materials	67,622	65,583
Kasco	24,457	26,484
Corporate and other	21,640	19,666
Discontinued operations	29,303	38,129
	$353,548	$353,840

The following table presents revenue and long lived asset information by geographic area as of and for the years ended December 31. Long-lived assets in 2010 and 2009 consist of property, plant and equipment, plus approximately $10.4 million and $7.8 million, respectively, of land and buildings from previously operating businesses, and other non-operating assets that are carried at the lower of cost or fair value and are included in other non-current assets on the consolidated balance sheets.

Geographic Information
	Revenue		Long-Lived Assets
	2010	2009	2010	2009
	(in thousands)		(in thousands)
United States	$514,992	$424,047	$76,483	$81,107
Foreign	53,220	36,655	16,372	13,574
	$568,212	$460,702	$92,855	$94,681

Foreign revenue is based on the country in which the legal subsidiary is domiciled. Neither revenue nor long-lived assets from any single foreign country was material to the consolidated revenues of the Company.

There were no customers which accounted for more than 5% of consolidated net sales in 2010 and 2009.  In both 2010 and 2009, the 15 largest customers accounted for approximately 28% of consolidated net sales.

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Note 21 –Subsequent Events

The Company has updated its historical consolidated financial statements to reflect certain businesses that were sold since the issuance of the original financial statements, and these businesses are presented in the accompanying financial statements as discontinued operations.

On February 4, 2011, Arlon LLC (“Arlon”), an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sale price of $27.0 million.  Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s revolving credit facility.  A gain on the sale of these assets of $11.5 million was recorded in the first quarter of 2011.

On March 25, 2011, Arlon LLC and its subsidiaries sold substantially all of their assets and existing operations located primarily in the State of Texas related to Arlon’s Engineered Coated Products Division and SignTech subsidiary for an aggregate sale price of $2.5 million.  In addition, Arlon LLC sold a coater machine to the same purchaser for a price of $0.5 million.  The Company recorded a loss of $5.0 million on the sale of these assets in the first quarter of 2011.  The net proceeds from these asset sales were used to repay indebtedness under the Company’s revolving credit facility.

During the third quarter of 2011, the Company sold the stock of Kasco-France, a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pre-tax earnings over the next three years. Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco.  As a result of the sale, the Company recorded a loss, net of tax, of $0.6 million in the third quarter of 2011.

Arlon CM and Kasco-France have been included in the accompanying financial statements as discontinued operations on a retroactive basis for the twelve months ending December 31, 2010 and 2009.

48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Handy & Harman Ltd.

We have audited the accompanying consolidated balance sheets of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit and comprehensive income (loss) for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Edison, New Jersey
March 11, 2011 (except for Note 21, as to which the date is November 15, 2011)

HANDY & HARMAN LTD.
Consolidated Balance Sheets

(Dollars and shares in thousands)	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$8,796	$8,656
Trade and other receivables-net of allowance for doubtful accounts of $2,172 and $2,593, respectively	60,294	64,326
Inventories	45,007	54,762
Deferred income taxes	1,023	1,164
Other current assets	8,032	9,335
Current assets of discontinued operations	29,512	40,738
Total current assets	152,664	178,981

Property, plant and equipment at cost, less accumulated depreciation and amortization	83,110	90,768
Goodwill	63,946	65,071
Other intangibles, net	33,931	36,989
Other non-current assets	11,571	18,510
Non-current assets of discontinued operations	8,618	11,922
	$353,840	$402,241
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$30,212	$29,201
Accrued liabilities	20,219	33,955
Accrued environmental liability	6,692	8,478
Accrued interest - related party	1,600	263
Short-term debt	18,949	32,699
Current portion of long-term debt	5,944	8,295
Deferred income taxes	300	151
Current portion of pension liability	9,700	1,800
Current liabilities of discontinued operations	9,686	15,863
Total current liabilities	103,302	130,705

Long-term debt	95,082	110,144
Long-term debt - related party	54,098	54,098
Long-term interest accrual - related party	11,797	2,237
Accrued pension liability	92,309	131,876
Other employee benefit liabilities	4,840	4,233
Deferred income taxes	4,258	5,274
Other liabilities	5,255	4,942
Long-term liabilities of discontinued operations	696	639
	371,637	444,148
Commitments and Contingencies

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(118,402)	(163,502)
Additional paid-in capital	552,834	552,583
Accumulated deficit	(452,351)	(431,110)
Total stockholders' deficit	(17,797)	(41,907)
	$353,840	$402,241

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Operations

	Year ended December 31,
	2009	2008

	(in thousands except per share)

Net sales	$460,702	$591,859
Cost of goods sold	345,668	440,869
Gross profit	115,034	150,990

Selling, general and administrative expenses	89,915	113,325
Pension expense (credit)	14,097	(8,335)
Asset impairment charges	3,016	-
Goodwill impairment charge	1,140	-
Income from proceeds of insurance claims, net	(4,035)	(3,399)
Income from benefit plan curtailment	-	(3,875)
Restructuring charges	1,082	-
Other operating expenses	132	99
Income from continuing operations	9,687	53,175
Other:
Interest expense	25,741	36,212
Realized and unrealized loss on derivatives	777	1,355
Other expense (income)	(110)	1,060
Income (loss) from continuing operations before tax	(16,721)	14,548
Tax provision (benefit)	(497)	1,255
Income (loss) from continuing operations, net of tax	(16,224)	13,293

Discontinued Operations:
Loss from discontinued operations, net of tax	(6,849)	(10,170)
Gain (loss) on disposal of assets, net of tax	1,832	(112)
Net loss from discontinued operations	(5,017)	(10,282)

Net income (loss)	$(21,241)	$3,011

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax	$(1.33)	$3.32
Discontinued operations, net of tax	(0.41)	(2.57)
Net income (loss)	$(1.74)	$0.75

Weighted average number of common shares outstanding	12,179	4,001

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	$(21,241)	$3,011
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,080	18,078
Non-cash stock based compensation	186	553
Amortization of debt related costs	1,429	1,806
Long-term interest on related party debt	9,560	5,285
Income from curtailment of employee benefit obligations	-	(3,875)
Deferred income taxes	(955)	(643)
Loss on asset dispositions	132	100
Asset impairment charges	3,017	-
Goodwill impairment charge	1,140	-
Unrealized loss (gain) on derivatives	409	(384)
Reclassification of net cash settlements on derivative instruments	368	1,739
Net cash provided by operating activities of discontinued operations	10,284	15,398
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	3,410	5,470
Inventories	9,153	4,634
Other current assets	2,141	1,453
Accrued interest expense-related party	1,338	(17,643)
Other current liabilities	(508)	(20,410)
Other items-net	2,565	(4,493)
Net cash provided by operating activities	39,508	10,079
Cash flows from investing activities:
Plant additions and improvements	(7,204)	(10,395)
Net cash settlements on derivative instruments	(368)	(1,739)
Proceeds from sales of assets	110	8,253
Proceeds from sale of investment	3,113	-
Net cash provided by (used in) investing activities of discontinued operations	2,405	(1,919)
Net cash used in investing activities	(1,944)	(5,800)
Cash flows from financing activities:
Proceeds of stock-rights offering	-	155,561
Proceeds of term loans	9,577	4,000
Net revolver repayments	(14,164)	(17,084)
Repayments of term loans - domestic	(26,623)	(30,049)
Repayments of term loans - related party	-	(111,188)
Deferred finance charges	(1,191)	(1,562)
Net change in overdrafts	(231)	(1,107)
Net cash used to repay debt of discontinued operations	(4,704)	(835)
Other	(274)	618
Net cash used in financing activities	(37,610)	(1,646)
Net change for the period	(46)	2,633
Effect of exchange rate changes on net cash	186	(67)
Cash and cash equivalents at beginning of period	8,656	6,090
Cash and cash equivalents at end of period	$8,796	$8,656

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Income (Loss)

(Dollars and shares in thousands)
	Common Stock			Accumulated Other Comprehensive Income	Accumulated	Capital in Excess of	Total Stockholders'
	Shares	Amount	Warrants	(Loss)	Deficit	Par Value	Deficit

Balance, January 1, 2008	1,000	$10	$1,287	$(32,559)	$(434,121)	$395,838	$(69,545)

Current period change	-	-		(130,943)	-		(130,943)
Net income	-	-	-	-	3,011	-	3,011
Total comprehensive loss							(127,932)
Expiration of warrants			(1,287)			1,287	-
Stock rights offering	11,179	112	-	-	-	154,846	154,958
Amortization of stock options	-	-	-	-	-	612	612

Balance, December 31, 2008	12,179	122	-	(163,502)	(431,110)	552,583	(41,907)

Current period change	-	-		45,100	-		45,100
Net loss	-	-	-	-	(21,241)	-	(21,241)
Total comprehensive income							23,859
Amortization of stock options	-	-	-	-	-	251	251

Balance, December 31, 2009	12,179	$122	$-	$(118,402)	$(452,351)	$552,834	$(17,797)

	Year Ended December 31,
	2009	2008
Comprehensive Income (Loss)
Net income (loss)	$(21,241)	$3,011

Changes in pension plan assets and other benefit obligations:
Curtailment/settlement gain/(loss)	169	(517)
Current year actuarial gain/(loss)	29,940	(127,252)
Amortization of actuarial loss	13,215	497
Amortization prior service (credit)/cost	63	(202)

Foreign currency translation adjustment	1,549	(3,305)
Valuation of marketable equity securities	164	(164)
Comprehensive income (loss)	$23,859	$(127,932)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of the Business

Organization

HNH, the parent company, manages a group of businesses on a decentralized basis.  HNH owns Handy & Harman (“H&H”), a diversified holding company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  HNH also owns Bairnco Corporation (“Bairnco”), another diversified holding company that manages business units in two reportable segments: Arlon Electronic Materials (“EM”) segment and Kasco Replacement Products and Services (“Kasco”).  See Note 20 for a description of the business and products of each of the Company’s segments.  The business units of H&H and Bairnco principally operate in North America.  All references herein to “we,” “our” or the “Company” shall refer to HNH, together with all of its subsidiaries.

Note 1a – Management’s Plans and Liquidity

Liquidity

The Company recorded a net loss of $21.2 million in 2009, but generated $39.5 million of positive cash flow from operating activities.  This compares with net income of $3.0 million and $10.1 million provided by cash flows from operating activities in 2008.

 Prior to 2008, the Company incurred significant losses and negative cash flows from operations, and as of December 31, 2009 had an accumulated deficit of $452.4 million. On March 7, 2005, HNH filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  HNH continued to operate its business and own and manage its assets as a debtor in possession until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

 As of December 31, 2009, the Company’s current assets totaled $152.7 million and its current liabilities totaled $103.3 million, resulting in working capital of $49.4 million, as compared to working capital of $48.3 million as of December 31, 2008.  The Company has reduced its level of debt in 2009 from $205.5 million as of December 31, 2008 to $174.2 million as of December 31, 2009 in connection with its continuing operations, and also repaid $4.7 million of debt from its discontinued operations.

See the discussions below regarding the separate liquidity of HNH the parent company, H&H and Bairnco.

Handy & Harman Ltd., the parent company

HNH, the parent company’s, sources of cash flow consist of its cash on-hand, distributions from its principal subsidiaries, H&H and Bairnco, and other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to HNH with the exception of (i) an unsecured loan for required payments to the WHX pension Plan, and (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $12.0 million, $9.5 million of which has been distributed. The remaining $2.5 million is not permitted to be loaned to HNH before March 31, 2010.  H&H’s credit facilities are collateralized by a first priority lien on all of the assets of H&H and its subsidiaries.  Similarly, Bairnco’s credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to HNH other than common stock of Bairnco and up to $0.6 million annually for services performed by HNH on behalf of Bairnco, under certain circumstances.  Bairnco’s credit facilities are collateralized by a first priority lien on all of the assets of Bairnco and of its U.S. subsidiaries.

HNH’s ongoing operating cash flow requirements consist of  funding  the minimum requirements of the WHX pension Plan and paying HNH’s administrative costs.  The significant decline of stock prices starting in 2008 across a cross-section of financial markets contributed to an unfunded pension liability of the WHX pension Plan which totaled $101.1 million as of December 31, 2009 and $132.8 million as of December 31, 2008.  The Company expects to have required minimum contributions for 2010 and 2011 of $9.6 million and $21.0 million, respectively.   Such required future contributions are determined based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as a plan termination.

As of December 31, 2009, HNH and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to HNH had cash of approximately $3.3 million and current liabilities of approximately $11.0 million. Such current liabilities include $9.6 million of estimated required contributions to the WHX pension Plan, which HNH is permitted to borrow from H&H pursuant to H&H’s credit agreements.

 On July 31, 2009, HNH CS Corp., one of these unrestricted subsidiaries of HNH, sold its equity investment in CoSine to SP II for $3.1 million.  A subordinated secured loan of $3.0 million was made by HNH to Bairnco in connection with Bairnco’s partial repayment of their Credit Agreement with Ableco Finance LLC (“Ableco”), as administrative agent thereunder (the “Ableco Facility”).  Management expects that HNH will be able to fund its operations in the ordinary course over at least the next twelve months.

Handy & Harman and Bairnco

The ability of both H&H and Bairnco to draw on their respective revolving lines of credit is limited by their respective borrowing base of accounts receivable and inventory.  As of December 31, 2009, H&H’s availability under its credit facilities was $22.7 million, and Bairnco’s availability under its U.S. credit facilities was $10.5 million. As of March 24, 2010, H&H’s availability under its credit facilities was approximately $18.5 million, and Bairnco’s availability under its U.S. credit facilities was approximately $9.2 million.  However, there can be no assurances that H&H and Bairnco will continue to have access to all or any of their lines of credit if their respective operating and financial performance does not satisfy the relevant borrowing base criteria and financial covenants set forth in the applicable financing agreements.  If either H&H or Bairnco do not meet certain of their respective financial covenants or satisfy the relevant borrowing base criteria, and if they are unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, their ability to access available lines of credit could be limited, their debt obligations could be accelerated by their respective lenders, and their liquidity could be adversely affected.

The Company

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of assets and/or businesses, and (iv) from other discrete transactions.

Management is utilizing the following strategies to continue to enhance liquidity: (1) continuing to implement improvements throughout all of the Company’s operations to increase operating efficiencies, (2) supporting profitable sales growth both internally and potentially through acquisitions, (3) evaluating strategic alternatives with respect to all lines of business and/or assets and (4) seeking financing alternatives that may lower its cost of capital and/or enhance current cash flow.  The Company also plans to continue, as appropriate, cost containment measures that it implemented during 2009.

The ability of the Company to meet its cash requirements for at least the next twelve months is dependent, in part, on the Company’s continuing ability to meet its business plans. The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value. If the Company’s planned cash flow projections are not met, management could consider the additional reduction of certain discretionary expenses and the sale of certain assets and/or businesses.

 Furthermore, if the Company’s cash needs are significantly greater than anticipated or the Company does not materially meet its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.  There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs.  The Company’s inability to generate sufficient cash flows from its operations or through financing could impair its liquidity, and would likely have a material adverse effect on its businesses, financial condition and results of operations, and could raise substantial doubt that the Company will be able to continue to operate.

The Company believes that recent amendments to its financing arrangements, continuing improvements in its core operations, and stabilization of the global economy as it effects the markets that the Company serves, will permit the Company to generate sufficient working capital to meet its obligations as they mature.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, will be adequate to meet its current and anticipated cash requirements.  However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

The Company has taken the following actions, which it believes has and in certain instances, will continue to improve liquidity over time and help provide for adequate liquidity to fund the Company’s capital needs:

•
On various dates in 2008 and 2009, Company management has worked with the principal lenders of H&H and Bairnco to amend their respective credit facilities.  Amendments affecting liquidity have been made in order to (i) extend the maturity date of the H&H debt to June 30, 2011, (ii) reset the levels of certain financial covenants, (iii) permit certain additional loans from SPII and Ableco, (iv) permit loans or advances from H&H to HNH, subject to certain conditions, (v) allow for the acquisition of a business, a sale-leaseback of an operating facility, and the closure of non-performing businesses, (vi) allow prepayments of the various loans on different occasions, (vii) provide a limited cross-guaranty between H&H and Bairnco, and (viii) amend applicable interest rates.  (See Note 13 for additional information about these credit facilities and amendments).

•
On September 25, 2008, HNH completed a rights offering by issuing common stock for proceeds of approximately $156.5 million (the “Rights Offering”), and repaid debt and accrued interest of approximately $155.7 million.

•
The Company continues to apply the HNH Business System at all of its business units, which utilizes lean tools and philosophies to reduce and eliminate waste coupled with the Six Sigma tools targeted at variation reduction.

•
On January 4, 2009, the Company implemented a 5% salary reduction to annual salaries over $40,000 for all salaried employees, including all of the Company’s executive officers, in furtherance of the Company’s ongoing efforts to lower its operating costs. The Company also suspended its employer contributions to 401(k) savings plans for all employees not covered by a collective bargaining agreement. Additionally, during 2009, the Company’s bonus program for senior management of its operations was significantly curtailed.  The Company also took other steps to further reduce fixed and variable expenses at its various locations.  In January 2010, the Company reinstated the 5% salary reduction and its matching contribution to the 401(k) savings plan.  The Company also fully reinstated in 2010 its bonus plan for senior management, subject to the terms and conditions of the bonus plan.

•
In 2009 and 2008, the Company engaged in various restructuring activities that management believes will result in a more efficient infrastructure that can be leveraged in the future. These activities included consolidation of the Bairnco corporate office into the HNH corporate office, the closure of facilities in New Hampshire and Dallas in 2009, and San Antonio in 2008, and relocation of the functions to other existing facilities.   In connection with these activities, restructuring charges totaled $1.9 million in 2009 and $1.6 million in 2008.

•
In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its Indiana Tube Denmark (“ITD”) subsidiary, sell ITD’s assets, pay off  ITD’s related debt and repatriate cash remaining post-closing. The decision to exit this market was made after evaluating current economic conditions and competition from lower cost manufacturers.  The withdrawal from this market has been largely accomplished although the ITD building has been offered for sale, but has not yet sold.   In 2008, the Company also evaluated its Sumco, Inc. (“Sumco”) subsidiary in light of ongoing operating losses and future prospects.  Sumco provided electroplating services primarily to the automotive market.  Sumco had declining cash flows in 2008 and projected negative 2009 cash flows principally caused by the decline in U.S. economic activity and by Sumco’s reliance on the automotive market for over 90% of its sales. The Company decided to exit this business, which has been completed as of December 31, 2009.

•
The Company filed a shelf registration statement on Form S-3 with the SEC which was declared effective on June 29, 2009.  Pursuant to this statement, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement would be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  However, management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement could  be used for general corporate purposes, which may include working capital and/or capital expenditures.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its cash requirements on a continuing basis for at least the next twelve months.  However, if the Company’s planned cash flow projections are not met and/or credit is not available in sufficient amounts, management could consider the additional reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and/or the Company’s credit facilities are not adequate, the Company’s ability to operate could be materially adversely affected.

Note 2 – Summary of Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of HNH and its subsidiaries.  All material intercompany transactions and balances have been eliminated.

On November 24, 2008, the Company consummated a 1-for-10 Reverse Stock Split of its outstanding common stock.  Pursuant to the Reverse Stock Split, every ten (10) shares of common stock issued and outstanding at the time the split was effected were changed and reclassified into one (1) share of common stock immediately following the Reverse Stock Split.  The Reverse Stock Split affected all shares of common stock, stock options and rights of the Company outstanding at the effective time of the Reverse Stock Split.  The Reverse Stock Split did not change the proportionate equity interests of the Company’s stockholders, nor were the respective voting rights and other rights of stockholders altered, except due to immaterial differences because fractional shares were not issued and the number of shares of a holder was rounded up.  To enhance comparability, unless otherwise noted, all references to the Company’s common stock and per share amounts have been adjusted on a retroactive basis as if the Reverse Stock Split had occurred on January 1, 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation.  Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.  As of December 31, 2009 and 2008, the Company had cash held in foreign banks of $4.9 million and $2.7 million, respectively.  The Company’s credit risk arising from cash deposits held in U.S. banks in excess of insured amounts is not significant given that as a condition of its revolving credit agreements (See Note 13), cash balances in U.S. banks are generally swept on a nightly basis to pay down the Company’s revolving credit loans.

Revenue Recognition

Revenues are recognized when the title and risk of loss has passed to the customer. This condition is normally met when product has been shipped or the service performed. An allowance is provided for estimated returns and discounts based on experience.  Cash received by the Company from customers prior to shipment of goods, or otherwise not yet earned, is recorded as deferred revenue. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period-usually 3 to 6 month periods.  For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract.  Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants.

The Company experiences a certain degree of sales returns that varies over time, but is able to make a reasonable estimation of expected sales returns based upon history. The Company records all shipping and handling fees billed to customers as revenue, and related costs are charged principally to cost of sales, when incurred.  In limited circumstances, the Company is required to collect and remit sales tax on certain of its sales.  The Company accounts for sales taxes on a net basis, and such sales taxes are not included in net sales on the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers based on its evaluation of the customer’s financial condition.  The Company does not require that any collateral be provided by its customers.  The Company has established an allowance for accounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of the financial condition of the customer and historical experience. The Company monitors its accounts receivable and charges to expense an amount equal to its estimate of potential credit losses. Accounts that are outstanding longer than contractual payment terms are considered past due.  The Company considers a number of factors in determining its estimates, including the length of time its trade accounts receivable are past due, the Company’s previous loss history and the customer’s current ability to pay its obligation. Accounts receivable balances are charged off against the allowance when it is determined that the receivable will not be recovered, and payments subsequently received on such receivables are credited to recovery of accounts written off.  The Company does not charge interest on past due receivables.

The Company believes that the credit risk with respect to Trade Accounts Receivable is limited due to the Company’s credit evaluation process, the allowance for doubtful accounts that has been established, and the diversified nature of its customer base.  There were no customers which accounted for more than 5% of consolidated net sales in 2009 or 2008.  In 2009 and 2008, the 15 largest customers accounted for approximately 25% and 22% of consolidated net sales, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (“LIFO”) method for precious metal inventories. Non precious metal inventories are stated at the lower of cost (principally average cost) or market. For precious metal inventories, no segregation among raw materials, work in process and finished goods is practicable.

Non-precious metal inventory is evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and is adjusted accordingly.  If actual market conditions are less favorable than those projected, write-downs may be required.

Derivatives and Risks

Precious Metal Risk

H&H enters into commodity futures and forwards contracts on precious metals that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.

As of December 31, 2009 and 2008, the Company had contracted for $7.2 million and $4.6 million, respectively, of forward contracts with a counter party rated A by Standard & Poors, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss).  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

Foreign Currency Exchange Rate Risk

H&H and Bairnco are subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars.  H&H and Bairnco have not generally used derivative instruments to manage this risk.

Property, Plant and Equipment

Depreciation of property, plant and equipment is provided principally on the straight line method over the estimated useful lives of the assets, which range as follows: machinery & equipment 3 –15 years and buildings and improvements 10 – 30 years. Interest cost is capitalized for qualifying assets during the assets’ acquisition period.   Maintenance and repairs are charged to expense and renewals and betterments are capitalized. Profit or loss on dispositions is credited or charged to operating income.

Goodwill, Intangibles and Long-Lived Assets

Goodwill is reviewed annually for impairment in accordance with GAAP. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests.  Circumstances that could trigger an interim impairment test include but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on actual goodwill valued in connection with each business combination consummated within each reporting unit.   Six reporting units of the Company have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process.  Step 1 of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill.  In performing the first step of the impairment test, the Company also reconciles the aggregate estimated fair value of its reporting units to its enterprise value (which includes a control premium).

To estimate the fair value of our reporting units, we use an income approach and a market approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe the assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant.  Such estimates are derived from our analysis of peer companies and considered the industry weighted average return on debt and equity from a market participant perspective.  The Company believes the assumptions used to determine the fair value of our respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows or WACCs, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.  The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.

A market approach values a business by considering the prices at which shares of capital stock of reasonably comparable companies are trading in the public market, or the transaction price at which similar companies have been acquired.

Relative weights are then given to the results of each of these approaches, based on the facts and circumstances of the business being valued.  The use of multiple approaches (in our case, income and market approaches) is considered preferable to a single method.  In our case, significant weight is given to the income approach because it generally provides a reliable estimate of value for an ongoing business  which has a reliable forecast of operations.  The income approach closely parallels investors’ consideration of the future benefits derived from ownership of an asset.

Intangible assets with finite lives are amortized over their estimated useful lives. We also estimate the depreciable lives of property, plant and equipment.  Both property, plant and equipment, as well as intangible assets with finite lives are reviewed for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset.  Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an asset impairment charge in the consolidated statement of operations.

Equity Investments

Investments are accounted for using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. The Company accounted for its investment in CoSine using the equity method of accounting. The CoSine investment was sold in 2009.

Stock Based Compensation

The Company accounts for stock options granted to employees as compensation expense which is recognized in exchange for the services received.  The compensation expense is based on the fair value of the equity instruments on the grant-date.

At the Company’s Annual Meeting of Shareholders on June 21, 2007, the Company’s shareholders approved a proposal to adopt Handy & Harman Ltd.’s 2007 Incentive Stock Plan (the “2007 Plan”), and reserved 80,000 shares of common stock under the 2007 Plan, as adjusted pursuant to the terms of the 2007 Plan to reflect the Reverse Stock Split.   On July 6, 2007, stock options for an aggregate of 62,000 shares of common stock, as adjusted pursuant to the terms of the 2007 Plan to reflect the Reverse Stock Split, were granted under the 2007 Plan to employees and to two outside directors of the Company, and additional options have periodically been granted under the 2007 Plan to other key employees hired by the Company since that time.

Environmental Liabilities

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Income Taxes

Income  taxes currently payable or tax refunds receivable are recorded on a net basis and included in accrued liabilities on the consolidated balance sheets.    Deferred income taxes reflect the tax effect of NOLs, capital loss or tax credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting (GAAP) and income tax purposes, as determined under enacted tax laws and rates.  Valuation allowances are established if, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.  The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Earnings Per Share

Basic earnings per share are based on the weighted average number of shares of Common Stock outstanding during each year.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments are recorded as a separate component of accumulated other comprehensive income.

Fair Value Measurements

The Company adopted Accounting Standards Codification No. 820, “Fair Value Measurements” effective January 1, 2009.  Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e ,the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches.  The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.  The valuation under this approach does not entail a significant degree of judgment.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures.

Level 3 inputs are unobservable inputs for the asset or liability.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value of the Company’s financial instruments, such as cash and cash equivalents, accounts receivable, and accounts payable approximate carrying value due to the short-term maturities of these assets and liabilities.  Fair value of the Company’s long term debt approximates its carrying cost due to variable interest rates.

 The Company's non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written down to fair value. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows, a market approach, and/or appraisals (Level 3 inputs).

The derivative instruments that the Company purchases, specifically commodity futures and forwards contracts on precious metal, are valued at fair value.  The futures contracts are Level 1 measurements since they are traded on a commodity exchange.  The forward contracts are entered into with a counterparty, and are considered Level 2 measurements.

Legal Contingencies

 The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which a change in estimate occurs.

Advertising Costs

Advertising costs consist of sales promotion literature, samples, cost of trade shows, and general advertising costs, and are included in selling, general and administrative expenses on the consolidated statements of operations.  Advertising, promotion and trade show costs totaled approximately $2.4 million in 2009 and $2.7 million in 2008.

Reclassification

Certain amounts for prior years have been reclassified to conform to the current year presentation.  In particular, the assets, liabilities and losses of discontinued operations (see Note 4) have been reclassified into separate lines on the financial statements to segregate them from continuing operations.  On the consolidated statement of operations, certain significant items, such as pension credit and restructuring costs have been shown separately.  On the consolidated balance sheet, the current portion of pension and other benefit plan liabilities has been reclassified from long-term liabilities, and interest payable to related party has been shown on a separate line.

Note 3 – Recently Issued Accounting Pronouncements

In July 2009, the Financial Accounting Standards Board (“FASB”) issued “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“the Codification” or “ASC”).  The Codification was effective for the Company’s third-quarter 2009 financial statements.  The Codification is the official single source of authoritative GAAP and all existing accounting standards have been superseded. All other accounting guidance not included in the Codification are considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification. The Codification did not change GAAP and all references to authoritative accounting literature included herein have now been referenced in accordance with the Codification.

In May 2009, the FASB issued ASC No. 855 “Subsequent Events” (“ASC 855”).  ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  This statement sets forth the period after the balance sheet date that management should evaluate events for transactions that may occur for potential recognition or disclosure in the financial statements.  ASC 855 also sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  ASC 855 was applicable to interim or annual financial periods ending after June 15, 2009.  The Company adopted ASC 855 in the second quarter of 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.

In April 2009, the FASB issued ASC No. 825, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC 825”), which increases the frequency of fair value disclosures from an annual to a quarterly basis.  ASC 825 was effective for interim and annual periods ending after June 15, 2009, and the Company adopted its provisions in the second quarter of 2009.  The adoption of ASC 825 did not impact the Company’s financial position or results of operations.

In April 2009, the FASB issued ASC No. 820-10, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC 820-10”). It provides guidance for estimating fair values when there is no active market or where the price inputs being used represent distressed sales and identifying circumstances that indicate a transaction is not orderly. ASC 820-10 was effective for interim and annual reporting periods ending after June 15, 2009, and the Company adopted it in the second quarter of 2009.  Adoption of ASC 820-10 did not have any effect on the Company’s financial position or results of operations.

 In December 2008, the FASB issued ASC No. 715-20, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“ASC 715-20”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  ASC 715-20 will become effective for financial statements issued for fiscal years and interim periods ending after December 15, 2009.  ASC 715-20 changes the disclosure requirements for benefit plan assets, but does not change the accounting for such assets or plans, and therefore, the Company believes that its adoption will not have an effect on its consolidated financial position and results of operations.

In March 2008, the FASB issued ASC No. 815-10, “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815-10”), which changed the disclosure requirements for derivative instruments and hedging activities, but did not change the accounting for such instruments.  Therefore, the adoption of ASC 815-10 did not have an effect on the Company’s consolidated financial position and results of operations.  ASC 815-10 became effective in the first quarter of 2009.  See Note 10 “Derivative Instruments”.

In September 2006, the FASB issued ASC No. 820, “Fair Value Measurements” (“ASC 820”) which defined fair value, established a framework for measuring fair value in accordance with GAAP, and expanded disclosures about fair value measurements.  ASC 820 did not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  On January 1, 2009, the Company adopted ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis.  The application of ASC 820 did not have an impact on the Company's financial position or results of operations.  The Company's non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets.  In a business combination, the non-financial assets and liabilities of the acquired company would be measured at fair value in accordance with ASC 820. The requirements of ASC 820 include using an exit price based on an orderly transaction between market participants at the measurement date assuming the highest and best use of the asset by market participants.

In December 2007, the FASB issued ASC No. 810, “Non-controlling Interests in Consolidated Financial Statements” (“ASC 810”), which established accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  ASC 810 became effective for fiscal years beginning after December 15, 2008.  The Company adopted ASC 810 on January 1, 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB also issued ASC No. 805, “Business Combinations” (“ASC 805”), which requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. ASC 805 also requires that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as a post-acquisition expense; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. The Company adopted ASC 805 on January 1, 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.

Note 4 – Discontinued Operations

Arlon CM

In 2010, the Company decided to exit the business of manufacturing adhesive films, specialty graphic films and engineered coated products, and in February 2011, the Company entered into two separate asset sale transactions. (see Note 21-“Subsequent Events”).  These businesses comprised the Arlon CM segment.  The Company recorded an asset impairment charge of $1.3 million  in 2010 in connection with certain of these assets.

Kasco-France

During the third quarter of 2011, the Company sold the stock of Eurokasco S.A.S. (“Kasco-France”), a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pre-tax earnings over the next three years.  Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco. Kasco-France has been included as a discontinued operation on a retroactive basis for the twelve months ending December 31, 2010 and 2009 (see Note 21-“Subsequent Events”).

Indiana Tube Denmark

In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its Indiana Tube Denmark subsidiary (“ITD”), sell ITD’s assets, pay off ITD’s debt with cash generated by ITD, and repatriate the remaining cash. ITD had been part of the Company’s Tubing segment.  The decision to exit this market was made after evaluating current economic conditions and ITD’s capabilities, served markets, and competitors.  In conjunction with the decision to close ITD, the Company reviewed the recoverability of ITD’s long-lived assets in accordance with ASC No 360, “Accounting for Impairment or Disposal of Long-Lived Assets.”  A review of future cash flows, based on the expected closing date, indicated that cash flows would be insufficient to support the carrying value of certain machinery and equipment at ITD.  As a result of the Company’s review, a non-cash impairment charge of $0.5 million was recognized in 2008 to write down the individual components of long-lived assets to estimated fair value.

During 2009, ITD ceased operations and sold or disposed of its inventory and most of its equipment.  A gain on the sale of equipment of $1.7 million was recognized.  ITD has collected its receivables, and its only remaining asset is the ITD facility, which has been offered for sale. ITD repaid $4.6 million of its long-term debt during 2009.

Sumco, Inc.

In 2008, the Company also evaluated its Sumco subsidiary in light of ongoing operating losses and future prospects.  A non-cash asset impairment charge of $7.8 million was recognized in 2008 to write down the individual components of long-lived assets to estimated fair value.  Sumco provided electroplating services primarily to the automotive market, and had been part of the Precious Metal segment.  Sumco had declining cash flows in 2008 and projected negative 2009 cash flows principally caused by the decline in U.S. economic activity and Sumco’s reliance on the automotive market for over 90% of its sales.  The Company decided to exit this business. In June 2009, Sumco entered into an agreement with the collective bargaining agent representing its unionized workers which specified the conditions of termination of employment for its unionized employees.  Sumco also entered into an agreement with a company owned by two former employees (the “Management Company”) whereby the Management Company agreed to fulfill various remaining customer contracts of Sumco until the contracts’ expiration on December 31, 2009.   In return, Sumco paid the Management Company a management service fee and leased space to the Management Company for a nominal rent.  As part of the transactions, Sumco incurred severance costs of approximately $0.5 million.

On December 31, 2009, Sumco entered into a two-year lease of its manufacturing facility in Indianapolis, Indiana with the principals of the former Management Company (the “Tenant”).  As part of the lease, Sumco granted the Tenant an option to purchase Sumco’s manufacturing facility beginning on January 1, 2011, as well as granted the Tenant a right of first refusal to purchase the manufacturing facility by matching a bona fide offer of a third party.  In addition, Sumco sold various machinery, equipment, and inventory to the Tenant and has licensed the “Sumco” name to the Tenant during the lease term.

The following assets and liabilities of the discontinued operations, Arlon CM, Kasco-France, ITD and Sumco, have been segregated in the accompanying consolidated balance sheets as of December 31, 2009 and 2008.

(in thousands)
	December 31, 2009	December 31, 2008
Current Assets:
Trade accounts receivable	$12,943	$19,040
Inventory	15,233	20,508
Other current assets	1,336	1,190
	$29,512	$40,738

Long-term Assets:
Property, plant & equipment, net	$8,284	$11,740
Intangibles, net	104	-
Other non-current assets	230	183
	$8,618	$11,923
Current Liabilities:
Note payable to bank	$-	$4,661
Current liabilities	9,686	11,202
	$9,686	$15,863

Non-current Liablities
Deferred income taxes	$171	$139
Pension liability	346	314
Other non-current liabilities	179	186
	$696	$639

The income (loss) from Discontinued Operations consists of the following:

	Years ended December 31,
(in thousands)	2009	2008

Net sales	$93,503	$133,926

Asset impairment charges	(1,149)	(8,291)

Operating loss	(6,251)	(9,187)

Interest/other expense	(702)	(868)

Income tax benefit (expense)	104	(115)

Loss from discontinued operations, net	(6,849)	(10,170)

Gain (loss) on sale of assets, net of tax	1,832	(112)

Note 5 -Restructuring

In 2009, the Company engaged in various cost improvement initiatives in order to positively impact productivity and profitability, including certain activities that management believes will result in a more efficient infrastructure that can be leveraged in the future. In connection with these activities, restructuring charges totaled $1.1 million in 2009.

 Restructuring costs of $0.6 million were recorded in 2009 relating to the consolidation of the former Bairnco Corporate office into the HNH Corporate office. The Bairnco corporate office consolidation has been completed.

In April 2009, the Company announced the closure of a facility in New Hampshire which was part of the Precious Metal segment and the relocation of the functions to its facility in Milwaukee, Wisconsin.  Such relocation has been completed and the Company has offered the facility for sublease.  Restructuring costs of approximately $0.4 million were recorded in connection with this relocation, including an estimate of future net lease costs for the facility.  The lease expires in December 2014.

The restructuring costs and activity in the restructuring reserve for the year ended December 31, 2009 consisted of:

	Reserve Balance			Reserve Balance
	December 31, 2008	Expense	Payments	December 31, 2009
(in thousands)
Termination benefits	$-	$725	$(633)	$92
Rent expense	-	317	(151)	166
Other facility closure costs	-	40	(40)	-
	$-	$1,082	$(824)	$258

Note 6 –Asset Impairment Charges

The Company recorded $3.0 million of asset impairment charges in 2009, as follows:

The Company owns certain real property that is not currently used in operations and is not being depreciated, principally former manufacturing plants.  Such real property is included in Other Non-Current Assets on the consolidated balance sheets.  In accordance with GAAP, the Company reviewed such properties for impairment and determined that certain properties should be written down to fair value.  In the fourth quarter of 2009, the Company recorded non-cash asset impairment charges of $1.0 million related to these properties.

In addition, in the second quarter of 2009, the Company recorded a $0.9 million non-cash impairment charge related to certain manufacturing equipment located at one of its Tubing facilities.  The equipment had been utilized exclusively in connection with a discontinued product line, has no other viable use to the Company, and limited scrap value.

The Company also recorded a $1.1 million impairment charge related to an investment accounted for under the equity method.  The equity investment was sold by the Company during the third quarter of 2009 for cash proceeds of $3.1 million, and the amount of the impairment represents the difference between the carrying value of the investment and the selling price.

Note 7 – Pensions, Other Postretirement and Post-Employment Benefits

The Company maintains several qualified and non-qualified pension plans and other postretirement benefit plans covering substantially all of its employees.  The Company’s pension, health care benefit and significant defined contribution plans are discussed below.  The Company’s other defined contribution plans are not significant individually or in the aggregate.

Qualified Pension Plans

Handy & Harman Ltd. sponsors a defined benefit pension plan, the WHX pension Plan, covering many of HNH and H&H employees and certain employees of HNH’s former subsidiary, Wheeling-Pittsburgh Corporation, or WPC.  The WHX pension Plan was established in May 1998 as a result of the merger of the former H&H plans, which covered substantially all H&H employees, and the WPC plan.  The WPC plan, covering most USWA-represented employees of WPC, was created pursuant to a collective bargaining agreement ratified on August 12, 1997.  Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan (“RSP”).  The assets of the RSP were merged into the WPC plan as of December 1, 1997.  Under the terms of the WHX pension Plan, the benefit formula and provisions for the WPC and H&H participants continued as they were designed under each of the respective plans prior to the merger.

The qualified pension benefits under the WHX pension Plan were frozen as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single operating unit.

WPC Group employees ceased to be active participants in the WHX pension Plan effective July 31, 2003 and as a result such employees no longer accrue benefits under the WHX pension Plan.

Bairnco Corporation had several pension plans (“Bairnco Plans”), which covered substantially all of its employees.  In 2006, Bairnco froze the Bairnco Corporation Retirement Plan and initiated employer contributions to its 401(k) plan.  On June 2, 2008, two Bairnco plans (Salaried and Kasco) were merged into the WHX pension Plan. The remaining plan that has not been merged with the WHX pension Plan covers certain employees at a facility located in Bear, Delaware (the “Bairnco Bear Plan”), and the pension benefits under the Bairnco Bear Plan were frozen during 2009.

Bairnco’s Canadian subsidiary provides retirement benefits for its employees through a defined contribution plan.  In addition, the Company’s European subsidiaries provide retirement benefits for employees consistent with local practices.  The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

Other Comprehensive Income for 2009 and 2008 includes:

			Other Post-Retirement
	Defined Benefit Plans		Benefit Plans
(in thousands)	2009	2008	2009	2008
Amortization of actuarial losses	$(13,215)	$(351)	$-	$(146)
Amortization of prior service credits (costs)	(63)	(63)	-	265
Net actuarial (gains) losses	(30,708)	127,081	768	171
One-time adjustment-charge (credit)	-	-	(169)	517

The pretax amount of actuarial losses and prior service cost (credits) included in Accumulated Other Comprehensive Income (Loss) at December 31, 2009 that is expected to be recognized in net periodic benefit cost in 2010 is $8.6 million and $0.1 million, respectively, for defined benefit pension plans and $41,000 and -0-, respectively, for other post retirement benefit plans.

Pension benefits are based on years of service and the amount of compensation earned during the participants’ employment.  However, as noted above, the qualified pension benefits were frozen for most participants.

Pension benefits for the WPC bargained participants include both defined benefit and defined contribution features, since the plan includes the account balances from the RSP.  The gross benefit, before offsets, is calculated based on years of service and the benefit multiplier under the plan.  The net defined benefit pension plan benefit is the  gross amount offset for the benefits payable from the RSP and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans.  Individual employee accounts established under the RSP are maintained until retirement.  Upon retirement, participants who are eligible for the WHX pension Plan and maintain RSP account balances will normally receive benefits from the WHX pension Plan.  When these participants become eligible for benefits under the WHX pension Plan, their vested balances in the RSP Plan become assets of the WHX pension Plan.  Aggregate account balances held in trust in individual RSP Plan participants’ accounts totaled $28.7 million at December 31, 2009.  These assets cannot be used to fund any of the net benefit that is the basis for determining the defined benefit plan’s benefit obligation at December 31, 2009.

The measurement date for plan obligations is December 31.  The discount rate is the rate at which the plans’ obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

Summarized information regarding the significant qualified defined benefit pension plans of Handy & Harman Ltd. and Bairnco is as follows:

WHX Pension Plan
(in thousands)	2009	2008
Components of net periodic benefit cost (credit):

Service cost	$295	$308
Interest cost	25,569	23,657
Expected return on plan assets	(25,089)	(31,885)
Amortization of prior service cost	63	63
Actuarial loss amortization	13,175	351
Total	$14,013	$(7,506)

Bairnco Plans	Bairnco Bear Plan		Other Bairnco Plans (a)
(in thousands)	2009	2008	2008
Components of net periodic benefit cost (credit):

Service cost	$84	$81	$-
Interest cost	140	128	2,635
Expected return on plan assets	(107)	(146)	(3,527)
Amortization of prior service cost	-	-	-
Recognized actuarial loss	40	-	-
Total	$157	$63	$(892)

(a) Two Bairnco plans were merged into the WHX Pension Plan effective June 2, 2008.

	2009			2008
						Other
	WHX	Bairnco		WHX	Bairnco	Bairnco Plans (a)
	Plan	Bear Plan	Total	Plan	Bear Plan		Total
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$445,088	$2,183	$447,271	$405,865	$1,982	$43,537	$451,384
Service cost	295	84	379	308	82	-	390
Interest cost	25,569	140	25,709	23,657	128	2,635	26,420
Actuarial loss	15,317	71	15,388	5,890	33	-	5,923
Benefits paid	(35,463)	(42)	(35,505)	(36,027)	(41)	(998)	(37,066)
Business Combinations	-	-	-	45,174	-	(45,174)	-
Transfers from RSP	1,227	-	1,227	221	-	-	221
Benefit obligation at December 31	$452,033	$2,436	$454,469	$445,088	$2,184	$-	$447,272

Change in plan assets:
Fair value of plan assets at January 1	$312,253	$1,269	$313,522	$391,470	$1,738	$42,723	$435,931
Business Combinations	-	-	-	41,725	-	(41,725)	-
Actual returns on plan assets	71,086	179	71,265	(85,135)	(428)	-	(85,563)
Benefits paid	(35,463)	(42)	(35,505)	(36,028)	(41)	(998)	(37,067)
Company contributions	1,808	143	1,951	-	-	-	-
Transfers from RSP	1,227	-	1,227	221	-	-	221
Fair value of plan assets at December 31	$350,911	$1,549	$352,460	$312,253	$1,269	$-	$313,522

Funded status	$(101,122)	$(887)	$(102,009)	$(132,835)	$(915)	$-	$(133,750)

The pre tax amounts recognized in
accumulated other comprehensive income:
Net actuarial loss	$126,207	$556	$126,763	$170,062	$597	$-	$170,659
Prior service cost	200	-	200	263	-	-	263
	$126,407	$556	$126,963	$170,325	$597	$-	$170,922

Accumulated benefit obligation (ABO) for qualified
defined benefit pension plans :
ABO at January 1	$445,088	$2,183	$447,271	$405,865	$1,982	$43,535	$451,382
ABO at December 31	452,033	2,436	454,469	445,088	2,183	-	447,271

(a) Two Bairnco plans were merged into the WHX Pension Plan effective June 2, 2008.

The weighted average assumptions used in the valuations of pension benefits were as follows:

	WHX Plan		Bairnco Bear Plan
	2009	2008	2009	2008
Assumptions used to determine benefit
obligations at December 31:
Discount rate	5.55%	6.00%	6.05%	6.15%
Rate of compensation increase	N/A	N/A	N/A	N/A

Assumptions used to determine net
periodic benefit cost for the period
ending December 31:
Discount rate	6.00%	6.05%	6.15%	6.35%
Expected return on assets	8.50%	8.50%	8.50%	8.50%
Rate of compensation increase	N/A	N/A	N/A	N/A

In determining the expected long-term rate of return on assets, the Company evaluated input from various investment professionals.  In addition, the Company considered its historical compound returns as well as the Company’s forward-looking expectations for the plan.  The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high-quality bonds as of December 31 of each year.

The Company’s investment policy is to maximize the total rate of return with a view to long-term funding objectives of the pension plan to ensure that funds are available to meet benefit obligations when due.  The three to five year objective of the Plan is to achieve a rate of return that exceeds the Company’s expected earnings rate by 150 basis points at prudent levels of risk.  Therefore the pension plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return.  There are no target allocations.  The Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, and private investment funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

The fair value of pension investments is defined by reference to one of the three following categories:  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.  The valuation under this approach does not entail a significant degree of judgment (“Level 1”).

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures (“Level 2”).

Level 3 inputs are unobservable inputs for the asset or liability.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date (“Level 3”).

The WHX pension Plan’s assets at December 31, 2009, by asset category, are as follows:

WHX Pension Plan Assets	Assets (Liabilities) at Fair Value as of December 31, 2009
(in thousands)	Quoted Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Defined benefit pension plan investment assets:
Equities	$27,482	$946	$-	$28,428
Fixed income securities	8,625	26,201	123	34,949
Insurance contracts	-	10,084	-	10,084
Common trust funds (a)		106,134	-	106,134
Fund of funds (b)	-	32,804	27,469	60,273
	36,107	176,169	27,592	239,868
Futures contracts, net	(832)	(198)	-	(1,030)
Total	$35,275	$175,971	$27,592	$238,838
Cash and cash equivalents				114,985
Net payables				(2,912)
Total pension assets				$350,911

(a)  Common Trust Funds- Common trust funds are comprised of shares or units in commingled funds that are not publicly traded.  The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities, and commodity-related securities and are valued at their Net Asset Values (“NAVs”) that are calculated by the investment manager or sponsor of the fund and have daily or monthly liquidity.

(b)  Fund of funds consist of fund-of-fund LLC or commingled fund structures. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities, and commodity-related securities. The LLCs are valued based on NAVs calculated by the fund and are not publicly available.  In most cases, the liquidity for the LLCs is quarterly with advance notice and is subject to liquidity of the underlying funds.  In some cases, there may be extended lock-up periods greater than 90 days or side-pockets for non-liquid assets.

The fair value measurements of the WHX pension Plan assets using significant unobservable inputs (Level 3) changed during 2009 due to the following:

2009 Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Balance	Purchases,	Transfers	Gains/	Balance
	beginning	Sales &	In/(Out)	(losses)	end
(in thousands)	of Year	Settlements			of Year

Fixed income securities	$-	$428	$-	$(305)	$123
Fund of funds	$1,377	$18,276	$(332)	$8,148	$27,469

The Bairnco Bear Pension Plan’s assets at December 31, 2009, by asset category, are as follows:

Bairnco Bear Pension Plan Assets	Assets (Liabilities) at Fair Value as of December 31, 2009
(in thousands)	Quoted Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Defined benefit pension plan investment assets:
Equities	$125	$4	$-	$129
Fixed income securities	39	119	1	159
Insurance contracts	-	-	-	-
Common trust funds	-	482	-	482
Fund of funds	-	149	125	274
	164	754	126	1,044
Futures contracts, net	(4)	(1)	-	(5)
Total	$160	$753	$126	$1,039
Cash and cash equivalents				523
Net payables				(13)
Total pension assets				$1,549

The fair value measurements of the Bairnco Bear Pension Plan assets using significant unobservable inputs (Level 3) changed during 2009 due to the following:

2009 Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Balance	Purchases,	Transfers	Gains/	Balance
	beginning	Sales &	In/(Out)	(losses)	end
(in thousands)	of Year	Settlements			of Year

Fixed income securities	-	2	-	(1)	$1
Fund of funds	$6	$83	$(2)	$38	$125

Total qualified pension plan assets at December 31, 2009, by asset category, are as follows:

Total Pension Plan Assets	Assets (Liabilities) at Fair Value as of December 31, 2009
(in thousands)	Quoted Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Defined benefit pension plan investment assets:
Equities	$27,607	$950	$-	$28,557
Fixed income securities	8,664	26,320	124	35,108
Insurance contracts	-	10,084	-	10,084
Common trust funds	-	106,616	-	106,616
Fund of funds	-	32,953	27,594	60,547
	36,271	176,923	27,718	240,912
Futures contracts, net	(835)	(200)	-	(1,035)
Total	$35,436	$176,723	$27,718	$239,877
Cash and cash equivalents				115,508
Net payables				(2,925)
Total pension assets				$352,460

The fair value measurements of total qualified plan assets using significant unobservable inputs (Level 3) changed during 2009 due to the following:

2009 Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Balance	Purchases,	Transfers	Gains/	Balance
	beginning	Sales &	In/(Out)	(losses)	end
(in thousands)	of Year	Settlements			of Year

Fixed income securities	$-	$430	$-	$(306)	$124
Fund of funds	$1,383	$18,359	$(333)	$8,185	$27,594

The Company’s Pension Plans’ asset allocations at December 31, 2009 and 2008, by asset category, are as follows:

	WHX/Bairnco Bear Plans
	2009	2008
Asset Category
Cash and cash equivalents	32%	23%
Equity securities	8%	22%
Fixed income securities	10%	8%
Insurance contracts	3%	-
Common trust funds	30%	26%
Fund of funds	17%	21%
Total	100%	100%

The Common Trust Funds and the Funds of Funds (collectively, the “Funds”) or the investment funds they are invested in, own marketable and non-marketable securities and other investment instruments.  Such investments are valued by the Funds, underlying investment managers or the investment funds, at fair value, as described in their respective financial statements and offering memorandums. The Company utilizes these values in quantifying the value of the assets of its pension plans, which is then used in the determination of the unfunded pension liability on the balance sheet.  Because of the inherent uncertainty of valuation of some of the WHX pension Plan’s investments in the Funds and some of the underlying investments held by the investment funds, the recorded value may differ from the value that would have been used had a ready market existed for some of these investments for which market quotations are not readily available and are valued at their fair value as determined in good faith by the respective Funds, underlying investment managers, or the investment funds.

Contributions

Employer contributions consist of funds paid from employer assets into a qualified pension trust account. The Company’s funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.

The Company expects to have required minimum contributions for the WHX pension Plan for 2010 and 2011 of $9.6 million and $21.0 million, respectively.   Required future contributions are based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as a plan termination.

Benefit Payments

Estimated future benefit payments for the qualified defined benefit plans over the next ten years are as follows (in thousands):

Years	WHX Plan	Bairnco Bear Plan	Total
2010	$35,656	$54	$35,710
2011	35,375	60	35,435
2012	35,214	67	35,281
2013	34,996	75	35,071
2014	34,706	77	34,783
2015 - 2019	167,831	536	168,367

Non-Qualified Pension Plans

In addition to the aforementioned benefit plans, H&H has a non-qualified pension plan for certain current and retired employees.  Such plan adopted an amendment effective January 1, 2006, to freeze benefits under the plan.  In 2009, HNH decided to cashout any remaining participants in the plan in 2010.

The measurement date for plan obligations is December 31.

Summarized information regarding the non qualified defined benefit pension plan of H&H is as follows:

	2009	2008
Components of net periodic benefit cost:	(in thousands)

Service cost	$-	$-
Interest cost	11	12
Amortization of prior service cost	-	-
Amortization of actuarial gain (loss)	-	-
Total	$11	$12

	2009	2008
	(in thousands)
Change in benefit obligation:
Benefit obligation at January 1	$242	$201
Service cost	-	-
Interest cost	11	12
Actuarial (gain) loss	(27)	35
Benefits paid	(6)	(6)
Benefit obligation at December 31	$220	$242

Plan assets	$-	$-
Funded status	$(220)	$(242)

The pre tax amounts recognized in
accumulated other comprehensive income:
Net actuarial (gain) loss	$(13)	$14

Accumulated benefit obligation for
defined benefit pension plans :
Accumulated benefit obligation at January 1	$242	$201
Accumulated benefit obligation at December 31	220	242

The weighted average assumptions used in the valuations of these pension benefits were as follows:

	2009	2008
Assumptions used to determine benefit
obligations at December 31:
Discount rate	5.55%	6.00%
Rate of compensation increase	N/A	N/A

Assumptions used to determine net
periodic benefit cost (credit) for the period
ending December 31:
Discount rate	6.00%	6.05%
Rate of compensation increase	N/A	N/A

Contributions

The non-qualified plan is not funded.  Employer contributions are equal to annual benefit payments.

Benefit Payments

The Company estimates that its future benefit payments for the H&H non-qualified plan will be $0.2 million in 2010.

401(k) Plans

Certain H&H employees participate in an H&H sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code.  This savings plan allows eligible employees to contribute from 1% to 75% of their income on a pretax basis.  In 2008, H&H matched 50% of the first 3% of the employee’s contribution.  The charge to expense for the Company’s matching contribution amounted to $0.8 million in 2008.  In addition, in 2008, the Company accrued an additional contribution to the 401(k) Plan of $0.5 million due to the freezing of benefits under the pension plan.

Certain Bairnco employees participated in a Bairnco sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code.  In 2008, Bairnco contributed 1% of pay to each participant’s account (total amount of $0.3 million), plus Bairnco matched 50% of the first 4% of the employee’s contribution.  Employer matching contributions to this 401(k) plan were $0.6 million for 2008.

In January 2009, the Company suspended its employer contributions to 401(k) savings plans for all employees not covered by a collective bargaining agreement. In January 2010, the matching contribution was reinstated, with a match of 50% of the first 6% of the employee’s contribution for both H&H and Bairnco employees, provided that employees had made an election to participate in the 401(k) savings plans on or before January 31, 2010.

 Other Postretirement Benefits

Certain current and retired employees of H&H are covered by postretirement medical benefit plans.  The benefits provided are for medical expenses and prescription drugs.  Contributions from a majority of the participants are required, and for those retirees and spouses, the Company’s payments are capped.

The measurement date for plan obligations is December 31.

At year-end 2008, benefits were discontinued under two of the Company’s post-retirement benefit plans.  The accounting impact of these events was recognized at year-end. The accumulated postretirement benefit obligation decreased by $3.2 million and there was a one-time curtailment gain of $3.7 million.

Summarized information regarding the postretirement medical benefit plans of H&H is as follows:

	2009	2008
Components of net periodic benefit cost:	(in thousands)
Service cost	$-	$13
Interest cost	179	366
Amortization of prior service cost (credit)	-	(265)
Amortization of actuarial loss	-	146
Charge due to plan redesign	-	(3,710)
Total	$179	$(3,450)

	2009	2008
Change in benefit obligation:	(in thousands)
Benefit obligation at January 1	$3,121	$6,411
Service cost	-	13
Interest cost	179	366
Actuarial loss	600	178
Participant contributions	52	97
Benefits paid	(238)	(769)
Curtailment/Settlement	-	(3,175)
Benefit obligation at December 31	$3,714	$3,121

Plan assets	$-	$-
Funded status	$(3,714)	$(3,121)

The pre tax amounts recognized in
accumulated other comprehensive income:
Net actuarial loss	$777	$178
Prior service cost (credit)	-	-
Total	$777	$178

The weighted average assumptions used in the valuations of these other postretirement benefits were as follows:

	2009	2008
Assumptions used to determine benefit
obligations at December 31:
Discount rate	5.55%	6.00%
Health care cost trend rate - initial	8.00%	8.00%
Health care cost trend rate - ultimate	5.00%	5.00%
Year ultimate is reached	2016	2015

Assumptions used to determine net
periodic benefit cost for the period
Discount rate	6.00%	6.05%
Health care cost trend rate - initial	8.00%	8.00%
Health care cost trend rate - ultimate	5.00%	5.00%
Year ultimate is reached	2015	2014

At December 31, 2009, the health care cost trend rate was 8% decreasing to an ultimate rate of 5% by the year 2016.  A one percentage point increase in healthcare cost trend rates in each year would increase the accumulated postretirement benefit obligation as of December 31, 2009 by $0.3 million and the aggregate of the service cost and interest cost components of 2009 annual expense by $0.  A one percentage point decrease in healthcare cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2009 by $0.3 million and the aggregate of the service cost and interest cost components of 2009 annual expense by $0.

Contributions

Employer contributions are expected to be $0.2 million for the 2010 plan year.

Benefit Payments

Expected benefit payments over the next ten years are as follows:

Year	Amount
(in thousands)
2010	$249
2011	265
2012	269
2013	272
2014	271
2015 - 2019	1,345

The Company has an Executive Post-Retirement Life Insurance Program that provides for life insurance benefits equal to three and one half times payroll, as defined for certain Company executives upon their retirement.  Under GAAP, the Company is required to recognize in its financial statements an annual cost and benefit obligation related to estimated future benefit payments to be made to its current and retired executives.  Funding for these obligations is made by the Company.

During 2009, the plan was terminated and all policies were either redeemed for cash value or transferred to participants.  This resulted in a reduction of the accumulated post-retirement benefit obligation of $1.3 million and a one-time settlement gain of $1.1 million.

Summarized information regarding the Executive Post-Retirement Life Insurance Program is as follows:

	2009	2008
Components of net periodic benefit cost:	(in thousands)
Service cost	$41	$64
Interest cost	69	75
Amortization of actuarial loss	-	-
Gains from settlements	(1,114)	(165)
Total	$(1,004)	$(26)

	2009	2008
Change in benefit obligation:	(in thousands)
Benefit obligation at January 1	$1,112	$1,184
Service cost	41	64
Interest cost	69	75
Settlement	(1,282)	-
Curtailment	-	(183)
Actuarial loss (gain)	169	(7)
Benefit payments	(109)	(21)
Benefit obligation at December 31	$-	$1,112

Plan assets	$-	$-
Funded status	$-	$(1,112)

The pre tax amounts recognized in
accumulated other comprehensive income:
Net actuarial (gain) loss	$-	$-

The weighted average assumptions used in the valuations of Executive Post-Retirement Life Insurance Program were as follows:

	2009	2008
Assumptions used to determine benefit
obligations at December 31:
Discount rate	5.55%	6.00%

Assumptions used to determine net
periodic benefit cost for the period
ending December 31:
Discount rate	6.00%	6.05%
Rate of compensation increase	N/A	N/A

Contributions and Benefit Payments

Since the Executive Post-Retirement Life Insurance Program was terminated, there are no employer contributions or benefit payments expected to be made in the future.

Note 8 – Income Taxes

	2009	2008
	(in thousands)
Income (loss) before income taxes:
Domestic	$(19,157)	$12,286
Foreign	2,436	2,262
Total income (loss) before income taxes	$(16,721)	$14,548

The provision for (benefit from) income taxes for the two years ended December 31 is as follows:

	2009	2008
	(in thousands)
Income Taxes

Domestic	$190	$1,188
Foreign	31	1,029
Total income taxes, current	$221	$2,217

Domestic	$(744)	$(867)
Foreign	26	(95)
Total income taxes, deferred	$(718)	$(962)
Income tax provision (benefit)	$(497)	$1,255

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The amounts shown on the following table represent the tax effect of temporary differences between the Company’s consolidated tax return basis of assets and liabilities and the corresponding basis for financial reporting, as well as tax credit and operating loss carryforwards.

Deferred Income Tax Sources
	2009	2008
	(in thousands)
Current Deferred Tax Items:
Inventory	$1,954	$3,019
Environmental Costs	2,509	2,467
Accrued Expenses	2,306	2,199
Miscellaneous Other	828	1,121
Current deferred income tax asset before valuation allowance	7,597	8,806
Valuation allowance	(6,574)	(7,642)
Current deferred tax asset	$1,023	$1,164

Foreign	$(300)	$(151)
Current deferred tax liability	$(300)	$(151)

Non-Current Deferred Tax Items:
Postretirement and postemployment employee benefits	$1,243	$1,625
Net operating loss carryforwards	77,530	70,757
Capital loss carryforward	-	829
Additional minimum pension liability	39,394	53,981
Impairment of long-lived assets	4,029	3,146
California tax credits	411	186
Foreign tax credits	443	443
Minimum tax credit carryforwards	1,950	1,996
Miscellaneous other	161	476
Non current deferred tax asset before valuation allowance	125,161	133,439
Valuation allowance	(106,719)	(114,250)
Non current deferred tax asset	18,442	19,189

Property plant and equipment	(12,177)	(12,028)
Intangible assets	(7,908)	(10,265)
Undistributed foreign earnings	(1,489)	(1,617)
Other-net	(1,126)	(553)
Non current deferred tax liability	(22,700)	(24,463)
Net non current deferred tax liability	$(4,258)	$(5,274)

GAAP requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. Due to the Company’s recurring tax losses and only recent history of generating limited amounts of taxable income, a valuation allowance of $113.8 million has been established.  Included in deferred tax assets at December 31, 2009 are U.S. federal NOLs of $207.3 million ($72.6 million tax-effected), as well as certain foreign and state NOLs.  The U.S. federal NOLs expire between 2010 and 2027.  In 2009, NOLs of $3.2 million expired.  Management performs a periodic evaluation of deferred tax assets and will adjust the valuation allowance as circumstances warrant. Also, included in deferred income tax assets are tax credit carryforwards of $2.8 million. The net current deferred tax asset is expected to be realizable from the reversal of offsetting temporary differences.

Net income taxes payable totaled $1.4 million and $1.7 million as of December 31, 2009 and 2008, respectively.

Upon its emergence from bankruptcy on July 29, 2005, the Company experienced an ownership change as defined by Section 382 of the Internal Revenue Code, which imposes annual limitations on the utilization of net operating carryforwards post ownership change. The Company believes it qualifies for the bankruptcy exception to the general Section 382 limitations.  Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply; instead the NOLs must be reduced by certain interest expense paid to creditors who became stockholders as a result of the bankruptcy reorganization. Thus, the Company’s U.S. federal NOLs of $207.3 million as of December 31, 2009 include a reduction of $31.0 million ($10.8 million tax-effect).

As of December 31, 2009, the Company has a deferred income tax liability relating to $3.9 million of undistributed earnings of foreign subsidiaries.  In addition, there were approximately $9.5 million of undistributed earnings of foreign subsidiaries that are deemed to be permanently reinvested, and thus, no deferred income taxes have been provided on these earnings.

Total federal, state and foreign income taxes paid in 2009 and 2008 were $2.5 million and $4.2 million, respectively.

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) as follows:

	Years Ended December 31,
	2009	2008
	(in thousands)

Income (loss) from continuing operations before income tax	$(16,721)	$14,548
Tax provision (benefit) at statutory rate	$(5,852)	$5,154
Increase (decrease) in tax due to:
Foreign dividend income	454	2,485
Incentive stock options granted	74	174
State income tax, net of federal effect	192	792
Increase (decrease) in valuation allowance	4,410	(7,828)
Increase (decrease) in liability for uncertain tax positions	409	(830)
Change in estimated deferred state tax rate	(455)	-
Expiration of net operating loss carryforward	1,110	1,026
Net effect of foreign tax rate and tax holidays	(2,591)	82
Other, net	1,752	200
Tax provision (benefit)	$(497)	$1,255

GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position.  At both December 31, 2009 and 2008, the Company had $2.1 million of unrecognized tax benefits, respectively, all of which would affect the Company’s effective tax rate if recognized.  The change in the amount of unrecognized tax benefits in 2009 and 2008 was as follows:

	Years Ended December 31,
(in thousands)	2009	2008

Beginning balance	$2,127	$3,082
Additions for tax positions related to current year	263	510
Additions due to interest accrued	91	119
Tax positions of prior years:
Increase in liabilities, net	539	-
Payments	(425)	-
Due to settlement of audit examinations	-	(986)
Due to lapsed statutes of limitations	(484)	(598)
Ending balance	$2,111	$2,127

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of both December 31, 2009 and 2008, approximately $0.4 million of interest related to uncertain tax positions was accrued. No penalties were accrued.  It is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $0.2 million during the next twelve months as a result of the lapse of the applicable statutes of limitations in certain taxing jurisdictions.  For federal income tax purposes, the statute of limitations for audit by the IRS is open for years 2006 through 2009. In addition, NOLs generated in prior years are subject to examination and potential adjustment by the IRS upon their utilization in future years’ tax returns.

Note 9 – Inventories

	December 31,
	2009	2008

Finished products	$18,669	$26,928
In-process	7,002	8,671
Raw materials	14,486	18,039
Precious metal inventory in various stages of completion	6,482	2,247
	46,639	55,885
LIFO reserve	(1,632)	(1,123)
	$45,007	$54,762

Precious Metal Inventory

In order to produce certain of its products, the Company purchases, maintains and utilizes precious metal inventory. H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  Accordingly, the Company recognizes realized and unrealized gains and losses on the derivative instruments related to precious metal.  Such realized and unrealized gains and losses are recorded in current period earnings as other income or expense in the Company’s consolidated statement of operations. Realized and unrealized losses related to derivatives in 2009 and 2008 were $0.8 million and $1.4 million, respectively.  In addition, the Company records its precious metal inventory at LIFO cost, subject to lower of cost or market with any adjustments recorded through cost of goods sold.  The market value of the precious metal inventory exceeded LIFO value cost by $1.7 million and $1.1 million at December 31, 2009 and December 31, 2008, respectively.

Certain customers and suppliers of H&H choose to do business on a “toll” basis, and furnish precious metal to H&H for return in fabricated form (customer metal) or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included in the Company’s balance sheet.  In 2007, a subsidiary of H&H received 500,000 troy ounces of silver from a single customer under an unallocated pool account agreement, which was in excess of orders placed by the customer.  This agreement was cancelable by the customer upon six months notice.  Because H&H had excess customer metal to use in its production processes, this replaced the need to purchase its own inventory. During 2008, the Company’s precious metal inventory continued to decline, primarily from higher utilization of customer metal in its production processes, as well as a companywide emphasis on Lean Manufacturing and inventory management.  Accordingly, the Company experienced a liquidation of its precious metal inventory that is accounted for under the LIFO method.  Operating income for 2008 included a $3.9 million credit to cost of goods sold from the liquidation of precious metal inventories valued at LIFO.  In 2009, the customer who had transferred 500,000 ounces of silver to H&H in 2007 requested its inventory be returned and the Company incurred a non-recurring cash expenditure of $7.4 million to replace such silver inventory.  There was a reduction in the quantity of H&H’s inventory of gold, resulting in a credit to cost of goods sold of $0.6 million from the liquidation of the gold inventory valued at LIFO.  As of December 31, 2009, H&H held customer metal in the following quantities:  271,805 ounces of silver, 1,430 ounces of gold, and 1,391 ounces of palladium.

Supplemental inventory information:	December 31,
	2009	2008
	(in thousands, except per ounce)

Precious metals stated at LIFO cost	$4,890	$1,124

Market value per ounce:
Silver	$16.83	$11.30
Gold	$1,095.78	$883.00
Palladium	$402.00	$185.00

Note 10 – Derivative Instruments

H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As of December 31, 2009, the Company had entered into forward and future contracts for gold with a total value of $1.2 million and for silver with a total value of $4.8 million.

The forward contracts, in the amount of $7.2 million, were made with a counter party rated A by Standard & Poors, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

In 2008 and during part of 2009, the Company also economically hedged its exposure on variable interest rate debt denominated in foreign currencies at one of its foreign subsidiaries. There is no credit risk on this derivative instrument as of December 31, 2009, as it was settled earlier in 2009.

As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  The Company’s hedging strategy is designed to protect it against normal volatility.  However, abnormal price increases in these commodity or foreign exchange markets could negatively impact H&H’s costs.  The twelve month periods ended December 31, 2009 and 2008 include net losses of $0.8 million and $1.4 million, respectively, on derivative instruments.

As of December 31, 2009, the Company had the following outstanding forward or future contracts with settlement dates ranging from January 2010 to March 2010.

Commodity	Amount

Silver	285,000	ounces
Gold	1,100	ounces

GAAP requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet.

Fair Value of Derivative Instruments in the Consolidated Balance Sheets

(in thousands)
		December 31,	December 31,
Derivative	Balance Sheet Location	2009	2008

Commodity contracts	Other current assets/(liabilities)	$(54)	$355
Interest rate swap	Accrued liabilities	-	(199)
Total derivatives not designated as hedging instruments		(54)	156

Total derivatives		$(54)	$156

Effect of Derivative Instruments on the Consolidated Statements of Operations

(in thousands)		Years Ended December 31,
		2009	2008
Derivative	Statement of Operations Line	Gain (Loss)

Commodity contracts	Realized and Unrealized Loss on Derivatives	$(777)	$(1,355)
Interest rate swap	Interest expense	(317)	(240)
Total derivatives not designated as hedging instruments		$(1,094)	$(1,595)

Total derivatives		$(1,094)	$(1,595)

Note 11 – Property, Plant & Equipment

	December 31,
	2009	2008
	(in thousands)

Land	$8,949	$9,222
Buildings, machinery and equipment	156,608	151,075
Construction in progress	1,721	1,126
	167,278	161,423
Accumulated depreciation and amortization	84,168	70,655
	$83,110	$90,768

Depreciation expense for the years 2009 and 2008 was $14.9 million and $16.3 million, respectively.

Note 12 – Goodwill and Other Intangibles

The changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2008 and 2009 were as follows:

(in thousands)
	Balance at	Acquisitions/		Balance at	Accumulated
Segment	January 1,	Other	Impairment	December 31,	Impairment
	2008			2008	Losses

Precious Metal	$1,005	$501	$-	$1,506	$-
Tubing	1,895	-	-	1,895	-
Engineered Materials	51,232	-	-	51,232	-
Arlon Electronic Materials	10,185	253	-	10,438	-
Total	$64,317	$754	$-	$65,071	$-

	Balance at	Acquisitions/		Balance at	Accumulated
Segment	December 31,	Adjustments	Impairment	December 31,	Impairment
	2008			2009	Losses
Precious Metal	$1,506	$15	$-	$1,521	$-
Tubing	1,895	-	-	1,895	-
Engineered Materials	51,232	-	-	51,232	-
Arlon Electronic Materials	10,438	-	(1,140)	9,298	(1,140)
Total	$65,071	$15	$(1,140)	$63,946	$(1,140)

The Company conducted the required annual goodwill impairment reviews in 2009 and 2008, and computed updated valuations for each reporting unit using a discounted cash flow approach and market approach, as described in Note 2 “Summary of Accounting Policies”.  As of June 30, 2009, the Company had conducted an interim goodwill impairment review of its Silicone Technology Division (“STD”) reporting unit principally because  of continuing adverse business conditions for STD, which resulted in a decline in the estimated future cash flows of STD.  Based on the results of these reviews, the Company recorded a goodwill impairment charge of $1.1 million in the third quarter of 2009.  The Silicone Technology Division is part of the Arlon Electronic Materials segment. There was no goodwill impairment in 2008.

Other intangible assets as of December 31, 2009 and 2008 consisted of:

(in thousands)
	December 31, 2009			December 31, 2008			Weighted
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net	Average Amortization Life
							(in years)

Products and customer relationships	$34,082	$(6,040)	$28,042	$34,082	$(3,931)	$30,151	16.3
Trademark/Brand name	3,958	(763)	3,195	3,958	(359)	3,599	16.4
Patents and patent applications	2,474	(721)	1,753	2,361	(571)	1,790	14.1
Non-compete agreements	756	(361)	395	756	(248)	508	4.4
Other	1,548	(898)	650	1,548	(631)	917	8
Total	$42,818	$(8,783)	$34,035	$42,705	$(5,740)	$36,965

Amortization expense in both 2009 and 2008 totaled $3.0 million. The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

	Products and		Patents and
	Customer		Patent	Non-Compete
	Relationships	Trademarks	Applications	Agreements	Other	Total
(in thousands)

2010	$2,168	$292	$214	$174	$190	$3,038
2011	2,168	292	214	174	190	3,038
2012	2,168	292	214	47	190	2,911
2013	2,168	292	214		80	2,754
2014	2,168	292	214			2,674
Thereafter	17,202	1,735	683			19,620
	$28,042	$3,195	$1,753	$395	$650	$34,035

As of December 31, 2009, approximately $3.2 million of goodwill related to prior acquisitions made by Bairnco is expected to be amortizable for income tax purposes.

Note 13 – Debt

Long-term debt at December 31, 2009 and 2008 was as follows:

	Years Ended December 31,
(in thousands)	2009	2008

Long-term Debt to Non Related Party:
H&H Wachovia Facility term loans	$43,216	$54,670
Other H&H debt-domestic	7,436	7,580
Bairnco Wells Fargo Facility term loan	3,624	6,466
Bairnco Ableco Facility term loan	42,000	45,000
Bairnco foreign loan facilities	4,750	4,721
Total debt to non related party	101,026	118,437
Less portion due within one year	5,944	8,295
Long-term debt to non related party	95,082	110,142

Long-term Debt to Related Party:
H&H Term B Loan	44,098	44,098
Bairnco Subordinated Debt Credit Agreement	10,000	10,000
Long-term debt to related party	54,098	54,098

Total long-term debt	$149,180	$164,240

Long term debt as of December 31, 2009 matures in each of the next five years as follows:

Long-term Debt Maturity
(in thousands)	Total	2010	2011	2012	2013	Thereafter
Long-term debt to non-related party	$101,026	$5,944	$48,332	$46,750	$-	$-
Long term debt to related party	54,098	-	44,098	-	10,000	-
Total Debt	$155,124	$5,944	$92,430	$46,750	$10,000	$-

Credit Facilities

The following are the terms and conditions of the Company’s various credit facilities as of December 31, 2009, and therefore reflect all amendments to such agreements made prior to that date.

Handy & Harman

H&H’s financing agreements include its Loan and Security Agreement with Wachovia Bank, National Association (“Wachovia”), as agent (the “Wachovia Facilities”), which provide for revolving credit and term loan facilities, and its Loan and Security Agreement with Steel Partners II Liquidating Series Trust (Series E), (the “SP II Series E Trust”), as successor-in-interest to SP II (the “Term B Loan”).

The Wachovia Facilities provide for maximum borrowings of $115 million, consisting of a revolving credit facility of up to $75 million of borrowings dependent on the levels of and collateralized by eligible accounts receivable and inventory, and reduced by the amount of certain term and supplemental term loans outstanding to Wachovia. In addition, the Wachovia Facilities also include term loans funded by Ableco ($33.0 million as of December 31, 2009). The term loans are collateralized by eligible machinery and equipment and real estate. The revolving credit facility and the term and supplemental loans payable under the Wachovia Facilities bear interest at LIBOR, which shall at no time be less than 1.00%, plus applicable margins of between 2.75% and 3.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 3.00%) plus 1.00% to 2.00%. The applicable margin for the revolving credit facility and the term loans payable under the Wachovia Facilities is dependent on H&H’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement. The term loans payable to Ableco bear interest at LIBOR, which shall at no time be less than 3.25%, plus an applicable margin of 11.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 5.00%) plus 10.00%. Borrowings under the Wachovia Facilities are collateralized by first priority security interests in and liens upon all present and future stock and assets of H&H and its subsidiaries, including all contract rights, deposit accounts, investment property, inventory, equipment, real property, and all products and proceeds thereof.  Principal payments for the term loans under the Wachovia Facilities are due in monthly installments of $0.3 million. The Wachovia Facilities contain affirmative, negative, and financial covenants (including minimum EBITDA, maximum Senior Leverage Ratio, and limited Capital Expenditures, as such terms are defined therein), and cash distributions that can be made to HNH are restricted. The Company was in compliance with the applicable covenants at December 31, 2009.  The Wachovia Facilities mature on June 30, 2011.

The Term B Loan also matures on June 30, 2011.  H&H was indebted to SP II under the Term B Loan until July 15, 2009, when SP II assigned its interest in the Term B Loan to SP II Series E Trust.  The Term B Loan provides for annual payments based on 40% of excess cash flow as defined in the agreement (no principal payments are currently payable).  Interest accrues monthly at the Prime Rate plus 14%, and at no time shall the Prime Rate (as that term is defined in the agreement) be below 4.0%. Pursuant to the terms of a subordination agreement between Steel and the participants in the Wachovia Facilities, H&H’s interest payable to Steel is accrued but not paid.  The Term B Loan has a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities and H&H’s $17 million guaranty and security interest for the benefit of Ableco as agent of the Bairnco indebtedness. In addition, H&H has pledged a portion of all outstanding stock of Indiana Tube Danmark A/S, a Danish corporation, and Protechno, S.A., a French corporation, both of which are indirect wholly-owned subsidiaries of H&H. The Term B Loan contains affirmative, negative, and financial covenants (including minimum EBITDA, maximum Senior Leverage Ratio, and limited Capital Expenditures, as such terms are defined therein), and cash distributions that can be made to HNH are restricted. The Company was in compliance with the applicable covenants at December 31, 2009. The Term B Loan also contains cross-default provisions with the Wachovia Facilities.

On March 12, 2009, H&H and almost all of its subsidiaries amended each of the Wachovia Facilities and the Term B Loan to, among other things, (i) extend the term of the loans for two years until June 30, 2011, (ii) increase certain interest rates, (iii) reset the levels of certain financial covenants, (iv) permit the disposition and/or cessation of operations of certain of H&H’s direct and indirect subsidiaries (v) provide for an increase in the aggregate amount of unsecured loans, distributions or other advances from H&H to HNH for general business purposes from up to $7.0 million to up to $12.0 million, subject to certain limitations, and (vi) provide for an increase in the existing limited guaranty by H&H from up to $7.0 million to up to $12.0 million.  In addition, the Wachovia Facilities were also amended to, among other things, reduce the amount of the credit facility from $125.3 million to $115.0 million including decreasing the revolving credit facility from $83.0 million to $75.0 million.

On May 8, 2009, H&H and its subsidiaries further amended the Wachovia Facilities to provide for, among other things, additional term loans to the borrowers thereunder in the aggregate principal amount of approximately $5.3 million, which were consolidated with the existing term loans under the Wachovia Facilities for a combined aggregate principal amount of $15.0 million, and additional guaranties by certain subsidiary trusts.  Pursuant to this amendment: (i) a portion of the obligations under the tranche B term loan under the Wachovia Facilities was prepaid in an amount equal to $5.0 million; and (ii) the remaining available proceeds of the term loans are to be used for operating and working capital purposes.  The Term B Loan was also amended on May 8, 2009 to provide for additional guaranties by certain subsidiary trusts.

Effective July 31, 2009, H&H and its subsidiaries amended each of the Wachovia Facilities and the Term B Loan to, among other things, (i) reset certain financial covenants, (ii) increase the existing limited H&H Guaranty of Bairnco’s obligations under the Ableco Facility from up to $12 million to up to $17 million, and (iii) provide for the repayment of a portion of the term loan under the Wachovia Facilities in the amount of $3.0 million.

Other Handy & Harman Debt

On January 24, 2006, H&H’s wholly-owned subsidiary, OMG, Inc., entered into an $8.0 million five-year loan and security agreement with Sovereign Bank.  The loan is collateralized by a mortgage on OMG, Inc.’s real property.  Principal is payable monthly in installments of $12,000.  The loan bears interest at a variable rate equal to Libor plus 1.55% (2.55% as of December 31, 2009).

Bairnco

Bairnco’s financing agreements include its Credit Agreement with Wells Fargo Foothill, Inc. (“Wells Fargo”), as arranger and administrative agent thereunder ( the “Wells Fargo Facility”), which provides for revolving credit and term loan facilities, the Ableco Facility and its Loan and Security Agreement with Steel Partners II Liquidating Series Trust (Series A), (the “SP II Series A Trust”), as successor-in-interest to SP II (the “Subordinated Debt Credit Agreement”), both of which are also term loan facilities.

The Wells Fargo Facility provides for a revolving credit facility in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million.  Borrowings under the Wells Fargo Facility bear interest, (A) in the case of base rate advances at 0.75% above the Wells Fargo Prime rate and base rate term loans at 1.25% above the Wells Fargo Prime rate, and (B) in the case of LIBOR rate loans, at rates of 3.00% for advances or 3.50% for term loans, as applicable, above the LIBOR rate.  Obligations under the Wells Fargo Facility are guaranteed by certain of Bairnco’s subsidiaries, and secured by a first priority lien on all assets of Bairnco and such subsidiaries. Principal payments for the term loans under the Wells Fargo Facility are due in monthly installments of $0.2 million. The scheduled maturity date of the indebtedness under the Wells Fargo Facility is July 17, 2012.

The Ableco Facility provides for a term loan facility of $48.0 million.  Borrowings under the Ableco Facility bear interest, in the case of base rate loans, at 6.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 9.00 % above the LIBOR rate. Obligations under the Ableco Facility are guaranteed by Bairnco and certain of its subsidiaries, and secured by a second priority lien on all of their assets. The Ableco Facility is also collateralized by a limited guaranty by H&H of up to $17 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  Principal payments for the term loans under the Ableco Facility are due on the maturity date, which is July 17, 2012.

The Wells Fargo Facility and the Ableco Facility contain affirmative, negative, and financial covenants (including minimum EBITDA, maximum Leverage Ratio, minimum Fixed Charge Coverage Ratio, and limited Capital Expenditures, as such terms are defined therein). The Company was in compliance with the applicable covenants at December 31, 2009.

The Subordinated Debt Credit Agreement provides for a term loan facility.  Bairnco was indebted to SP II under the Subordinated Debt Credit Agreement until July 15, 2009, when SP II assigned its interest in the Subordinated Debt Credit Agreement to SP II Series A Trust.  The original principal of approximately $31.8 million was reduced to $10.0 million with proceeds from HNH’s Rights Offering.  All borrowings under the Subordinated Debt Credit Agreement bear interest at 9.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate. Principal, interest and all fees payable under the Subordinated Debt Credit Agreement are due and payable on the scheduled maturity date, January 17, 2013. Obligations under the Subordinated Debt Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and collateralized by a subordinated priority lien on their assets.  The Subordinated Debt Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions.

On March 12, 2009, Bairnco and certain of its subsidiaries amended the Wells Fargo Facility and the Ableco Facility to, among other things, (i) increase the interest rates and (ii) reset the levels of certain financial covenants.  The Ableco Facility was also amended to provide for, among other things, an increase in the existing limited guaranty by H&H from up to $7 million to up to $12 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  The Subordinated Debt Credit Agreement was also amended to, among other things, increase the interest rates.

Effective August 18, 2009, Bairnco and certain of its subsidiaries also amended the Ableco Facility to, among other things, (i) reset certain financial covenants, (ii) increase the existing limited H&H Guaranty of Bairnco’s obligations under the Ableco Facility from up to $12 million to up to $17 million and (iii) provide for the repayment of a portion of the Ableco Facility in the amount of $3.0 million.  The Wells Fargo Facility and the Subordinated Debt Credit Agreement were also amended effective August 18, 2009, to, among other things, (i) reset certain financial covenants to levels consistent with the Ableco Facility, as amended, and (ii) permit the repayment of a portion of the Ableco Facility in the amount of $3.0 million.

Approximately $4.5 million of irrevocable standby letters of credit were outstanding under the Wells Fargo Facility as of December 31, 2009, which are not reflected in the accompanying consolidated financial statements. $1.5 million of the letters of credit guarantee various insurance activities and $3.0 million represents letters of credit securing borrowings for one of the China foreign loan facility. These letters of credit mature at various dates and have automatic renewal provisions subject to prior notice of cancellation.

The China foreign loan facility reflects borrowing by Bairnco’s Chinese facilities through two banks. Approximately $2.8 million of such borrowings are secured by US dollar denominated letters of credit, and $2.0 million by a mortgage on one of Bairnco’s Chinese facilities. Interest rates on amounts borrowed under the China foreign loan facilities averaged 2.9% at December 31, 2009.

Interest Cost

Cash interest paid in 2009 was $12.6 million.  Cash interest paid in 2008 was $54.6 million, including $9.3 million of “pay in kind” interest and $28.1 million of interest that had accrued to SP II through the date of the Rights Offering and was paid with proceeds from the Rights Offering.  The Company has not capitalized any interest costs in 2009 or 2008.

As of December 31, 2009, the revolving and term loans under the Wachovia Facilities bore interest at rates ranging from 3.75% to 15.0%; and the Term B Loan bore interest at 18.0%.  The Wells Fargo Facility bore interest at rates ranging from 2.61% to 4.5% as of December 31, 2009, and the Ableco Facility bore interest at 9.29%.  The Subordinated Debt Credit Agreement bore interest at 12.75% as of December 31, 2009.  Weighted average interest rates for the years ended December 31, 2009 and 2008 were 10.85% and 9.88%, respectively.

Note 14 – Earnings Per Share

The computation of basic earnings or loss per common share is based upon the weighted average number of shares of Common Stock outstanding.  Diluted earnings per share gives effect to dilutive potential common shares outstanding during the period.  The Company has potentially dilutive common share equivalents including stock options and other stock-based incentive compensation arrangements (See Note 16-Stock-Based Compensation).

On November 24, 2008, the Company effected a reverse split of its outstanding common stock by a ratio of 1-for-10.  The earnings per share calculations below and on the Consolidated Statements of Operations reflect the reduction in the number of shares outstanding on a retroactive basis as if the Reverse Stock Split had occurred on January 1, 2008.

No common share equivalents were dilutive in 2009 because the Company reported a net loss and therefore, any outstanding stock options would have had an anti-dilutive effect. No common share equivalents were dilutive in 2008 since the exercise price of the Company’s warrants (prior to expiration) and its stock options and other stock-based incentive compensation arrangements was in excess of the average market price of the Company’s common stock.  As of December 31, 2009, stock options for an aggregate of 60,500 shares of common stock are excluded from the calculation of net loss per share.

A reconciliation of the income and shares used in the earnings (loss) per share computations follows:

	Years Ended December 31,
	2009	2008
	(in thousands, except per share)

Basic and Diluted calculations:

Income (loss) from continuing operations, net of tax	$(16,224)	$13,263
Weighted average number of common
shares outstanding	12,179	4,001
Income (loss) from continuing operations, net of tax
per common share	$(1.33)	$3.31

Discontinued operations	$(5,017)	$(10,252)
Weighted average number of common
shares outstanding	12,179	4,001

Discontinued operations per common share	$(0.41)	$(2.56)

Net income (loss)	$(21,241)	$3,011
Weighted average number of common
shares outstanding	12,179	4,001

Net income (loss) per common share	$(1.74)	$0.75

Note 15 – Stockholders’ (Deficit) Equity

Rights Offering

On September 25, 2008, the Company completed the Rights Offering to its existing stockholders.  The Company sold 11,178,459 shares of common stock to existing stockholders through the exercise of rights at a subscription price of $14.00 per share, for an aggregate purchase price of approximately $156.5 million.  SP II, the Company’s largest stockholder at that time, subscribed for 8,630,910 shares of the Company’s common stock, for an aggregate purchase price of approximately $120.8 million, pursuant to its basic and applicable oversubscription privileges.  The Company used the proceeds of the Rights Offering to (i) redeem preferred stock issued by a wholly-owned subsidiary of the Company, which was held by SP II, plus accumulated dividends, together totaling $6.0 million, (ii) repay Company indebtedness to SP II of $18.9 million, and (iii) repay $117.6 million of indebtedness and accrued interest of certain wholly-owned subsidiaries of the Company to SP II.  After such payments, $14.0 million remained with the Company as cash, of which $13.2 million was used to repay additional debt of the Company on October 29, 2008.

Authorized and Outstanding Shares

On January 31, 2008, HNH’s stockholders approved a proposal to set the Company’s authorized capital stock at a total of 100,000,000 shares, consisting of 95,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  On September 16, 2008, HNH’s stockholders approved a proposal to further increase the Company’s authorized capital stock to a total of 185,000,000 shares, consisting of 180,000,000 shares of common stock and 5,000,000 shares of Preferred Stock.  On November 24, 2008, the Company effected the Reverse Stock Split, by a ratio of 1-for-10.  To enhance comparability, unless otherwise noted, all references to the Company’s common stock and per share amounts have been adjusted on a retroactive basis as if the Reverse Stock Split had occurred on January 1, 2008.

Of the authorized shares, no shares of Preferred Stock have been issued, and 12,178,565 shares of Common Stock were issued and outstanding as of December 31, 2009 and 2008, respectively.

Although the Board of Directors of HNH is expressly authorized to fix the designations, preferences and rights, limitations or restrictions of the Preferred Stock by adoption of a Preferred Stock Designation resolution, the Board of Directors has not yet done so.  The Common Stock of HNH has voting power, is entitled to receive dividends when and if declared by the Board of Directors and subject to any preferential dividend rights of any then-outstanding Preferred Stock, and in liquidation, after distribution of the preferential amount, if any, due to the Preferred Stockholders, are entitled to receive all the remaining assets of the corporation.

Warrants

As part of the Plan of Reorganization of HNH upon emergence from bankruptcy on July 29, 2005, in exchange for the extinguishment and cancellation of their stock, the Series A preferred stockholders and Series B preferred stockholders (at that time) received their pro rata share of 800,000 shares of the new common stock of the reorganized HNH and their pro rata share of 752,688 warrants to purchase common stock of the reorganized company, exercisable at $11.20 per share.  The warrants were valued at $1.3 million using the Black-Scholes valuation method at $1.71 per warrant. The warrants expired February 28, 2008.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) balances as of December 31, 2009 and 2008 were comprised as follows:

	2009	2008
	(in thousands)
Net actuarial losses and prior service costs and
credits (net of tax)	$(122,465)	$(165,851)
Foreign currency translation adjustment	4,063	2,513
Valuation of marketable equity securities	-	(164)
	$(118,402)	$(163,502)

Note 16 – Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date, based on the fair value of the award, and recognizes the expense on a straight-line basis over the employee’s requisite service (vesting) period.  All of the share amounts and stock option prices in this note reflect the Reverse Stock Split as if it had been effective on January 1, 2008.

At the Company’s Annual Meeting of Shareholders on June 21, 2007, the Company’s shareholders approved a proposal to adopt Handy & Harman Ltd.’s 2007 Plan, and reserved 80,000 shares of common stock under the 2007 Plan. The 2007 Plan permits options to be granted up to a maximum contractual term of 10 years.  On July 6, 2007, stock options for an aggregate of 62,000 shares of common stock were granted under the 2007 Plan to employees and to two outside directors of the Company, at an exercise price of $90.00 per share.  The options are exercisable in installments as follows: half of the options granted were exercisable immediately, one-quarter of the options granted became exercisable on July 6, 2008 and the balance of the options became exercisable on July 6, 2009. The options will expire on July 6, 2015.  In 2008, the Company granted options for an aggregate of 18,000 shares to four employees at an exercise price of $90.00 per share. The weighted average fair value of the options granted in 2008 was $10.79 per share.  The options are exercisable in installments as follows: one-third of the options granted were exercisable immediately, one-quarter of the options granted became exercisable one year from the date of grant, and the balance of the options become exercisable two years from the date of grant.  The options will expire in 2016.  The Company’s policy is to use shares of unissued common stock upon exercise of stock options.

The Company estimated the fair value of the stock options granted in accordance with GAAP using a Black-Scholes option-pricing model.  The expected average risk-free rate is based on U.S. treasury yield curve. The expected average life represents the period of time that options granted are expected to be outstanding.  Expected volatility is based on historical volatilities of HNH’s post-bankruptcy common stock. The expected dividend yield is based on historical information and management’s plan.

Assumptions	2008
Risk-free interest rate	2.62%-3.22%
Expected dividend yield	0.00%
Expected life (in years)	4.5 years
Volatility	68.4% - 80.9%
Forfeiture rate	3.0%

The Company has recorded $0.3 million and $0.6 million of non-cash stock-based compensation expense related to its stock options in 2009 and 2008, respectively.

Activity related to the Company’s 2007 Plan was as follows:

Options	Shares (000's)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000)

Outstanding at December 31, 2008	64	$90.00	6.90	-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Forfeited or expired	(4)	$90.00	-	-
Outstanding at December 31, 2009	60	$90.00	6.30	-
Of the outstanding options at December 31, 2009:
Exercisable at December 31, 2009	54	$90.00	6.09	-
Exercisable and expected to vest in the future	60	$90.00	6.30	-

Nonvested Options	Shares (000's)	Fair Value

Nonvested at December 31, 2008	23	$37.80
Granted	-	$-
Vested	(13)	$35.71
Forfeited	(4)	$37.80
Nonvested at December 31, 2009	6	$10.79

As of December 31, 2009 there was approximately $10,000 of unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2007 Plan. That cost is expected to be recognized over a weighted-average period of 0.1 years. The total fair value of shares vested in 2009 and 2008 was $0.5 million and $0.6 million, respectively.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for two members of the Board of Directors who are related parties to the Company. These arrangements provide, among other things, for each to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company’s stock price and $90.00 per share.  The bonus is payable immediately upon the sending of a notice by either board member, respectively.  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under GAAP, the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $0.1 million of non-cash income related to these incentive arrangements in both 2009 and 2008.

Note 17 – Commitments and Contingencies

Operating Lease Commitments:

The Company leases certain facilities under non-cancelable operating lease arrangements.  Rent expense for the Company in 2009 and 2008 was $8.0 million and $8.2 million, respectively.  Future minimum operating lease and rental commitments under non-cancelable operating leases are as follows (in thousands):

Year	Amount

2010	$6,019
2011	5,472
2012	4,281
2013	2,302
2014	1,229
Thereafter	6,359
$25,662

On June 30, 2008, Arlon Inc., a wholly owned subsidiary of Bairnco and part of its Arlon Electronic Materials segment, (i) sold land and a building located in Rancho Cucamonga, California for $8.5 million and (ii) leased back such property under a 15 year operating lease with two 5-year renewal options.  The annual lease payments are $570,000, and are subject to a maximum increase of 5% per annum.  The lease expires in 2023. Such amounts are included in the operating lease commitment table above.  Bairnco has agreed to guarantee the payment and performance of Arlon Inc. under the lease. To account for the sale leaseback, the property was removed from the books, but the recognition of a $1.8 million gain on the sale of the property was deferred and will be recognized ratably over the 15 year lease term as a reduction of lease expense.  Approximately $1.6 million and $1.7 million of such deferred gain was included in Other Long-term Liabilities on the consolidated balance sheets as of December 31, 2009 and 2008, respectively.

Legal Matters:

Paul E. Dixon & Dennis C. Kelly v. Handy & Harman

Paul Dixon and Dennis Kelly, two former officers of H&H (the “Claimants”) filed a Statement of Claim with the American Arbitration Association (the “Arbitration”) on or about January 3, 2006.  The Claimants were employees of H&H until September 2005 when their employment was terminated by H&H.  Their arbitration claims included seeking payments allegedly due under employment contracts and allegedly arising from their terminations, and seeking recovery of benefits under what they allege was the H&H Supplemental Executive Retirement Plan (“H&H SERP”).

In the Arbitration, Claimants sought an award in excess of $4.0 million each, plus interest, costs and attorneys’ fees.  The Claimants also sought indemnification for certain matters and an injunction against H&H with regard to life insurance policies.  On February 15, 2006, H&H brought a special proceeding in the Supreme Court of the State of New York, County of Westchester (“Supreme Court, Westchester County”), for a judgment staying the arbitration of three of the four claims.  On March 10, 2006, all of the parties filed a stipulation with the court, discontinuing the court proceeding and agreeing therein, among other things, that all claims asserted by the Claimants in the Arbitration (which was also discontinued at that time) would be asserted in Supreme Court, Westchester County.

In April 2006, the Claimants served a request for benefits, severance and other amounts, similar to those described above, on H&H and various plan administrators and fiduciaries thereof.  The request was reviewed in accordance with the procedures of the benefit plans at issue and by letter dated September 27, 2006, claimants were notified that their request was largely denied.

In January 2008, Mr. Kelly filed a lawsuit against HNH, H&H and various benefit plans (the “Defendants”) in the United States District Court for the Southern District of New York.  Mr. Dixon did not join in this lawsuit, and his counsel has not indicated whether Mr. Dixon intends to file his own lawsuit.  Mr. Kelly’s claims in this lawsuit are essentially the same claims that he asserted in the above-described arbitration and request for benefits.  Mr. Kelly’s complaint seeks approximately $4.0 million in money damages plus unspecified punitive damages.   On April 22, 2009, the Defendants filed a motion for summary judgment seeking dismissal of the case. In an Opinion filed February 11, 2010, the district court granted Defendants’ motion for summary judgment, dismissed with prejudice plaintiff’s claims under the H&H SERP and dismissed without prejudice plaintiff’s state law breach of contract claim.  The district court also denied plaintiff’s cross motion for summary judgment.  On February 25, 2010, plaintiff filed a notice of appeal with the United States Circuit Court of Appeals for the Second Circuit to appeal the dismissal of the plaintiff’s claims related to the H&H SERP.  Plaintiff also retains the right to file a breach of contract case in state court for damages allegedly arising out of his termination.  The Defendants intend to vigorously litigate the appeal and any state court lawsuit should Mr. Kelly elect to file a new lawsuit.   There can be no assurance that the Defendants will be successful in defending against Mr. Kelly’s state court claims should they be filed, or that the Defendants will not have any liability on account of Mr. Kelly’s claims.  Such liability, if any, cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

Arista Development LLC V. Handy & Harman Electronic Materials Corporation (“HHEM”)

In 2004, HHEM, a subsidiary of H&H, entered into an agreement to sell a commercial/industrial property in Massachusetts (the “MA Property”).  Disputes between the parties resulted in the purchaser (plaintiff) initiating litigation in Bristol Superior Court in Massachusetts.  The plaintiff alleges that HHEM is liable for breach of contract relating to HHEM’s alleged breach of the agreement, unfair and deceptive acts and practices, and certain consequential and treble damages as a result of HHEM’s termination of the agreement in 2005, although HHEM subsequently revoked its notice of termination.  HHEM has denied liability and has been vigorously defending the case.  The court entered a preliminary injunction enjoining HHEM from conveying the property to anyone other than the plaintiff during the pendency of the case.  Discovery on liability and damages has been stayed while the parties are actively engaged in settlement discussions. Since discovery is not completed, it cannot be known at this time whether it is foreseeable or probable that plaintiff would prevail in the litigation or whether HHEM would have any liability to the plaintiff.

Electroplating Technologies, Ltd. v. Sumco, Inc.

Electroplating Technologies, Ltd. (“ETL”) filed a lawsuit against Sumco, a subsidiary of H&H, in Lehigh, Pennsylvania County Court of Common Pleas.  ETL contended that Sumco misappropriated trade secrets and breached contractual obligations with respect to certain allegedly proprietary and confidential ETL information.  ETL sought damages in excess of $4.55 million.  In its pretrial filings, ETL also asserted a claim for $9.0 million in punitive damages.  On May 8, 2009, after a ten day trial, the jury found that Sumco had not misappropriated ETL’s trade secrets.  However, the jury found that Sumco had breached a contractual obligation owed to ETL and as compensation for that breach of contract, awarded ETL the sum of $250,000.  Following the jury verdict, the court denied ETL’s equitable requests for an injunction and for an accounting.  On May 18, 2009, Sumco filed a motion with the court for judgment notwithstanding the verdict to set aside the damage award.  On May 28, 2009, ETL filed a motion with the court seeking (i) a new trial and (ii) a modified verdict in the amount of $2,250,000. In an order docketed September 25, 2009, the court denied ETL’s motion for a new trial and to increase the jury’s verdict.  The court then granted Sumco’s motion for a judgment notwithstanding the verdict and overturned the jury’s May 2009 award of $250,000 against Sumco for breach of contract.  ETL filed a notice of appeal of the court’s decision on October 16, 2009.  Each of ETL and Sumco have filed briefs with the appellate court.  The Company expects the appellate court to hear oral argument on the appeal during the summer of 2010 and to render its decision by the end of 2010.  There can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of the Company.

World Properties, Inc. et. al. v. Arlon, Inc.

In December 2008, World Properties, Inc. and Rogers Corporation (collectively, “Rogers”) filed a lawsuit against Arlon, Inc. (“Arlon”), a subsidiary of Bairnco, in the United States District Court for the District of Connecticut.  The lawsuit alleged that Rogers is the exclusive licensee under U.S. Patent No. 5,552,210 (the “210 Patent”) and that Arlon’s TC600 circuit board infringed that patent.  In the complaint, Rogers demanded that Arlon cease the manufacture, sale and distribution of its TC600 circuit board and that the district court award unspecified damages to compensate Rogers for the alleged infringement.  On January 14, 2009, Arlon moved to dismiss the lawsuit, based upon a covenant not to sue contained in an asset purchase agreement between Rogers and Arlon, dated January 30, 1996 (the “APA”), that Arlon contends covers the TC600 and the 210 Patent.  Arlon also requested that the district court stay discovery on Rogers’ patent infringement claim pending resolution of the motion to dismiss.  On February 13, 2009, the district court: (i) agreed to a stay of discovery on the patent infringement claim; (ii) directed the parties to conduct expedited discovery on the issue of the applicability of the covenant not to sue in the APA to the TC600 and the 210 Patent; and (iii) denied the motion to dismiss without prejudice.   On June 24, 2009, plaintiffs filed a motion to amend its complaint in order to assert that a second Arlon product (AD 1000) infringed a second Rogers patent, U.S. Patent No. 5,384,181 (the “181 Patent”).   Arlon subsequently filed its opposition to plaintiffs’ motion to amend its complaint.  On June 30, 2009, Arlon filed a motion for summary judgment seeking to dismiss the lawsuit based upon the APA.  In an order issued October 9, 2009, the district court granted Arlon’s motion for summary judgment and dismissed all of Rogers’ affirmative patent infringement claims.  The parties are currently in settlement discussions regarding the remaining claim in the case, which is Arlon’s affirmative claim for contractual indemnification for Rogers’ breach of a covenant not to sue Arlon.

Environmental Matters

H&H has been working with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 (“Sold Parcel”) and an adjacent parcel (“Adjacent Parcel”) that together with the Sold Parcel comprises the site of a former H&H manufacturing facility.  Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007, although H&H performed limited additional work on that site, solely in furtherance of now concluded settlement discussions between H&H and the purchaser of the Sold Parcel.  Although no groundwater remediation is required, there will be monitoring of the Sold Parcel site for several years.  On September 11, 2008, the CTDEP advised H&H that it had approved H&H’s Soil Action Remediation Action Report, dated December 28, 2007 as amended by an addendum letter dated July 15, 2008, thereby concluding the active remediation of the Sold Parcel. Approximately $29.0 million was expended through December 31, 2009, and the remaining remediation and monitoring costs for the Sold Parcel are expected to approximate $0.3 million.  H&H previously received reimbursement of $2.0 million from an insurance company under a cost-cap insurance policy and in January 2010, net of attorney’s fees, H&H received $1.034 million as the final settlement of H&H’s claim for additional insurance coverage relating to the Sold Parcel. The $1.034 million settlement is included in the “Income from Proceeds of Insurance Claims” line on the 2009 Consolidated Statement of Operations, and is included in the “Trade and Other Receivables” line on the Consolidated Balance Sheet as of December 31, 2009.  H&H also has been conducting an environmental investigation of the Adjacent Parcel, and is continuing the process of evaluating various options for its remediation of the Adjacent Parcel.  Since the total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time,  accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of H&H.

HHEM entered into an administrative consent order (the “ACO”) in 1986 with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey.  The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination.  HHEM and H&H settled a case brought by the local municipality in regard to this site in 1998 and also settled with certain of its insurance carriers.  HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO.  A remedial investigation report was filed with the NJDEP in December 2007.  By letter dated December 12, 2008, NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report.  HHEM anticipates entering into discussions with NJDEP to address that agency’s natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time.    Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, “Costs”) are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million.  The $1.0 million was paid solely by the former owner/operator.  As of December 31, 2009, over and above the $1.0 million, total investigation and remediation costs of $1,353,970 and $451,658 have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement.  Additionally, HHEM indirectly is currently being reimbursed through insurance coverage for a portion of the Costs for which HHEM is responsible.  HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a remediation plan is agreed upon with NJDEP, and there is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties.  The additional Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of HHEM.

H&H and Bairnco (and/or one or more of their respective subsidiaries) have also been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at several sites and are parties to administrative consent orders in connection with certain other properties.  H&H and Bairnco (and/or one or more of their respective subsidiaries) may be subject to joint and several liabilities imposed by CERCLA on PRPs.  Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, H&H and Bairnco are unable to reasonably estimate the ultimate cost of compliance with such laws.

H&H received a notice letter from the United States Environmental Protection Agency (“EPA”) in August 2006 formally naming H&H as a PRP at a superfund site in Massachusetts (the “Superfund site”).  H&H is part of a group of thirteen (13) other PRPs (the “PRP Group”) to work cooperatively regarding remediation of the Superfund site.  H&H executed a participation agreement, consent decree and settlement trust on June 13, 2008 and all of the other PRP’s have signed as well.  On December 9, 2008, the EPA lodged the consent decree with the United States District Court for the District of Massachusetts and the consent decree was entered, after no comments were received during the thirty-day comment period on January 27, 2009.  With the entry and filing of the consent decree, H&H was required to make two payments in 2009: one payment of  $182,053 relating to the “true-up” of monies previously expended for remediation and a payment of $308,380 for H&H’s share of the early action items for the remediation project. In addition, on March 11, 2009, HNH executed a financial guaranty of H&H’s obligations in connection with the Superfund site. The PRP Group has both chemical and radiological PRPs.  H&H is a chemical PRP; not a radiological PRP.  The remediation of radiological contamination at the site, under the direction of the Department of Energy (“DOE”), has begun but is not expected to be completed until the Fall of 2011 at the earliest, and it may be delayed even further due to inadequate funding in the federal program financing the DOE work.  Additional financial contributions will be required by the PRP Group when it starts its work upon completion of the DOE’s radiological remediation work.   H&H has recorded a significant liability in connection with this matter.  There can be no assurance that the resolution of this matter will not be material to the financial position, results of operations and cash flow of H&H.

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at the MA Property that is the subject of the Arista Development litigation discussed above.  On January 20, 2009, HHEM filed with MADEP a partial Class A-3 Response Action Outcome Statement (“RAO-P”) and an Activity & Use Limitation (“AUL”) for the MA Property.  By letter dated March 24, 2009, MADEP advised HHEM that the RAO-P did not require a comprehensive audit.  By letter dated April 16, 2009, the MADEP advised HHEM that a MADEP AUL Audit Inspection conducted on March 18, 2009 did not identify any violations of the requirements applicable to the AUL.  Together, the March 24 and April 16 MADEP letters, combined with HHEM’s Licensed Site Professional’s partial RAO opinion constitute confirmation of the adequacy of HHEM’s investigation of the MA Property as well as its remediation and post closure monitoring plans.  HHEM is negotiating with MADEP and the Massachusetts Attorney General a covenant not to sue (CNTS) to cover the MA Property.  Once the CNTS is executed, HHEM will file a Remedy Operation Status and will then work towards filing a Class A-3 RAO to close the site once groundwater monitoring demonstrates that the remediation has controlled the conditions at the site.  In addition, HHEM has concluded settlement discussions with abutters of the MA Property and entered into settlement agreements with each of them.  Therefore, HHEM does not expect that any claims from any additional abutters will be asserted, but there can be no such assurances.

As discussed above, H&H and Bairnco and/or their subsidiaries have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation and potential fines and penalties relating to possible violations of national and state environmental laws.  H&H and Bairnco and/or their subsidiaries have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods.  In addition, the Company has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well.  The Company had approximately $6.7 million accrued related to estimated environmental remediation costs as of December 31, 2009.   Based upon information currently available, including prior capital expenditures, anticipated capital expenditures, and information available on pending judicial and administrative proceedings, H&H and Bairnco and/or their subsidiaries do not expect their respective environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their respective facilities to have a material adverse effect on them, but there can be no such assurances that the resolution of these matters will not have a material adverse effect on the financial positions, results of operations and cash flows of H&H and Bairnco and/or their subsidiaries.  The Company anticipates that H&H and Bairnco and/or their subsidiaries will pay such amounts out of their respective working capital, although there is no assurance that H&H and Bairnco and/or their subsidiaries will have sufficient funds to pay such amounts.  In the event that H&H and Bairnco and/or their subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including HNH, for payment of such liabilities.

On July 31, 2009, H&H reached a settlement agreement with an insurer for reimbursement of remediation and legal expense for five sites where H&H and/or its subsidiaries had incurred environmental remediation expenses.  The insurer agreed to pay H&H $3,000,000 for past indemnity expense and $150,000 for past defense costs.  Such insurance proceeds were received on August 10, 2009, and $3,000,000 was included in the “Income from proceeds of insurance claims” line on the consolidated statement of operations in the third quarter.

Other Litigation

Certain of the Company’s subsidiaries are defendants (“Subsidiary Defendants”) in numerous cases pending in a variety of jurisdictions relating to welding emissions.  Generally, the factual underpinning of the plaintiffs’ claims is that the use of welding products for their ordinary and intended purposes in the welding process causes emissions of fumes that contain manganese, which is toxic to the human central nervous system.  The plaintiffs assert that they were over-exposed to welding fumes emitted by welding products manufactured and supplied by the Subsidiary Defendants and other co-defendants.  The Subsidiary Defendants deny any liability and are defending these actions.  It is not possible to reasonably estimate the Subsidiary Defendants’ exposure or share, if any, of the liability at this time.

In addition to the foregoing cases, there are a number of other product liability, exposure, accident, casualty and other claims against HNH or certain of its subsidiaries in connection with a variety of products sold by such subsidiaries over several years, as well as litigation related to employment matters, contract matters, sales and purchase transactions and general liability claims, many of which arise in the ordinary course of business.  There is also one filed and served case in state court arising out of H&H’s sale of a used piece of equipment which allegedly caused a fire resulting in property damage and interruption of a third party’s business operations.  It is not possible to reasonably estimate the Company’s exposure or share, if any, of the liability at this time in any of these matters.

There is insurance coverage available for many of the foregoing actions, which are being litigated in a variety of jurisdictions.  To date, HNH and its subsidiaries have not incurred and do not believe they will incur any significant liability with respect to these claims, which they are contesting vigorously in most cases.  However, it is possible that the ultimate resolution of such litigation and claims could have a material adverse effect on the Company’s results of operations, financial position and cash flows when they are resolved in future periods.

Pension Plan Contingency Arising from the WPC Group Bankruptcy

In July 2003, the Company entered into an agreement among the Pension Benefit Guaranty Corporation (“PBGC”), certain of its former subsidiaries (“WPC” and “WPSC”), and the United Steelworkers of America, AFL-CIO-CLC (“USWA”), in settlement of matters relating to the Termination Litigation, in which the PBGC was seeking to terminate the WHX pension Plan.  Under the settlement, HNH agreed, among other things, (i) to certain administrative facts and legal conclusions about the WHX pension Plan, as well as certain ongoing agreements, as set forth in the settlement agreement, and (ii)  that HNH will not contest a future action by the PBGC to terminate the WHX pension Plan in connection with a future WPC Group facility shutdown.  The WPC Group was a wholly-owned subsidiary of HNH until August 1, 2003.  In the event that such a plan termination occurs, the PBGC has agreed to release HNH from any claims relating to the shutdown.  However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX pension Plan.

Note 18 – Related Party Transactions

SP II is the direct owner of 4,774,591 shares of the Company’s common stock, representing approximately 39.2% of the outstanding shares.  Steel Partners Holdings L.P. (“SPH”), formerly known as WebFinancial L.P., is the sole limited partner of SP II.  Steel Partners Holdings GP LLC (the “General Partner”) is SPH’s General Partner.  SPH is the sole member of the General Partner.  Steel Partners LLC (“Steel Partners”) is the manager of SPH and SP II.  Warren G. Lichtenstein, the manager of Steel Partners and Chairman of the board of directors of the General Partner, is the Chairman of the Board of the Company.

On September 8, 2005, H&H completed the assignment of its approximately $70.6 million Term B Loan from Canpartners, to SP II, as agent and lender. Substantially all of the terms and conditions of the Term B Loan continued without amendment. H&H was indebted to SP II under the Term B Loan until July 15, 2009, when SP II assigned its interest in the Term B Loan to the SP II Series E Trust.   As of December 31, 2009, $44.1 million of loan principal and $11.8 million of accrued interest was owed to the SP II Series E Trust.  Interest is not expected to be paid in cash pursuant to the terms of a Subordination Agreement between Steel and Wachovia.

During 2007, in connection with the Bairnco Acquisition, SP II entered into the Subordinated Loan Agreement with HNH and the Subordinated Debt Credit Agreement with Bairnco.  (See Note 13).  On September 29, 2008, HNH repaid all indebtedness and accrued interest under the Subordinated Loan Agreement, using proceeds from the Rights Offering. On July 15, 2009, SP II assigned its interest in the Subordinated Debt Credit Agreement to the SP II Series A Trust.  As of December 31, 2009, $10.0 million of loan principal and $1.6 million of accrued interest was owed to the SP II Series A Trust.

 Mr. Glen Kassan, a Managing Director and operating partner of Steel Partners, was appointed Chief Executive Officer of HNH on October 7, 2005.  In 2006, the Compensation Committee approved a salary of $600,000 per annum for Mr. Kassan.  In 2008, in addition to his salary, the Compensation Committee of the Board of Directors approved the grant of a cash bonus to Mr. Kassan in the amount of $100,000.

Effective March 26, 2010, a special committee of the Board of Directors, composed entirely of independent directors, approved a management and services fee to be paid to SP Corporate Services, LLC (“SP”) in the amount of $950,000 for services performed in 2009.  SP is an affiliate of Steel Partners and is controlled by the Chairman of the Board of the Company, Warren G. Lichtenstein.  This fee was the only consideration paid for the services of the Chairman of the Board, Warren G. Lichtenstein, the Vice Chairman and Chief Executive Officer, Glen M. Kassan, the director and Vice President, John J. Quicke, and the directors Jack L. Howard and John H. McNamara, Jr., as well as other assistance from Steel Partners.  The $600,000 salary of Glen Kassan, the Company’s Chief Executive Officer, which had been deferred from 2009 (net of the 5% company-wide salary reduction) will not be separately paid. The services provided included management and advisory services with respect to operations, strategic planning, finance and accounting, sale and acquisition activities and other aspects of the businesses of the Company.  The Company is in discussions with SP regarding a management and services agreement for 2010.

During 2009, the Company provided certain accounting services to SPH, and continues to provide certain accounting services on an ongoing basis.  The Company billed SPH $91,000 on account of services provided in  2009.

On October 26, 2005, HNH CS Corp. (“CS”), a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement with SP II.  Pursuant to that agreement, CS sold 1,000 shares of Series A Preferred Stock, par value $0.01 per share (the “HNH CS Preferred”) to SP II.  SP II paid a purchase price of $5,100 per share or an aggregate purchase price of $5.1 million.  The proceeds of the sale were used by CS to purchase 1,898,337 shares of CoSine.  The HNH CS Preferred accrued dividends at 6.0% ($306,000) per annum. The HNH CS Preferred were redeemed, together with accrued dividends, on September 29, 2008 from the proceeds of the Rights Offering.

CS’s investment in CoSine was accounted for under the equity method and was included in other non-current assets on the consolidated balance sheet.  Although CS owned 18.8% of the outstanding common stock of CoSine, the Company accounted for CoSine under the equity method because a related party (SP II) owned an additional percentage of the outstanding common stock and as a result of the combined ownership percentage, indirectly had the ability to exercise control.  In the second quarter of 2009, the Company recorded a $1.2 million non-cash impairment charge in connection with its equity investment in CoSine.  The amount of the impairment represented the difference between the carrying value of the investment and its fair value.  On July 31, 2009, CS sold its equity investment in CoSine to SP II for cash proceeds of $3.1 million.

On July 6, 2007, the Compensation Committee of the Board of Directors of the Company adopted incentive arrangements for Mr. Kassan and Mr. Lichtenstein. These arrangements provide, among other things, for each to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company’s stock price and $90.00, as adjusted pursuant to the terms of the 2007 Incentive Stock Plan to reflect the Reverse Stock Split.  The bonus is payable immediately upon the sending of a notice by either Mr. Kassan or Mr. Lichtenstein, respectively  The incentive arrangements terminate July 6, 2015, to the extent not previously received. Under GAAP, the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities in the consolidated balance sheet. The Company has recorded $0.1 million of non-cash income related to these incentive arrangements in both 2009 and 2008.

On September 25, 2008, HNH completed the Rights Offering.  The Company sold 11,178,459 shares of common stock to existing stockholders through the exercise of rights at a subscription price of $14.00 per share, for an aggregate purchase price of approximately $156.5 million.  SP II subscribed for 8,630,910 shares of the Company’s common stock, for an aggregate purchase price of approximately $120.8 million, pursuant to its basic and applicable oversubscription privileges.  After giving effect to the Rights Offering, SP II owned 75% of the outstanding shares of common stock of the Company, but has since reduced its owned shares.  The Company used the proceeds of the Rights Offering to (i) redeem preferred stock issued by a wholly-owned subsidiary of the Company, which was held by SP II, plus accumulated dividends, together totaling $6.0 million, (ii) repay Company indebtedness to SP II of $18.9 million, and (iii) repay $117.6 million of indebtedness and accrued interest of certain wholly-owned subsidiaries of the Company to SP II.   After such payments, $14.0 million remained with the Company as cash, of which $13.2 million was used to repay additional debt of the Company on October 29, 2008.

Note 19 – Other Income (Expense)

	Years Ended December 31,
	2009	2008
	(in thousands)
Equity income (loss) from affiliated companies	$(46)	$28
Foreign currency transaction gain (loss)	142	(1,095)
Other, net	14	7
	$110	$(1,060)

Note 20 – Reportable Segments

Handy & Harman Ltd., the parent company, manages a group of businesses on a decentralized basis.  HNH owns H&H, a diversified holding company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  HNH also owns Bairnco, another diversified holding company that manages business units in three reportable segments: Arlon EM segment, Arlon CM segment, and Kasco Replacement Products and Services.  The business units of H&H and Bairnco principally operate in North America.  The Company’s six reportable segments are as follows:

(1)
Precious Metal segment activities include the fabrication of precious metal and their alloys into brazing alloys. H&H’s brazing alloys are used to join similar and dissimilar metals as well as specialty metals and some ceramics with strong, hermetic joints.  H&H offers these metal joining products in a wide variety of alloys including gold, silver, palladium, copper, nickel, aluminum, and tin.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, and general industrial, where dissimilar material and metal-joining applications are required.  H&H’s operating income from precious metal products is principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice, prices to customers are principally a composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value,” which includes the cost of base metals, labor, overhead, financing and profit.

(2)
Tubing segment manufactures a wide variety of steel tubing products.  The Stainless Steel Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow this Group to serve the petrochemical infrastructure and shipbuilding markets. The Stainless Steel Tubing Group also manufactures products for use in the medical, semiconductor fabrication, aerospace and instrumentation industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in coiled and straight lengths with a primary focus on products for the refrigeration, automotive, and HVAC industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products and assemblies for these industries.

(3)
Engineered Materials segment manufactures and supplies products to the construction and building industries. H&H manufactures fasteners and fastening systems for the U.S. commercial flat roofing industry.  Products are sold to building and roofing material wholesalers. The products are also private labeled to roofing system manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in the construction and remodeling of homes, decking and landscaping.  H&H also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, H&H manufactures electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries.

(4)
Arlon EM segment designs, manufactures, markets and sells high performance laminate materials and silicone rubber products utilized in the military/aerospace, wireless communications, transportation, energy generation, oil drilling, general industrial, and semiconductor markets.  Among the products included in the Arlon EM segment are high technology laminates and bonding materials used in the manufacture of printed circuit boards and silicone rubber products such as electrically insulating tapes and thermally conductive materials.

(5)
Kasco Replacement Products and Services segment is a leading provider of meat-room products (principally replacement band saw blades) and on-site maintenance services principally to retail food stores, meat and deli operations, and meat, poultry and fish processing plants throughout the United States, Canada and Europe. In Canada, in addition to providing its replacement products, Kasco also sells equipment to the supermarket and food processing industries.

Management has determined that certain operating companies should be aggregated and presented within a single reporting segment on the basis that such operating segments have similar economic characteristics and share other qualitative characteristics. Management reviews sales, gross profit and operating income to evaluate segment performance. Operating income for the reportable segments includes the costs of shared corporate headquarters functions such as finance, auditing, treasury, legal, benefits administration and certain executive functions, but excludes other unallocated general corporate expenses. Other income and expense, interest expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

The following table presents information about reportable segments for the years ended December 31, 2009 and 2008.

Statement of operations data:	Twelve Months Ended
(in thousands)	December 31,
	2009	2008

Net Sales:
Precious Metal	$85,972	$129,431
Tubing	75,198	100,961
Engineered Materials	191,709	246,815
Arlon Electronic Materials	60,145	64,207
Kasco	47,678	50,445
Total net sales	$460,702	$591,859

Segment operating income:
Precious Metal	5,490	17,335
Tubing	4,746	9,581
Engineered Materials	16,903	22,553
Arlon Electronic Materials	4,338	6,243
Kasco	3,661	3,978
Total	$35,138	$59,690

Unallocated corporate expenses & non operating units	(13,547)	(22,013)
Income from proceeds of insurance claims, net	4,035	3,399
Unallocated pension credit (expense)	(14,013)	8,335
Corporate restructuring costs	(636)	-
Income from benefit plan curtailment	-	3,875
Asset impairment charge	(1,158)	-
Loss on disposal of assets	(132)	(111)
Income from continuing operations	$9,687	$53,175

Interest expense	(25,741)	(36,212)
Realized and unrealized loss on derivatives	(777)	(1,355)
Other income (expense)	110	(1,060)
Income (loss) from continuing operations before income taxes	$(16,721)	$14,548

(a)  Segment operating income for the Precious Metal segment for 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire. The results for the Precious Metal segment for 2009 and 2008 also include gains of $0.6 million and $3.9 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.
(b)  Segment operating income for the Tubing segment for 2009 includes non-cash asset impairment charges of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.
(c)  Segment operating results for the Arlon EM segment for 2009 include a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.
(d)  Segment operating income for the Kasco segment for 2009 includes $0.2 million asset impairment charge associated with certain real property located in Atlanta Georgia.

	2009	2008
Capital Expenditures	(in thousands)

Precious Metal	$629	$3,188
Tubing	2,525	1,061
Engineered Materials	2,083	3,057
Arlon Electronic Materials	819	1,180
Kasco	937	1,868
Corporate and other	211	41
	$7,204	$10,395

	2009	2008
	(in thousands)
Depreciation and amortization expense

Precious Metal	$1,635	$1,428
Tubing	3,056	3,236
Engineered Materials	4,858	4,705
Arlon Electronic Materials	3,971	4,539
Kasco	2,690	2,808
Corporate and other	870	1,361
	$17,080	$18,077

	December 31,
	2009	2008
Total Assets	(in thousands)

Precious Metal	$40,582	$37,211
Tubing	36,291	45,758
Engineered Materials	127,105	140,063
Arlon Electronic Materials	65,583	69,718
Kasco	26,484	29,913
Corporate and other	19,666	26,917
Discontinued operations	38,129	52,661
	$353,840	$402,241

The following table presents revenue and long lived asset information by geographic area as of and for the years ended December 31. Long-lived assets in 2009 and 2008 consist of property, plant and equipment, plus approximately $7.8 million and $8.4 million, respectively, of land and buildings from previously operating businesses, and other non-operating assets that are carried at the lower of cost or fair value and are included in other non-current assets on the consolidated balance sheets.

Geographic Information
	Revenue		Long-Lived Assets
	2009	2008	2009	2008
	(in thousands)		(in thousands)

United States	$424,047	$545,391	$81,107	$94,777
Foreign	36,655	46,468	13,574	14,500

	$460,702	$591,859	$94,681	$109,277

Foreign revenue is based on the country in which the legal subsidiary is domiciled. Neither revenue nor long-lived assets from any single foreign country was material to the consolidated revenues of the Company.

There were no customers which accounted for more than 5% of consolidated net sales in 2009 and 2008.  In 2009 and 2008, the 15 largest customers accounted for approximately 25% and 22% of consolidated net sales, respectively.

Note 21 –Subsequent Events

The Company has updated its historical consolidated financial statements to reflect certain businesses that were sold since the issuance of the original financial statements, and these businesses are presented in the accompanying financial statements as discontinued operations.

On February 4, 2011, Arlon LLC (“Arlon”), an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sale price of $27.0 million.  Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s revolving credit facility.  A gain on the sale of these assets of $11.5 million was recorded in the first quarter of 2011.

On March 25, 2011, Arlon LLC and its subsidiaries sold substantially all of their assets and existing operations located primarily in the State of Texas related to Arlon’s Engineered Coated Products Division and SignTech subsidiary for an aggregate sale price of $2.5 million.  In addition, Arlon LLC sold a coater machine to the same purchaser for a price of $0.5 million.  The Company recorded a loss of $5.0 million on the sale of these assets in the first quarter of 2011.  The net proceeds from these asset sales were used to repay indebtedness under the Company’s revolving credit facility.

During the third quarter of 2011, the Company sold the stock of Kasco-France, a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pre-tax earnings over the next three years. Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco.  As a result of the sale, the Company recorded a loss, net of tax, of $0.6 million in the third quarter of 2011.

Arlon CM and Kasco-France have been included in the accompanying financial statements as discontinued operations on a retroactive basis for the twelve months ending December 31, 2009 and 2008.